      As filed with the Securities and Exchange Commission on September 1, 1995
                      Registration Statement No. 33-61229
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           --------------------------

                                  PRE-EFFECTIVE
                                    AMENDMENT
                                      NO. 1
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------
                               BARNETT BANKS, INC.
             (Exact name of registrant as specified in its charter)

           FLORIDA                       6712                    59-0560515
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
    of incorporation or        Industrial Classification       Identification
        organization)                Code Number)                   Number)

                              50 NORTH LAURA STREET
                           JACKSONVILLE, FLORIDA 32202
                                 (904) 791-7720
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------
                                 CHARLES E. RICE
                                  CHAIRMAN AND
                             CHIEF EXECUTIVE OFFICER
                               BARNETT BANKS, INC.
                              50 NORTH LAURA STREET
                           JACKSONVILLE, FLORIDA 32202
                                 (904) 791-7720
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            HALCYON E. SKINNER, ESQ.
                          MAHONEY ADAMS & CRISER, P.A.
                              50 NORTH LAURA STREET
                          JACKSONVILLE, FLORIDA  32202

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   Upon the effective date of merger described in this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and and there is compliance with General Instruction G, please check the following box.[ ]
                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Title of Each Class        Amount          Proposed Maximum       Proposed Maximum      Amount of
of Securities              to be           Aggregate Offering     Aggregate             Registration
to be Registered           Registered(1)   Price Per Unit(2)      Offering Price(2)       Fee(3)
--------------------------------------------------------------------------------------------------------
Common Stock, par value
$2.00 per share
(including preferred       400,100         $21.12                 $8,451,417.00        $2,914
stock purchase rights)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

  -------------------------

  (1) Based upon an assumed number of shares that may be issued in the merger described herein. Such assumed maximum number is based upon the maximum number of shares of common stock, $3.00 par value ("Community Bank Common Stock"), of Community Bank of the Islands ("Community Bank") that may be outstanding immediately prior to the merger. Also includes associated rights to purchase shares of Barnett Bank's Inc.'s ("Barnett") Junior Participating Preferred Stock, par value $.10 per share, whcih rights are (a) not currently exercisable and (b) not currently separable from shares of common stock, par value $2.00 ("Barnett Common Stock"), of Barnett. See "THE MERGER -- Description of Barnett Capital Stock."

  (2) Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(f)(2), under the Securities Act of 1933, as amended (the "Securties Act"), the maximum aggregate offering price is based on the book value of Community Bank Common Stock as of June 30, 1995, adjusted to reflect the assumed exercise of all outstanding options to purchase Community Bank Common Stock prior to the merger, multiplied by the maximum number of shares of Community Bank Common Stock that may be outstanding immediately prior to the merger. The proposed maximum offering price per unit has been determined by dividing the maximum aggregate offering price by the number of shares being registered.

  (3)  Previously paid.

                              CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(b)



Form S-4 Item                                                    Location or Caption Information Statement/Prospectus
-------------                                                    ----------------------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus............................     Facing Page of Registration Statement; Outside Front Cover
                                                              Page of Proxy Statement-Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus..........................................     AVAILABLE INFORMATION; INCORPORATION OF CERTAIN
                                                              INFORMATION BY REFERENCE

3.   Risk Factors, Ratio of Earnings to Fixed Charges and
     Other Information...................................     SUMMARY; SELECTED FINANCIAL INFORMATION; COMPARATIVE
                                                              UNAUDITED PER SHARE INFORMATION

4.   Terms of the Transaction............................     SUMMARY; THE MERGER

5.   Pro Forma Financial Information.....................     *

6.   Material Contracts with the Company Being Acquired..     *

7.   Additional Information Required for Reoffering by
     Persons and Parties Deemed to be Underwriters.......     *

8.   Interests of Named Experts and Counsel..............     EXPERTS; LEGAL OPINION

9.   Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities......................     *

B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants.........     AVAILABLE INFORMATION; INCORPORATION OF CERTAIN
                                                              INFORMATION BY REFERENCE; SUMMARY

11.  Incorporation of Certain Information by Reference...     INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

12.  Information with Respect to S-2 or S-3 Registrants..     *

13.  Incorporation of Certain Information by Reference...     *

14.  Information with Respect to Registrants Other Than
     S-2 or S-3 Registrants..............................     *

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies...........     *

16.  Information with Respect to S-2 or S-3 Companies....     *

17.  Information with Respect to Companies Other Than
     S-2 or S-3 Companies................................     SUMMARY; INFORMATION ABOUT COMMUNITY BANK; MANAGEMENT'S
                                                              DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                                              OF OPERATIONS OF COMMUNITY BANK

D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or Authorizations Are
     to be Solicited.....................................     SUMMARY; SPECIAL MEETING OF SHAREHOLDERS; THE MERGER

19.  Information if Proxies, Consents or Authorizations Are
     Not to be Solicited or in an Exchange Offer.........     *


----------------------------

*Item is omitted because answer is negative or item is inapplicable.


                           COMMUNITY BANK OF THE ISLANDS
                               2450 Periwinkle Way
                           Sanibel Island, Florida 33957



James G. Lowman
Chairman of the Board

                                                             SEPTEMBER 8, 1995

Dear Fellow Shareholder:

       We are pleased to enclose information relating to a Special Meeting of Shareholders of Community Bank of the Islands ("Community Bank") to be held at the principal office of Community Bank at 2450 Periwinkle Way, Sanibel Island, Florida 33957, at 5:00 P.M. local time on October 10, 1995.


       On May 30, 1995, Barnett Banks, Inc. ("Barnett") and Community Bank entered into an agreement to combine Community Bank with Barnett by merging Interim Bank of the Islands, a wholly-owned subsidiary of Barnett ("Interim Bank"), with and into Community Bank (the "Merger"). The Merger, which has been approved by the Boards of Directors of Barnett and Community Bank, would result in Community Bank becoming a wholly-owned subsidiary of Barnett.


       The purpose of the meeting is to consider and vote on the approval of the proposed Merger pursuant to the Agreement and Plan of Merger, dated May 30, 1995, among Barnett, Interim Bank and Community Bank (the "Merger Agreement"). Under the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of common stock of Community Bank, par value $3.00 per share ("Community Bank Common Stock") (other than Dissenting Shares, as defined in the attached Proxy Statement-Prospectus) will be converted into shares of common stock of Barnett as determined by the Exchange Ratio (as defined in the attached Proxy Statement-Prospectus), subject to the terms and conditions more specifically set forth in the Merger Agreement.

       Shareholders shall also be entitled to consider and vote on the following matters related to the Merger: (a) the payment of additional compensation to be made to an officer of Community Bank upon consummation of the Merger (the "Change in Control Payment"); and (b) amendment of the Articles of Incorporation of Community Bank upon consummation of the Merger (the "Amendment"), each as described in more detail in the attached Proxy Statement-Prospectus.

       Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding shares of Community Bank Common Stock as of the record date. The Amendment will be approved if the votes cast at the meeting in favor of the Amendment exceed the votes cast opposing the Amendment. The Change in Control Payment will be approved upon the affirmative vote of not less than 75% of the outstanding Community Bank Common Stock (excluding shares held by the recipient of the Change in Control Payment).

       Shareholders are entitled to vote all of the shares of Community Bank Common Stock held by them on September 8, 1995, which is the record date for the Special Meeting.

       We urge you to consider carefully these important matters, which are described in the attached Proxy Statement-Prospectus. In order to ensure that your vote is represented at the Special Meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated. If you are able to attend the Special Meeting, you may revoke your proxy and vote in person if you wish.

       We look forward to seeing you at the Special Meeting.





                                        James G. Lowman
                                        Chairman of the Board

                          COMMUNITY BANK OF THE ISLANDS
                               2450 Periwinkle Way
                            Sanibel Island, FL 33957



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



       Notice is hereby given that a special meeting of shareholders of Community Bank of the Islands, a bank organized under Florida law ("Community Bank"), will be held on Tuesday, October 10, 1995, at 5:00 p.m., local time, at the principal office of Community Bank at 2450 Periwinkle Way, Sanibel Island, Florida 33957, to consider and vote on the following matters, and to transact such other business as may properly come before the meeting:


          a. an Agreement and Plan of Merger dated as of May 30, 1995, between Community Bank, Barnett
               Banks, Inc., a Florida corporation ("Barnett"), and Phantom Bank, a wholly-owned subsidiary of Barnett now known as Interim Bank of the Islands, providing for Community Bank to be the surviving corporation in a merger with Interim Bank of the Islands (the "Merger"). If the Merger is consummated, Community Bank will become a wholly-owned subsidiary of Barnett and the shareholders of Community Bank will receive shares of common stock of Barnett, $2.00 par value, in exchange for their shares of common stock of Community Bank, $3.00 par value, on the terms and conditions described in the accompanying Proxy Statement-Prospectus;

          b. an amendment to the Articles of Incorporation of Community Bank to authorize Community Bank to exercise trust powers following consummation of the Merger, as more fully described in the accompanying Proxy Statement-Prospectus; and

          c. the payment to Mr. James G. Lowman, Community Bank's Chairman, of additional compensation in the event of consummation of the Merger, as more fully described in the accompanying Proxy Statement-Prospectus.

       Holders of record of Community Bank Common Stock at the close of business on September 8, 1995, are entitled to notice of and to vote at the special meeting and any adjournments thereof.

       Pursuant to Section 658.44 of the Florida Banking Code, shareholders of Community Bank are entitled to dissent from the Merger. A copy of the provisions of the Florida Banking Code regarding dissenters' rights is attached as Annex C to the accompanying Proxy Statement-Prospectus.

                    BY ORDER OF THE BOARD OF DIRECTORS




                    Belinda S. Ohmer, Vice President and Cashier


Sanibel, Florida

September 8, 1995





       WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE THE ENCLOSED FORM OF PROXY AND RETURN IT TO COMMUNITY BANK IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A STAMPED, RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                 PROXY STATEMENT

                          COMMUNITY BANK OF THE ISLANDS

                               FOR SPECIAL MEETING
                               OF SHAREHOLDERS TO
                           BE HELD ON OCTOBER 10, 1995

                     ______________________________________

                                   PROSPECTUS

                               BARNETT BANKS, INC.
                     ______________________________________

       This Prospectus of Barnett Banks, Inc. ("Barnett") relates to up to 400,100 shares of common stock of Barnett, par value $2.00 per share ("Barnett Common Stock") (together with up to 400,100 rights to purchase Barnett Junior Participating Preferred Stock, par value $0.10 per share (the "Rights"), which are attached to and trade with the Barnett Common Stock), issuable to shareholders of Community Bank of the Islands ("Community Bank") upon consummation of the proposed merger (the "Merger") herein described of Interim Bank of the Islands, a wholly owned subsidiary of Barnett ("Merger Subsidiary"), with and into Community Bank pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger (the "Merger Agreement"), dated May 30, 1995, by and among Barnett, Community Bank and Merger Subsidiary. The Merger Agreement is attached as Appendix A and is incorporated herein by reference.

       THIS PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF COMMUNITY BANK FOR ITS SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 10, 1995.
SEE "THE SPECIAL MEETING."

       Upon consummation of the Merger, except as described herein, each outstanding share of common stock of Community Bank, par value $3.00 per share ("Community Bank Common Stock") (excluding Dissenting Shares) will be converted into a number of shares of Barnett Common Stock determined in accordance with the provisions of the Merger Agreement. Community Bank shareholders will receive, in lieu of fractional shares, cash (without interest). For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

       This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of Community Bank on or about SEPTEMBER 8, 1995.

               _____________________________________________
        THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                         SECURITIES COMMISSION PASSED
                   UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
            STATEMENT-PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
            IS A CRIMINAL OFFENSE. THE SHARES OF BARNETT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                      OR ANY OTHER GOVERNMENTAL AGENCY.

        THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS SEPTEMBER 8, 1995.

                              AVAILABLE INFORMATION

       Barnett is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Barnett may be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

       Barnett has filed with the Commission a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Barnett Common Stock to be issued pursuant to the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., in Washington, D.C. 20549. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       This Proxy Statement-Prospectus incorporates by reference documents relating to Barnett, which documents are not presented herein or delivered herewith. Such documents, excluding exhibits unless specifically incorporated herein, are available without charge upon request to Corporate Communications, Barnett Banks, Inc., 50 North Laura Street, Jacksonville, Florida 32202. Telephone requests may be directed to Corporate Communications at
(904) 791-7668.

       The following documents filed with the Commission by Barnett are incorporated herein, as of their respective filing dates, by reference in this Proxy Statement-Prospectus: (i) Barnett's Annual Report on Form 10-K for the year ended December 31, 1994, (ii) Barnett's Quarterly Reports on Form 10-Q for the three months ended March 31, 1995 and for the three and six months ended June 30, 1995, (iii) the description of Barnett's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on ecember 12, 1979, and (iv) the description of Barnett's Preferred Stock Purchase Rights, as amended, contained in its Registration Statement on Form 8-A, filed with the Commission on July 12, 1990.


       All documents filed by Barnett pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting (as defined in "SUMMARY -- The Special Meeting") shall be deemed to be incorporated herein by reference and to be a part of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BARNETT OR COMMUNITY BANK. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE BARNETT COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BARNETT OR COMMUNITY BANK SINCE THE DATE HEREOF OR THAT INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SUMMARY
     The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Recommendation of Community Bank's Board of Directors . . . . . . . . . 8
     Opinion of Community Banks's Financial Advisor. . . . . . . . . . . . . 9
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . . 9
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . .10
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .10
     Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . .11
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .11
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     Management and Operations After the Merger. . . . . . . . . . . . . . .12
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .12
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .13
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .13
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Markets and Market Prices . . . . . . . . . . . . . . . . . . . . . . .14
COMPARATIVE UNAUDITED PER SHARE INFORMATION. . . . . . . . . . . . . . . . .15
SELECTED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .16
SPECIAL MEETING OF SHAREHOLDERS
     Purpose, Date, Place and Time . . . . . . . . . . . . . . . . . . . . .16
     Shares Entitled to Vote; Shareholder Approval Required. . . . . . . . .17
     Voting; Solicitation and Revocation of Proxies. . . . . . . . . . . . .17
THE MERGER
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . .18
     Recommendation of Community Bank's Board of Directors; Reasons for
      the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     Opinion of Community Bank's Financial Advisor . . . . . . . . . . . . .21
     Comparable Company Analysis . . . . . . . . . . . . . . . . . . . . . .22
     Comparable Transaction Analysis . . . . . . . . . . . . . . . . . . . .23
     Discounted Cash Flow Analysis . . . . . . . . . . . . . . . . . . . . .23
     Terms of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .24
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . .25
     Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . . .25
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . .27
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .28
     Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . .30
     Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .32
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     Management and Operations After the Merger. . . . . . . . . . . . . . .33
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .33
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .35

     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .35
     Resale of Barnett Common Stock. . . . . . . . . . . . . . . . . . . . .37
     Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . . . . . .38
     Shareholder Investment and Employee Stock Purchase Plans. . . . . . . .38
     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     Description of Barnett Capital Stock. . . . . . . . . . . . . . . . . .39
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .46
     Certain Differences in Rights of Shareholders . . . . . . . . . . . . .47
VOTE ON CHANGE IN CONTROL PAYMENT. . . . . . . . . . . . . . . . . . . . . .52
AMENDMENT OF THE ARTICLES OF INCORPORATION OF COMMUNITY BANK . . . . . . . .54
INFORMATION ABOUT COMMUNITY BAN
     Business of Community Bank. . . . . . . . . . . . . . . . . . . . . . .54
     Market and Dividend Information Regarding Community Bank. . . . . . . .55
     Principal Holders of Community Bank Common Stock. . . . . . . . . . . .56
     Financial Information Regarding Community Bank. . . . . . . . . . . . .57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF COMMUNITY BANK
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
     Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
     Net Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . .82
     Non-Interest Expense. . . . . . . . . . . . . . . . . . . . . . . . . .83
     Asset-Liability Management. . . . . . . . . . . . . . . . . . . . . . .83
     Earning Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .84
     Investment Securities . . . . . . . . . . . . . . . . . . . . . . . . .85
     Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .86
     Liquidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .87
     Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .87
REGULATORY MATTERS
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .87
     Federal Depositor Preference Legislation. . . . . . . . . . . . . . . .89
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .89
     Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .89
     FDICIA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
     Interstate Banking Legislation. . . . . . . . . . . . . . . . . . . . .93
     Anticompetitive Effects of the Merger . . . . . . . . . . . . . . . . .93
EXPERTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .94


APPENDIX A -- AGREEMENT AND PLAN OF MERGER
APPENDIX B -- OPINION OF ALLEN C. EWING & CO.
APPENDIX C -- PROVISIONS FOR DISSENTERS' RIGHTS UNDER THE
              FLORIDA BANKING CODE
APPENDIX D -- PROPOSED AMENDED AND RESTATED COMMUNITY BANK ARTICLES OF
              INCORPORATION

                                     SUMMARY

     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROXY STATEMENT-PROSPECTUS, THE TERMS BARNETT AND COMMUNITY BANK REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE PREDECESSORS AND SUBSIDIARIES ON A CONSOLIDATED BASIS. ALL INFORMATION CONCERNING BARNETT INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN FURNISHED BY BARNETT AND ALL INFORMATION CONCERNING COMMUNITY BANK INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS HAS BEEN FURNISHED BY COMMUNITY BANK.

THE COMPANIES

     BARNETT. Barnett, a Florida corporation organized in 1930, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of June 30, 1995, Barnett owned 31 commercial banks having 628 offices throughout Florida and Georgia. Barnett also owns nonbanking subsidiaries that provide support services and specialized financial services, including trust, merchant services, full-service brokerage, credit-related insurance, credit card and mortgage banking services. On June 30, 1995, Barnett had total assets of $41.8 billion and total deposits of $34.0 billion. On that date, Barnett was the 22nd largest bank holding company in the United States and the largest bank holding company in Florida.

     Barnett is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Barnett, and thus the right of Barnett's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of its subsidiaries, except to the extent that claims of Barnett in its capacity as a creditor may be recognized. The principal source of Barnett's revenues is dividends from its subsidiaries.

     The principal executive offices of Barnett are located at 50 North Laura Street, Jacksonville, Florida 32202. Its mailing address is Post Office Box 40789, Jacksonville, Florida 32203-0789, and its telephone number is (904) 791-7720.

     COMMUNITY BANK. Community Bank is a state bank organized under the laws of the State of Florida and located in Sanibel, Florida. Community Bank operates one main office and one branch office, each located in Sanibel,
Florida.   On June 30, 1995, Community Bank had total assets of $85.3 million and total deposits of $76.3 million.

     The principal executive offices of Community Bank are located at 2450 Periwinkle Way, Sanibel, Florida 33957-3207. Its mailing address is Post Office Box 1640, Sanibel, Florida 33957-1640, and its telephone number is 813-472-2800.

     MERGER SUBSIDIARY. Merger Subsidiary is a state bank organized under the laws of the State of Florida solely to effectuate the Merger.

     ADDITIONAL INFORMATION. For additional information regarding the business of Barnett and Community Bank, see "THE MERGER -- Background of the Merger" and "-- Recommendation of the Board of Directors; Reasons for the Merger", "INFORMATION ABOUT COMMUNITY BANK" and the documents incorporated herein by reference (see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE").

THE MERGER

     The Merger Agreement provides for the merger of Merger Subsidiary with and into Community Bank, with Community Bank (hereinafter sometimes referred to as the "Surviving Corporation") as the surviving corporation. Except as described under "THE MERGER -- Terms of the Merger," upon consummation of the Merger, each outstanding share of Community Bank Common Stock (other than Dissenting Shares; see "The Merger -- Dissenters' Rights") will be converted into the number of shares of Barnett Common Stock (including a pro rata number of Barnett Junior Participating Preferred Stock) obtained by dividing $33.16 by the average closing price of Barnett Common Stock on the NYSE (as reported by THE WALL STREET JOURNAL) for the twenty consecutive NYSE trading days ending on the fifth business day prior to the effective time of the Merger (the "Average Closing Price"), subject to adjustments or elections based upon the occurrence of certain events as set forth in the Merger Agreement (the "Exchange Ratio"). Such Exchange Ratio may be adjusted pursuant to the Merger Agreement in the event that the Average Closing Price of the Barnett Common Stock is (a) equal to or less than $43.00 or (b) equal to or greater than $51.00. After consummation of the Merger, each outstanding share of Barnett's capital stock (including Barnett Common Stock) will remain outstanding. Holders of Community Bank Common Stock will receive cash (without interest) in lieu of fractional shares of Barnett Common Stock. Notwithstanding the foregoing, pursuant to the Merger Agreement, if the Average Closing Price is less than $43.00, Community Bank may elect to forego the right of Community Bank shareholders to receive Barnett Common Stock and, in lieu thereof, each share of Community Bank Common Stock will instead be exchangeable for the right to receive $33.16 in cash (the "Cash Consideration"). In addition, if at any time prior to the closing of the Merger Barnett reasonably determines that the Merger may not qualify for pooling of interest accounting treatment, Barnett may elect to pay the Cash Consideration to Community Bank shareholders in lieu of Barnett Common Stock. See "THE MERGER -- Terms of the Merger" and " -- Accounting Treatment."

THE SPECIAL MEETING

     The special meeting of Community Bank's shareholders (the "Special Meeting") will be held on October 10, 1995 at 5:00 P.M. local time, at the main office of Community Bank, 2450 Periwinkle Way, Sanibel

Island, Florida 33957, to consider and vote upon the Merger Agreement, an amendment to Community Bank's Articles of Incorporation to authorize Community Bank to exercise trust powers following the Merger (the "Amendment") and a payment to Mr. James G. Lowman, Community Bank's Chairman, of additional compensation in the event of consummation of the Merger to the extent that such payment may constitute an "excess parachute payment" under the Internal Revenue Code of 1986, as amended, (the "Change in Control Payment").

     Only holders of record of Community Bank Common Stock at the close of business on September 8, 1995 will be entitled to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 510,784 shares of Community Bank Common Stock. Each share of Community Bank Common Stock is entitled to one vote.

     For additional information relating to the Special Meeting, see "THE SPECIAL MEETING."

VOTES REQUIRED

     Approval of the Merger Agreement by the shareholders of Community Bank requires the affirmative vote of a majority of the shares entitled to be voted by holders of record of Community Bank Common Stock. Approval of the Amendment by the Community Bank shareholders requires the votes cast in favor of the Amendment at the Special Meeting to exceed the votes cast against the Amendment. Approval of the Change in Control Payment requires the affirmative vote of not less than 75% of the outstanding Community Bank Common Stock (excluding shares held by Mr. Lowman, the recipient of the Change in Control Payment). The shareholders of Barnett are not required to approve the Merger Agreement, the Change in Control Payment, or the Amendment.

     As of the record date for the Community Bank Special Meeting, Community Bank directors and executive officers and their affiliates held approximately 32% of the outstanding Community Bank Common Stock entitled to vote (including shares that may be received upon exercise of options).

     See "THE SPECIAL MEETING -- Votes Required " and "THE MERGER -- Conditions to the Merger."

RECOMMENDATION OF COMMUNITY BANK'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

     In 1994, after several inquiries from potential purchasers, the Community Bank Board of Directors decided to consider a sale of Community Bank based on a number of factors, including recent favorable sale prices for banks, the potential of and limitations on the future growth of Community Bank's market share on Sanibel and Captiva Islands and the need for a wider range of offered products and services. Community Bank retained the investment banking firm of Allen C. Ewing & Co. as financial advisor to Community Bank to represent Community Bank in connection with a possible sale of Community

Bank. Ewing engaged in preliminary discussions with certain prospective purchasers contacted by Ewing, including the range of value which such candidates were willing to offer for Community Bank. Barnett indicated a willingness to pay the highest price and to issue stock in a tax-free exchange. Community Bank's Board of Directors authorized its management to negotiate a definitive agreement with Barnett for an aggregate merger price of not less that $17.2 million in Barnett Common Stock.

     Community Bank's Board of Directors has approved the Merger Agreement and determined that the Merger is fair from a financial point of view and is in the best interests of Community Bank and its shareholders. Accordingly, the Board of Directors of Community Bank recommends that Community Bank's shareholders vote in favor of the Merger Agreement. This recommendation is based on a number of factors discussed in this Proxy Statement-Prospectus. See "THE MERGER-- Background of the Merger and "-- Recommendation of Community Bank's Board; Reasons for the Merger."

     Community Bank's Board of Directors has also approved the Amendment to Community Bank's Articles of Incorporation to authorize the exercise of trust powers following the Merger and the Change in Control Payment to Mr. James G. Lowman, Community Bank's Chairman, upon consummation of the Merger. Community Bank's Board of Directors recommends that Community Bank shareholders vote in favor of the Amendment and the Change in Control Payment. See "AMENDMENT TO COMMUNITY BANK ARTICLES OF INCORPORATION" and "VOTE ON CHANGE IN CONTROL PAYMENT."

OPINION OF COMMUNITY BANK'S FINANCIAL ADVISOR

     Allen C. Ewing & Co., the financial advisor retained by Community Bank to assist in the Merger, has issued a fairness opinion to Community Bank's Board of Directors to the effect that the Merger is fair from a financial point of view to the shareholders of Community Bank. See "THE MERGER--Opinion of Community Bank's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective on the date and at the time as set forth in the certificate of merger issued by the Department of Banking and Finance of the State of Florida, subject to satisfaction or waiver of all other conditions to the Merger; provided, however, the Merger may not become effective prior to November 1, 1995 without the consent of both Barnett and Community Bank. Subject to the conditions specified in the Merger Agreement, the parties currently expect that the Merger will become effective on or about November 1, 1995, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions to the Merger."

CONDITIONS TO THE MERGER

     The respective obligations of Barnett and Community Bank to consummate the Merger are subject to certain conditions (unless waived, to the extent waiver is permitted by law), including (i) the approval by the shareholders of Community Bank of the Merger by the vote of at least a majority of the outstanding shares of Community Bank Common Stock as of the record date, (ii) receipt of all necessary approvals and consents, regulatory or otherwise, required to consummate the Merger, including the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (iii) receipt of an opinion of the accounting firm of Arthur Andersen LLP that the Merger qualifies for "pooling-of-interests" accounting treatment, (iv) receipt of an opinion from the law firm of Foley & Lardner to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Community Bank to the extent that they receive solely Barnett Common Stock in exchange for their Community Bank Common Stock in the Merger, (v) the authorization for listing on the NYSE the shares of Barnett Common Stock to be issued pursuant to the Merger and (vi) certain other conditions customary in transactions of this nature. See "THE MERGER -- Conditions to the Merger."

REGULATORY APPROVALS

     The Merger Agreement provides that the obligation of each of Barnett and Community Bank to consummate the Merger is conditioned upon the approval of the Federal Reserve Board and the approval or other action of such other regulatory authorities as are required under applicable law.

     Barnett has filed applications for regulatory review and approval or other action with the Federal Reserve Board and such other regulatory authorities as are required under applicable law. There can be no assurance that any such regulatory authorities will approve or take other required action with respect to the Merger or, if approved, as to the date of such approvals or action.

     See "THE MERGER -- Regulatory Approvals."

BUSINESS PENDING THE MERGER

     Prior to the effective time of the Merger, each of Barnett and Community Bank will conduct business in the usual, regular and ordinary course consistent with past practice, use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and take no action which would materially adversely affect or delay the ability of either Barnett or Community

Bank to obtain any necessary approvals of any governmental authority required for the Merger or any other transaction contemplated by the Merger Agreement.
In addition to its other obligations prior to the effective time of the Merger, Community Bank has promised not to solicit, encourage or facilitate any takeover proposals other than the transactions contemplated by the Merger Agreement. See "THE MERGER -- Business Pending the Merger."

WAIVER AND AMENDMENT

     Prior to the effective time of the Merger, any provision of the Merger Agreement may be waived, to the extent permitted by law, by the party entitled to the benefits of such provision. In addition, the Merger Agreement may be amended at any time upon the written agreement of Barnett and Community Bank without the approval of their shareholders, except that the manner or basis in which shares of Community Bank Common Stock will be exchanged for Barnett Common Stock may not be changed after the Special Meeting without requisite shareholder approval. See "THE MERGER -- Waiver and Amendment."

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether before or after any requisite shareholder approval, (i) by mutual consent of Barnett and Community Bank, or
(ii) by either Barnett or Community Bank (A) at any time after January 31, 1996,
(B) sixty days after any necessary regulatory approval of the Merger has been denied and such denial has become final and nonappealable, (C) in the event of a material breach by another party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which breach is not cured within thirty days' following written notice to the breaching party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, or (D) if the shareholders of Community Bank fail to approve the Merger at the Special Meeting.

     See "THE MERGER -- Terms of the Merger," "-- Conditions to the Merger," "-- Regulatory Approvals," "-- Waiver and Amendment" and "-- Termination."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Following the Merger, there will be no change in the current officers and directors of Barnett. Community Bank's directors and officers immediately prior to the effective time of the Merger shall be the directors and officers of Community Bank after such effective time.

     Under the Merger Agreement, Barnett and Community Bank have agreed not to take, or cause to be taken, any action, whether before or after the effective time of the Merger, which would disqualify the Merger as (i) a "pooling of interests" for accounting purposes or (ii) a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that this prohibition shall not apply to Barnett if Barnett elects to pay cash as permitted by the Merger Agreement.

     See "THE MERGER -- Management and Operations After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement provides that the directors and executive officers of Community Bank immediately prior to the Effective Time will constitute the directors and officers of Community Bank immediately following the Merger and until their successors are elected and qualified.


     Community Bank has agreed to pay certain officers of Community Bank a total of $779,000 immediately prior to the consummation of the Merger in connection with the Merger.

     Barnett has generally agreed to cause Community Bank as the Surviving Corporation to indemnify the present and former officers, directors and employees of Community Bank against certain liabilities arising prior to the effective time of the Merger to the full extent then permitted under Florida law and by the Articles of Incorporation and Bylaws of Community Bank, as in effect on the date of the Merger Agreement, and has agreed to guarantee these indemnification obligations of Community Bank as the Surviving Corporation for three years from and after the effective time of the Merger.

     The Merger Agreement obligates Barnett to provide to the employees of Community Bank who remain employees of the Merger Subsidiary after the effective time of the Merger employee benefits substantially equivalent to those provided from time to time to employees of Barnett and its subsidiaries.

     See "THE MERGER -- Management and Operations After the Merger," and "--Interests of Certain Persons in the Merger".


ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a pooling of interests. It is a condition to consummation of the Merger that Barnett and Community Bank receive an opinion from Arthur Andersen LLP that the Merger will be accounted for as a pooling of interests.

     See "THE MERGER -- Conditions to the Merger" and "-- Accounting Treatment".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Unless Barnett or Community Bank shall have elected the payment of the Cash Consideration in lieu of Barnett Common Stock pursuant to the Merger Agreement, it shall be a condition to the consummation of the Merger that Foley & Lardner, counsel for Community Bank, will have delivered an opinion that (i) the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, (ii) no gain or loss will be recognized by Community Bank as a result of the Merger, (iii) no gain or loss will be recognized by shareholders of Community Bank who exchange all their Community Bank Common Stock solely for Barnett Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Barnett Common Stock), (iv) the aggregate tax basis of Barnett Common Stock received by shareholders who exchange all of their Community Bank Common Stock solely for Barnett Common Stock in the Merger will be the same as the aggregate tax basis of the Community Bank Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) and (v) the holding period of the Barnett Common Stock in the hands of the Community Bank shareholders will, in each case, include the holding period of the shares of Community Bank Common Stock surrendered in exchange therefor, provided that the Community Bank Common Stock was, in each instance, held as a capital asset in the hands of the Community Bank shareholders on the effective date of the Merger. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences." Due to, among other reasons, the individual nature of the tax consequences of the Merger, it is recommended that each Community Bank shareholder consult his or her own tax advisor concerning the tax consequences of the Merger.

DISSENTERS' RIGHTS

     The holders of Community Bank Common Stock will have certain dissenters' rights as a result of the matters voted on at the Special Meeting. See "THE MERGER -- Dissenters' Rights."

MARKETS AND MARKET PRICES

     Barnett Common Stock is listed under the symbol BBI on the NYSE. No public trading market exists for Community Bank Common Stock. To the best of Community Bank's knowledge, there have been no arm's length sales of Community Bank Common Stock during the last two years.

     The following table sets forth the closing price per share of Barnett Common Stock on the NYSE on May 30, 1995, the last business day preceding public announcement of the execution of the Merger Agreement and on August 30, 1995 and equivalent per share prices (as explained below) of Community Bank Common Stock.


Barnett Common Stock             Exchange Ratio             Community Bank
Price Per Share                                              Common Stock
                                                          Per Share Equivalent

     $43.00(1)                       .7712                      $33.16

----------------------

  1  Pursuant to the Merger Agreement, if the Average Closing Price of
     Barnett Common Stock is equal to or less than this amount, the Maximum Exchange Ratio of .7712 applies (unless Community Bank shall have elected to receive the Cash Consideration in lieu of Barnett Common Stock pursuant to the Merger Agreement.) This stock price is provided for informational purposes only and is not intended to reflect the value of Barnett Common Stock at any time.

     $48.88(2)                       .6784(3)                  $33.16

     $51.00(4)                       .6502                     $33.16

     $57.75(5)                       .5742                     $33.16


--------------------------
  2 The closing price of Barnett Common Stock on the NYSE on May 30, 1995, the last trading day preceding public announcement of the Merger.

  3 The Exchange Ratio determined pursuant to the Merger Agreement assuming an Average Closing Price of $48.88.

  4 Pursuant to the Merger Agreement, if the Average Closing Price is equal to or greater than this amount, the Minimum Exchange Ratio of .6502 applies. This stock price is provided for informational purposes only and is not intended to reflect the value of Barnett Common Stock at any time.

  5 The closing price of Barnett Common Stock on the NYSE on August 30, 1995, the most recent practicable date preceding the date of this Proxy Statement-Prospectus.

     The equivalent per share price of a share of Community Bank Common Stock at each specified date represents the closing price of a share of Barnett Common Stock on such date multiplied by the Exchange Ratio.

     Shareholders are advised to obtain current market quotations for Barnett Common Stock. No assurance can be given as to the market price of Barnett Common Stock at or after the effective time of the Merger. It is expected that the market price of Barnett Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter.

                   COMPARATIVE UNAUDITED PER SHARE INFORMATION

     The following summary presents selected comparative unaudited per share information (i) for Barnett on a historical basis and on a pro forma combined basis assuming that the Merger had been effective during the periods presented and (ii) for Community Bank on a historical basis and on a pro forma equivalent basis. The pro forma information has been prepared giving effect to the Merger as a pooling of interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of Barnett, see "THE MERGER -- Accounting Treatment. The pro forma financial information should be read in conjunction with the historical consolidated financial statements of Barnett and Community Bank and the related notes thereto included herein or in documents incorporated herein by reference, as applicable. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "INFORMATION
ABOUT COMMUNITY BANK--FINANCIAL INFORMATION REGARDING COMMUNITY BANK".

     The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.


EQUIVALENT SHARE DATA
                                                                   Year ended            Six months
                                                                  December 31,              ended
                                                  1994          1993           1992     June 30, 1995
                                              ----------------------------------------------------------
NET income per share (primary):
    Barnett                                         $4.79         $4.10          $1.97             $2.57
    Community                                        2.59          2.22           2.21              1.84
    Barnett pro forma combined                       4.79          4.10           1.98              2.57
    Community pro forma equivalent                   3.11          2.67           1.29              1.67


NET income per share (fully diluted):
    Barnett                                          4.66          4.01           1.97              2.49
    Community                                        2.59          2.22           2.21              1.84
    Barnett pro forma combined                       4.66          4.01           2.02              2.49
    Community pro forma equivalent                   3.03          2.61           1.31              1.62

CASH dividends per common share:
    Barnett                                          1.59          1.41           1.32              0.88
    Community                                        2.00          3.00           1.00                 -
    Community pro forma equivalent (1)               1.03          0.92           0.86              0.57

BOOK value per common share (period end):
    Barnett                                         31.09         28.34          25.40             33.22
    Community                                       14.51         13.89          15.24             16.37
    Barnett pro forma combined                      31.06         28.32          25.40             33.19
    Community pro forma equivalent                  20.20         18.41          16.52             21.58


(1) Community pro forma equivalent dividends per share represent historical dividends per share declared by Barnett, multiplied by the conversion ratio of .6502 shares of Barnett common stock for each share of Community common stock.


                         SELECTED FINANCIAL INFORMATION

     The following tables set forth certain selected historical financial information for Barnett. The selected historical financial information is based upon, derived from, and should be read in conjunction with, the historical consolidated financial statements of Barnett and the related notes therein, included in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Interim unaudited information for Barnett for the six months ended June 30, 1995 reflect, in the opinion of the management of Barnett, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for the six months ended June 30, 1995, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


BARNETT BANKS, INC. AND AFFILIATES - CONSOLIDATED
SELECTED FINANCIAL DATA - TAXABLE EQUIVALENT


                                   Six months ended                          Years ended
  (Dollars in Millions,  except        June 30,                              December 31,
         per share data)           1995       1994         1994       1993       1992       1991       1990
                                  ---------------------------------------------------------------------------
Net interest income                $866.1    $831.5      $1,677.5   $1,700.3   $1,736.1   $1,568.0   $1,490.8
Provision for loan losses            51.1      33.0          74.0      120.4      257.3      453.9      491.6
Non-interest income                 345.9     274.6         542.6      599.0      620.7      546.8      452.7
Non-interest expense (excluding
    restructuring charge            745.5     682.4       1,364.2    1,501.0    1,645.5    1,497.1    1,320.0
Restructuring charge                 -         -            -           -          92.6       -          -
Net income                          260.9     239.2         488.0      421.0      207.7       81.4       55.5

Per Share Data:
     Net income - Primary            2.57      2.34          4.79       4.10       1.97       0.80       0.65
     Net income - Fully Diluted      2.49      2.27          4.66       4.01       1.97       0.80       0.65
     Cash dividends                  0.88      0.77          1.59       1.41       1.32       1.32       1.29

Ratios:
     Return on assets                1.27 %    1.27 %        1.28 %     1.13 %     0.55 %     0.21 %     0.15 %
     Return on equity               15.90     16.08         16.11      15.42       8.27       3.83       2.73

Average assets                    $41,046   $37,635       $38,169    $37,356    $37,923    $37,900    $36,122
Average equity                      3,282     2,974         3,029      2,730      2,511      2,128      2,032

Period end assets                  41,787    38,063        41,278     38,331     39,465     38,491     37,978
Period end long-term debt             925       681           777        682        701        710        495
Period end equity                   3,339     3,007         3,134      2,874      2,556      2,314      1,938


                         SPECIAL MEETING OF SHAREHOLDERS

PURPOSE, DATE, TIME AND PLACE

     This Proxy Statement-Prospectus and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Community Bank for use in connection with the Special Meeting of Community Bank's shareholders to be held at the principal office of Community Bank at 2450 Periwinkle Way, Sanibel Island, Florida 33957, at
5:00 P.M. on Tuesday, October 10, 1995. The Special Meeting is being held to consider and vote on the Merger Agreement. If the Merger is consummated, shareholders of Community Bank will receive shares of Barnett Common Stock, on the terms described below, in exchange for their shares of Community Bank Common Stock, unless Community Bank or Barnett shall have elected the payment of the Cash Consideration in lieu of Barnett Common Stock pursuant to the Merger Agreement. The meeting is also being held to consider and vote on the Amendment to Community Bank's Articles of Incorporation to authorize Community Bank to exercise trust powers following the Merger and on a Change in Control Payment to Community Bank's Chairman, Mr. James G. Lowman, in the event the Merger is consummated.


SHARES ENTITLED TO VOTE; SHAREHOLDER APPROVAL REQUIRED

     Holders of record of Community Bank Common Stock at the close of business on September 8, 1995 are entitled to notice of and to vote at the Special Meeting. As of the record date, directors and executive officers beneficially owned, directly or indirectly, 165,854 shares (including 7,920 shares that may be received upon the exercise of options) of Community Bank's Common Stock, constituting 32% of the shares outstanding. As of the close of business on that date, 510,784 shares of Community Bank Common Stock were outstanding (excluding shares that may be received upon the exercise of options). Each holder of Community Bank Common Stock is entitled to one vote for each share of Common Stock owned on the record date. The affirmative vote in person or by proxy at the Special Meeting by holders of not less than a majority of Community Bank's outstanding Common Stock is required for approval of the Merger Agreement. The Amendment will be approved if the votes cast at the Special Meeting in favor of the Amendment exceed the votes cast opposing the Amendment. The Change in Control Payment will be approved upon the affirmative vote of not less than 75% of Community Bank's outstanding Common Stock (excluding shares held by Mr. Lowman, the recipient of the Change in Control Payment). For this purpose, abstentions and broker "non-votes" will not be counted.

VOTING; SOLICITATION AND REVOCATION OF PROXIES

     The Board of Directors of Community Bank has designated Lyman H. Frank and James G. Lowman, or either of them, with full power of substitution, as proxies to vote the shares of Community Bank Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Any shareholder may attend the Special Meeting and vote in person whether or not the shareholder has previously given a proxy. The persons named in the enclosed proxy will vote as directed with respect to the Merger Agreement, the Amendment, and the Change in Control Payment, or in the absence of any direction, in favor of the Merger Agreement, the Amendment, and the Change in Control Payment. Community Bank does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of sending proxy material to principals and obtaining their proxies. In addition to use of the mails, proxies may be solicited by telephone, telegram or in person by directors, officers and a limited number of employees of Community Bank, who will not be paid any special compensation for such services. Pursuant to the Merger Agreement, Barnett and Community Bank have agreed to bear equally any proxy solicitation expenses, including mailing. See "THE MERGER --Expenses."

     THE BOARD OF DIRECTORS OF COMMUNITY BANK RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE AMENDMENT, AND THE CHANGE IN CONTROL PAYMENT. SEE "THE MERGER--RECOMMENDATION OF COMMUNITY BANK'S BOARD; REASONS FOR THE MERGER"; "AMENDMENT TO COMMUNITY BANK ARTICLES OF INCORPORATION"; AND "VOTE ON CHANGE IN CONTROL PAYMENT." PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                   COMMUNITY BANK SHAREHOLDERS SHOULD NOT SEND
                 ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference.
All shareholders are urged to read carefully the Merger Agreement, as well as the other Appendices, in their entirety.

BACKGROUND OF THE MERGER

     In the Fall of 1994, after the receipt of several inquiries from potential purchasers of Community Bank, Community Bank's Board of Directors determined that it would consider a sale of the Bank, particularly if a merger could be arranged that would enable Community Bank shareholders to diversify their investment in Community Bank by exchanging shares in a non-taxable transaction with those of an institution having a broad market for its shares.

     In making this determination, the Board of Directors considered the fact that recent prices paid for banks were highly favorable and had improved dramatically from those experienced in 1989-91 when a sharp drop in real estate values adversely affected asset quality in many Florida financial institutions. The Board of Directors also considered the fact that Community Bank had achieved a 45% market share of the deposits and loans available in the Sanibel/Captiva market area and recognized that future growth would have to come from growth of the market area and at the expense of competitive institutions operating in the market area. The Board of Directors took into consideration the environmental restrictions limiting future growth on Sanibel and Captiva Islands and also the possibility that other bank holding companies operating in Lee County were considering the establishment of branches on Sanibel and Captiva Islands. The Board of Directors were aware that the affluent residents of Sanibel/Captiva required a wider range of products and services including trust and investment advisory services which Community Bank did not offer and could only do so with a commitment to substantial long-term investment in qualified personnel and equipment.

     In January 1995, Community Bank retained the investment banking firm of Allen C. Ewing & Co. ("Ewing") as financial advisor to Community Bank to locate qualified purchasers in connection with a possible sale or merger of Community Bank. Ewing is a regional investment banking firm specializing in research, trading and the provision of corporate finance activities to the banking and thrift industries. Ewing was selected to assist the Board of Directors in discussing a merger with a wide variety of institutions, to assist in the negotiation of a transaction, and to issue its fairness opinion based on its 25 years of experience and its knowledge of the financial services industry, in general, and its specific knowledge of the Florida banking industry.

     Ewing and the management of Community Bank prepared a Confidential Memorandum concerning the operations of Community Bank and its market area. Ewing contacted approximately fifteen prospective purchasers, all of which were bank holding companies operating in the State of Florida or which had plans to enter the Florida market. Ewing sent the Confidential Memorandum to ten prospective purchasers who expressed interest in acquiring Community Bank and subsequently engaged in preliminary discussions with four of these candidates, including Barnett, all of which visited Community Bank's offices on Sanibel Island. These institutions indicated a range of value that they were willing to offer for Community Bank. Barnett indicated its willingness to pay the highest price and to issue shares in a tax-free exchange. Representatives of Community Bank and Barnett conducted discussions in May 1995, and, as a result of these negotiations, Community Bank's Board of Directors met on May 15, 1995, and voted to authorize management to negotiate a definitive agreement with Barnett providing for an aggregate merger price of not less than $17.2 million, payable in the form of shares of Barnett
Common Stock based on the trading price of Barnett Common Stock over a to-be-determined averaging period.

     At the meeting held on May 15, 1995, Community Bank's Board of Directors received Ewing's oral opinion concerning its ability to issue a fairness opinion to the Board of Directors of Community Bank concerning the Barnett proposal. Based on Ewing's opinion that the proposed transaction with Barnett was fair, from a financial point of view, to the shareholders of Community Bank, the Board of Directors met on May 30, 1995 and voted to approve the Merger and Merger Agreement.

     The Exchange Ratio, which represents the number of shares of Barnett Common Stock to be exchanged for each outstanding share of Community Bank Common Stock, was negotiated at arm's length between representatives of Community Bank and representatives of Barnett. There were no contracts, relationships or transactions between Community Bank and its affiliates, on the one hand, and Barnett and its affiliates, on the other hand, prior to the negotiation and execution of the Merger Agreement.

RECOMMENDATION OF COMMUNITY BANK'S BOARD; REASONS FOR THE MERGER

     Community Bank's Board of Directors considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (1) concern that Community Bank could begin to lose market share to the larger banks on Sanibel Island which presently offer more services to customers and have more Lee County locations, (2) the value of the Barnett Common Stock to be received by Community Bank's shareholders, relative to the book value and per share earnings and dividends of Community Bank's Common Stock, (3) the book value multiples of other recent banking institution mergers in Florida, (4) the prospective value of the Barnett Common Stock based on Barnett's position as the leading independent banking organization based in Florida, (5) the fact that the receipt by Community Bank's shareholders of Barnett Common Stock in the Merger will not be a taxable transaction to such shareholders, (6) the marketability of the Barnett Common Stock, (7) information concerning the financial condition, results of operations and business prospects of Community Bank and Barnett, and
(8) other pertinent information. Community Bank's Board of Directors did not assign any different weights to these factors, but considered all of such factors to be material.

     Barnett believes that Community Bank represents an attractive acquisition opportunity that is consistent with its expansion strategy. The Merger will enable Barnett to strengthen its position in the Sanibel/Captiva market though the acquisition of the leading banking institution in the area. Barnett's management believes that the additional services offered by Barnett, including the trust services expected to be offered by Community Bank following approval of the Merger, should enable Barnett to enhance Community Bank's market position following the Merger.

     COMMUNITY BANK'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW AND IS IN THE BEST INTERESTS OF COMMUNITY BANK AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF COMMUNITY BANK RECOMMENDS THAT COMMUNITY BANK'S SHAREHOLDERS VOTE IN FAVOR OF THE MERGER AGREEMENT.

OPINION OF COMMUNITY BANK'S FINANCIAL ADVISOR

     Ewing issued its oral opinion to the Community Bank Board of Directors on May 15, 1995, that the Merger with Barnett is fair, from a financial point of view, to the shareholders of Community Bank. Ewing subsequently issued its written opinion to Community Bank's Board of Directors indicating that the proposed transaction with Barnett is fair, from a financial point of view, to the shareholders of Community Bank (the "Opinion").

     The full text of Ewing's Opinion is attached as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the Opinion set forth herein is qualified in its entirety by reference to Appendix B. Community Bank shareholders are urged to read the Opinion in its entirety for a description of the assumptions made and matters considered by Ewing in connection therewith.

     Ewing's Opinion is directed to the Community Bank Board of Directors only and does not constitute a recommendation to any Community Bank shareholder as to how such shareholder should vote at the Special Meeting. Ewing has not been requested to opine as to and the Opinion does not in any manner address the underlying business decision by the Community Bank Board of Directors to effect the Merger. No limitations were imposed on the scope of Ewing's investigation or the procedures followed by Ewing in rendering its Opinion.

     In arriving at its Opinion, Ewing reviewed and analyzed: (i) the Merger Agreement; (ii) such publicly-available information concerning Community Bank which Ewing believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of Community Bank furnished to it by Community Bank; (iv) a comparison of the historical financial results and present financial condition of Community Bank with those of other banks which it deemed relevant; and (v) a comparison of the financial terms of the acquisition with the terms of certain other recent transactions which it deemed comparable.
Ewing also reviewed the trading patterns and market valuations of Barnett Common Stock and the financial condition of Barnett. Ewing considered the results of Community Bank's efforts to solicit proposals from other interested parties, held discussions with the management of Community Bank concerning its operations, financial condition and prospects, and undertook such other studies, analyses and investigations as it deemed appropriate.

     Ewing will receive a fee in cash from Community Bank at the closing of the Merger in exchange for Ewing's financial advisory services in connection with the Merger in an amount equal to one percent (1%) of the total Merger price payable to the shareholders of Community Bank determined as of the date of closing. This fee, which covers Ewing's services in identifying and negotiating with potential Merger candidates, advising Community Bank in connection with the Merger, and rendering the Opinion, will be paid by Community Bank immediately prior to the Merger out of Community Bank's current earnings and will not result in any adjustment to the Merger consideration. Community Bank also has agreed to indemnify Ewing for certain expenses in the event of any administrative proceeding or litigation in connection with the financial advisory services provided by Ewing to Community Bank.

     The following paragraphs summarize certain material portions of the financial and comparative analyses performed by Ewing in arriving at its
Opinion.   This summary does not purport to be a complete description of the analyses performed or the matters considered by Ewing in arriving at its Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its Opinion, Ewing did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Ewing believes that its analysis must be considered as a whole and that considering any portions of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analysis, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Community Bank's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In addition, as described above, Ewing's Opinion, along with its presentations to the Community Bank Board of Directors, is just one of many factors taken into consideration by the Community Bank Board of Directors.

COMPARABLE COMPANY ANALYSIS

     Using publicly available information concerning other Florida banks and bank holding companies, Ewing compared the financial performance of Community bank with ten Florida banks whose shares are listed on NASDAQ as well as the average of all profitable independent Florida banks consisting of 270 banks as provided by SNL Data Service. Ewing utilized returns on assets and equity as indicators of profitability, equity/assets ratios as evidence of adequate capitalization, the ratio of non-performing assets/assets as an indicator of asset quality, and a comparison of efficiency ratios as an indicator of the efficiency of the respective companies in maintaining adequate expense control. As indicated in the analysis, Ewing concluded that Community Bank's operating performance was superior to the Florida peer group averages and that Community Bank merited a superior price.

COMPARABLE TRANSACTION ANALYSIS

     Using publicly available information, Ewing reviewed certain terms and financial characteristics of selected transactions involving the acquisitions of high-performing banks by bank holding companies. Ewing restricted the universe of comparable transactions to nine transactions involving the acquisition of Florida banks having assets of between $80 and $300 million. The comparable transactions included the acquisitions of (identified by acquiree/acquiror): Reliance Bank of Melbourne/Huntington; Peoples State Bank of New Port Richey/SunTrust; Security National of Winter Park/Huntington; Bank of Tampa/AmSouth; Beach One Financial of Vero Beach/Northern Trust; Citizens National of Naples/AmSouth; Parkway Bank of Fort Myers/AmSouth; Commercial Trust of Miami/Intercontinental. The median ratios for the acquisition price-to-trailing twelve-month earnings for the comparable group was 15.95x versus 12.90x for the Community Bank transaction; the price/book ratio for the comparable group was 2.19x versus 2.19x for the Community Bank transaction; and the price/deposits percentage for the comparable group was 18.82% versus 20.50% for the Community Bank transaction. Because the circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of Community Bank and the selected companies, Ewing believed that a reliance on a purely quantitative comparable transaction analysis would not be proper without the appropriate use of qualitative judgments concerning differences between the characteristics of these transactions and the Merger. The qualitative judgments made by Ewing in connection with its Opinion included Ewing's views as to the potential buyers in each of these transactions, their levels of interest in the acquisition of these companies and the ability of the acquirors to develop new business in the Sanibel/Captiva markets in which Community Bank operates.


DISCOUNTED CASH FLOW ANALYSIS

     As part of its analysis, Ewing projected earnings and dividends for the three years, 1996, 1997, and 1998, based on the historical performance of Community Bank. Ewing projected a terminal value for Community Bank as of December 31, 1998, by projecting a theoretical sales price of Community Bank at that date by multiplying the book value at December 31, 1998, by the average multiple of book value used in Florida banking transactions over the past twelve years. Ewing discounted projected dividends and the estimated terminal value from the hypothetical sale using a discount rate of 11%, which reflects the average multiple of earnings for listed Florida bank stocks over the past twelve years. It is Ewing's opinion that this average earnings multiple reflects the market's best judgment as to the predictability and risk of projected earnings of Florida banking institutions. This analysis projected a present value of approximately $16.7 million to Community Bank which Ewing considered to be supportive of the Barnett proposal of $17.2 million and within the range of variation found in projected values using the discounted cash flow method.

     In issuing its Opinion, Ewing assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its Opinion and as provided by Community Bank. Ewing made no independent verification of the supplied information. In arriving at its Opinion, Ewing did not conduct a physical inspection of the properties and facilities of Community Bank, did not make or obtain any evaluation or appraisal of the assets or liabilities of Community Bank, and did not review any credit or loan files from Community Bank's loan portfolio. The Opinion is based upon market, economic, and other conditions as they existed on the date of the Opinion.

TERMS OF THE MERGER

     At the effective time of the Merger, Merger Subsidiary will merge with and into Community Bank, with Community Bank as the surviving corporation. The Articles of Incorporation and Bylaws of Community Bank in effect at the effective time of the Merger will govern the surviving corporation until amended or repealed in accordance with applicable law and except as amended upon consummation of the Merger as described in "AMENDMENT OF THE
ARTICLES OF INCORPORATION OF COMMUNITY BANK". At the effective time of the Merger, each outstanding share of Community Bank Common Stock will be converted into shares of Barnett Common Stock in accordance with the Exchange Ratio;

PROVIDED, HOWEVER, that, pursuant to the Merger Agreement, if the Average Closing Price of Barnett Common Stock is equal to or greater than $51.00, the Exchange Ratio shall be .6502, and if the Average Closing Price is equal to or
less than $43.00 (the "Minimum Price"), the Exchange Ratio shall be .7712.   In
the alternative, if the Average Closing Price is less than the Minimum Price, Community Bank may elect to forego the right of Community Bank shareholders to receive Barnett Common Stock in the Merger and, in lieu thereof, to receive the Cash Consideration, without interest, for each share of Community Bank Common Stock which would otherwise be exchangeable for Barnett Common Stock pursuant to the Merger Agreement. In addition, if Barnett determines in good faith that the Merger may not qualify for accounting purposes as a pooling of interests, Barnett may at its option elect to pay to holders of Community Bank Common Stock the Cash Consideration in lieu of the exchange of Community Bank Common Stock for Barnett Common Stock.

     In addition, at the effective time of the Merger, all rights with respect to Community Bank Common Stock pursuant to stock options granted by Community Bank, which are outstanding at such time, whether or not then exercisable, will be converted into and will become rights with respect to Barnett Common Stock in accordance with the Exchange Ratio. The rights to Barnett Common Stock received upon consummation of the Merger will be substantially equivalent to the rights such optionees had with respect to Community Bank Common Stock immediately prior to the effective time of the Merger. See "-- Interests of Certain Persons in the Merger."

     The Merger Agreement provides that, in the event that Barnett changes the number of shares of Barnett Common Stock issued and outstanding between the date of the Merger Agreement and the effective time of the Merger as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction, the Exchange Ratio will be adjusted proportionately.

     No fractional shares of Barnett Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Community Bank Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Barnett Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Barnett Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     Shares of Barnett capital stock (including Barnett Common Stock) issued and outstanding immediately prior to the effective time of the Merger will remain issued and outstanding after the Merger.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective on the date and at the time as set forth in the Certificate of Merger issued by the Department of Banking and Finance of the State of Florida. The parties currently expect that the Merger will become effective on or about November 1, 1995, although there can be no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger" and "-- Regulatory Approvals."

SURRENDER OF CERTIFICATES

     Not later than promptly after the effective time of the Merger, The First Chicago Trust Company of New York, acting in the capacity of exchange agent for Barnett (the "Exchange Agent"), will mail to each former holder of record of shares of Community Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of Community Bank stock certificates for certificates representing Barnett Common Stock.

     COMMUNITY BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE APPROPRIATE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon the surrender to the Exchange Agent of one or more certificates for Community Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder thereof a certificate or certificates representing the number of shares of Barnett Common Stock to which such holder is entitled, together with all declared but unpaid dividends in respect of such shares and, where applicable, a check for the amount representing any fractional shares (each without interest). A certificate for Barnett Common Stock or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the letter of transmittal and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Certificates surrendered for exchange by any person constituting an "affiliate" of Community Bank, for purposes of Rule 145(c) under the Securities Act, will not be exchanged for certificates representing whole shares of Barnett Common Stock until Barnett has received a written agreement from such person as described under "-- Resale of Barnett Common Stock." The Exchange Agent will issue Barnett Common Stock in exchange for lost, stolen, mutilated or destroyed certificates upon the making of an affidavit by the person claiming such person's certificate to be lost, stolen or destroyed and, if the value of such certificate is in excess of $5,000, the posting by such person of a bond in an amount equal to such value as indemnity against potential claims.

     All Barnett Common Stock issued pursuant to the Merger will be deemed issued as of the effective time of the Merger. After the effective time of the Merger, former holders of record of Community Bank Common Stock will be entitled to vote the number of shares of Barnett Common Stock into which their Community Bank shares have been converted, but only if they have surrendered their Community Bank certificates. No dividend or other distribution payable to the holders of record of Barnett Common Stock at or as of any time after the effective time of the Merger will be paid to the holder of any Community Bank certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest). After the effective time of the Merger, there will be no transfers on the transfer books of Community Bank of the shares of Community Bank Common Stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for certificates representing shares of Barnett Common Stock in accordance with the Merger Agreement.

     Neither Barnett, Community Bank, the Exchange Agent nor any other person will be liable to any former holder of Community Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

CONDITIONS TO THE MERGER

     The Merger will occur if the Merger Agreement is approved by the requisite vote of the shareholders of Community Bank. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by law. Conditions applicable to all parties include, but are not limited to: (i) the receipt of all necessary approvals and consents, regulatory or otherwise, including the approval of the Federal Reserve Board; (ii) the effectiveness of the Registration Statement, including the Proxy Statement-Prospectus, and the absence of a stop order or threatened stop order suspending such effectiveness; (iii) the absence of an order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Merger; (iv) authorization for listing on the NYSE upon official notice of issuance of the shares of Barnett Common Stock issuable pursuant to the Merger.

     Community Bank will be obligated to effect the Merger upon the satisfaction or waiver of the following conditions:

          (i) the continued accuracy in all material respects of the representations and warranties made by Barnett;

          (ii) to the extent that they receive solely Barnett Common Stock in exchange for their Community Bank Common Stock in the Merger, receipt by Community Bank of an opinion of counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that no gain or loss will be recognized by the shareholders of Community Bank; and

          (iii) the receipt by Barnett of the material consent or approval of each person, other than governmental entities, whose material consent or approval is required in connection with the Merger.

     Barnett is obligated to consummate the Merger upon the satisfaction or waiver of the following conditions:

          (i) the continued accuracy in all material respects of the representations and warranties made by Community Bank;

          (ii) unless Barnett or Community shall have elected the payment of Cash Consideration in lieu of Barnett Common Stock pursuant to the Merger Agreement, the receipt of a letter from Arthur Andersen LLP to the effect that the Merger will qualify for "pooling of interests" accounting treatment;

          (iii) no required regulatory approval imposes any restriction or condition on Barnett, Community Bank, the Merger Subsidiary or any of Barnett's other subsidiaries that Barnett determines would materially adversely affect, and make inadvisable, the Merger;

          (iv) the execution of Non-Compete Agreements by the directors of Community Bank and Nancy Frank prohibiting such individuals from competing with the Surviving Bank for a period of three years after the effective time of the Merger; and

          (v) the receipt by Community Bank of the material consent or approval of each person, other than governmental entities, whose consent or approval is required in connection with the Merger Agreement.

     The representations and warranties of each of the parties concern, among other things: their organization, capitalization and subsidiaries, as applicable; the authorization and enforceability of the Merger Agreement; their financial statements; the absence of undisclosed liabilities; the absence of certain changes or events; and reports to regulatory authorities.

     In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its material obligations under the Merger Agreement and the receipt of certain certificates from the other party. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.

REGULATORY APPROVALS

     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act and the Bank Merger Act. On or about June 29, 1995, Barnett filed an application with the Federal Reserve Board under
Section 3(a)(3) of the BHC Act seeking approval of the Merger. Under the BHC Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of Barnett and its bank subsidiaries following the Merger. Depending on the views of the Federal Reserve Board as to what constitutes adequate capital levels for a financial institution of Barnett's size and financial condition, the Federal Reserve Board may, as a condition to its approval of the Merger, require Barnett to raise additional capital. Such capital may take the form of equity or equity-linked securities or subordinated debt or a combination thereof.

     Barnett does not currently intend to raise additional capital in connection with the Merger, either equity or debt, nor has the Federal Reserve
Board indicated to Barnett that it intends to require Barnett to raise any such capital as a condition to its approval of the Merger. If Barnett were required by the Federal Reserve Board to raise additional capital, Barnett does not believe that the amount of such capital would be material to the financial position of Barnett.

     The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combinations or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint in trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     Under the BHC Act, the Merger may not be consummated until the 15th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. It is possible that the Federal Reserve Board or the United States Department of Justice may request that Barnett or Community Bank divest certain operations in order to alleviate what such agency believes would otherwise be an adverse competitive effect. The application to the Federal Reserve Board has not proposed any such divestiture. Although Barnett and Community Bank regard a request for divestiture as unlikely, neither can predict whether such divestiture will be required, or if required, what the aggregate amount of such divestiture may be. See "REGULATORY MATTERS -- Anticompetitive Effects of the Merger."

     The Merger Agreement would allow Barnett to unilaterally terminate the Merger Agreement if the regulatory authorities imposed as a condition to approval of the Merger any term, condition or restriction upon Barnett, Community Bank or any of their respective subsidiaries that Barnett in good faith reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger.

     The BHC Act provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     In addition, on or about June 29, 1995, Barnett filed an application under
Section 18(c) of the Bank Merger Act with the Federal Reserve Board and the Federal Deposit Insurance Corporation, as well as a merger application under
Section 658.41 of the Florida Banking Code with the Florida Department of Banking and Finance (the "Florida Department") seeking approval of the Merger.

     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. Barnett and Community Bank have filed all applications and have taken other appropriate action with respect to any requisite approvals or other action of any governmental authority.

     The Merger Agreement provides that the obligation of each of Barnett and Community Bank to consummate the Merger is conditioned upon the receipt of all material governmental approvals. See "-- Conditions to the Merger," "-- Waiver and Amendment" and "-- Termination." There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance that such approvals or action will occur in a timely manner, that such approval or action will not be conditioned upon such matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the Department of Justice or, if such a challenge is made, that it will be resolved favorably for consummation of the Merger.

     Barnett and Community Bank are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

BUSINESS PENDING THE MERGER

     The Merger Agreement provides that, during the period from the date of the Merger Agreement to the effective time of the Merger, except as provided in the Merger Agreement, Community Bank will conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking practice, use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, retain the services of its officers and key employees and take no action which would materially adversely affect or delay the ability of either Barnett or Community Bank to obtain any necessary approvals of any governmental authority or otherwise required for the Merger or any other transaction contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement.

     Furthermore, from the date of the Merger Agreement to the effective time of the Merger, Community Bank shall not, without the prior written consent of Barnett except as provided in the Merger

Agreement (i) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person other than in the ordinary course of business consistent with prior practice; (ii) adjust, split, combine or reclassify any capital stock;
(iii) make, declare or pay any dividend on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights; (iv) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person, other than activities in the ordinary course of business consistent with prior practice; (v) make any material investment in any entity;
(vi) enter into, renew, amend or terminate any material contract or leases;
(vii) increase in any manner the compensation or fringe benefits of any of its employees or directors or pay any pension or retirement allowance not required by an existing plan or agreement, or become a party to, amend, renew or commit itself to any pension, retirement, profit-sharing or welfare benefit plan, or employment agreement with or for the benefit of any employee or director; (viii) amend its Articles of Incorporation or its Bylaws or any other governing document; (ix) enter into any new line of business; (x) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Community Bank's deposits; (xi) make any equity investment in real estate;
(xii) commit any act or omission which constitutes a material breach under any material contract or license by which Community Bank is bound; (xiii) incur or commit to any capital expenditure (other than expenses (A) in the ordinary course of business and (B) which in any event are in an amount no more than $25,000 individually and $50,000 in the aggregate); (xiv) change its methods of accounting in effect at December 31, 1994; (xv) issue, deliver or sell any shares of its capital stock or any securities convertible into its capital stock or any rights, warrants or options to acquire its capital stock, other than the issuance of Community Bank Common Stock pursuant to stock options granted pursuant to Community Bank stock plans outstanding prior to the date of the Merger Agreement; or (xvi) agree to take any action prohibited by the Merger Agreement.

     In addition, Community Bank will not and will not permit or authorize any of their officers, directors or employees or other agents to solicit, encourage, or facilitate any inquiries or proposals, subject to the fiduciary duties of the Board of Directors of Community Bank, which may lead to any takeover proposal, endorse any takeover proposal, participate in negotiations, or provide third parties with any nonpublic information relating to any such proposal. The Merger Agreement obligates Community Bank to promptly advise Barnett of any such inquiries or proposals. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination or any proposal to acquire a substantial equity interest in or a substantial portion of the assets of Community Bank, other than the transactions contemplated or permitted by the Merger Agreement. The Merger Agreement also prohibits Barnett and Community Bank from taking any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that this prohibition shall not apply to Barnett if Barnett elects to pay cash in lieu of Barnett Common Stock as described in "-- Terms of the Merger."

     The Merger Agreement also provides that, during the period from the date of the Merger Agreement until the effective time of the Merger, neither Barnett nor any of its subsidiaries shall take any action that is intended or may reasonably be expected to result in any of Barnett's representations or warranties in the Merger Agreement becoming untrue in any material respect or in any of the conditions to the Merger not being satisfied.

WAIVER AND AMENDMENT

     Prior to the effective time of the Merger, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger and the restrictions described under "-- Business Pending the Merger," may be (i) waived, to the extent permitted under law, or (ii) amended at any time by written agreement of the parties approved by their respective Board of Directors, whether before or after the Special Meeting; provided however, that provisions which reduce the amount or change the form of consideration to be delivered to Community Bank shareholders under the Merger Agreement may not be amended after the Special Meeting without the requisite approval of the shareholders of Community Bank entitled to vote thereon.

TERMINATION

     The Merger Agreement provides that, whether before or after the approval by the shareholders of Community Bank at the Special Meeting of the matters to be voted on in connection with the Merger, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger (i) by mutual consent of Barnett and Community Bank, which consent in the case of Community Bank shall require a determination by a vote of a majority of Community Bank's Board of Directors; (ii) by either Barnett or Community Bank
(A) sixty days after any required regulatory approval of the Merger has been denied and such denial has become final and nonappealable, (B) at any time after January 31, 1996; (C) in the event of a material breach by another party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or which breach by its nature cannot be cured (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, and, in the case of representations and warranties, provided such breach represents or is likely to cause a material adverse change in the condition of the breaching party, or (D) if the shareholders of Community Bank fail to approve the matters required to be approved by such shareholders at the Special Meeting or (iii) by Barnett, if the Board of Directors of Community Bank, after recommending in this Prospectus-Proxy Statement that Community Bank shareholders approve the Merger, shall have withdrawn or amended such recommendation in any way materially adverse to Barnett.

     In the event of the termination and abandonment of the Merger Agreement pursuant to the provisions thereof, the Merger Agreement will become void and have no effect, except that (i) certain provisions of the Merger Agreement relating to expenses and confidentiality of information obtained pursuant to the Merger Agreement or in connection with the negotiation thereof will survive any such termination and abandonment, and (ii) no party will be relieved or released from any liability arising out of its willful breach of any provision of the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon the effective time of the Merger, the separate corporate existence of Merger Subsidiary shall cease, and the surviving corporation will be Community Bank, existing as a wholly owned subsidiary of Barnett. Community Bank's directors and executive officers immediately prior to the effective time of the Merger shall be the directors and officers of Community Bank at the effective time of the Merger and shall hold office subject to Community Bank's Articles of Incorporation, Bylaws and the laws of the State of Florida. Upon consummation of the Merger, the present offices and branch of Community Bank will continue to conduct their banking operations at the present locations. Under the Merger Agreement, Barnett and Community Bank have agreed not to take or cause to be taken any action, whether before or after the effective time of the Merger, which would disqualify the Merger as (i) a "pooling of interests" for accounting purposes or (ii) a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that this prohibition shall not apply to Barnett if Barnett elects to pay cash as permitted by the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement provides that the directors and executive officers of Community Bank immediately prior to the Effective Time will constitute the directors and executive officers of Community Bank immediately following the Merger and until their successors are elected and qualified. Nancy H. Frank, Executive Vice President of Community Bank, has received a written commitment from Barnett that her current position and compensation package will be available to her through at least June 30, 1996 notwithstanding Barnett's policy prohibiting spouses from working in the same reporting hierarchy.

     Barnett, as a condition of the Merger, has required that Lyman H. Frank, President of Community Bank, James G. Lowman, Chairman of Community Bank, and Nancy H. Frank, Executive Vice President of Community Bank, sign agreements not to compete with Community Bank for three years following the Merger. Community Bank has agreed to pay the foregoing executive officers, together with Belinda
S. Ohmer, the Vice President and Cashier of Community Bank, a total of $779,000 immediately prior to consummation of the Merger as compensation for entering into the non-compete agreements, in order to induce such executive officers to remain in the employ of Community Bank until the Merger and to work diligently toward consummation of the Merger, and to reward such executive officers for the decisive role they played in taking the Bank from organization in 1988 to the increase in shareholder value represented by the Merger consideration. This compensation will be paid by Community Bank immediately prior to the Merger out of Community Bank's current earnings and will not result in any adjustment to the Merger consideration. These payments to Community Bank's executive officers are as follows: Mr. Lowman, $150,000; Mr. Frank, $350,000; Mrs. Frank, $216,000; and Ms. Ohmer, $63,000. Messrs. Lowman and Frank each will receive as additional compensation the automobile owned by Community Bank that he presently uses for business purposes. Payment of a portion of the Change in Control Payment to Mr. Lowman is conditioned upon receipt of a favorable vote of the holders of Community Bank Common Stock. See "VOTE ON CHANGE IN CONTROL PAYMENT."

     The Merger Agreement requires Barnett to use best efforts to provide Community Bank employees who continue after the Merger with employee benefits substantially equivalent in the aggregate to those provided to other Barnett employees, including health insurance coverage that is not subject to any pre-existing medical condition exception. Community Bank employees will be given credit for their years of service with Community Bank for purposes of eligibility and participation (but not vesting or benefit accrual) in Barnett's 401(k), pension and flexible benefits plans and for purposes of determining vacation benefits.

     Allen G. TenBroek, a director of Community Bank, holds presently exercisable non-qualified stock options expiring on May 31, 1999, to acquire 2,750 shares of Community Bank Common Stock at an exercise price of $9.89 per share and presently exercisable non-qualified stock options expiring on December 31, 2000, to acquire 5,170 shares of Community Bank Common Stock at an exercise price of $11.84 per share. The Merger Agreement provides for such options, if not exercised prior to the Effective Time of the Merger, to be converted in the Merger to non-qualified options to acquire that number of shares of Barnett Common Stock (rounded down to the nearest whole share) equal to the number of Barnett shares that Mr. TenBroek would acquire in the Merger if he exercised his Community Bank options immediately prior to the record date for the Merger. The aggregate exercise price of such Barnett options will be the same as the aggregate exercise price of the Community Bank options Mr. TenBroek presently holds.

     The Merger Agreement requires Community Bank to indemnify present and former directors, officers and employees of Community Bank after the Merger against liabilities and expenses arising out or acts or omissions prior to the Effective Time (including in connection with the Merger) to the fullest extent permitted by Florida law and Community Bank's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement, including the advancement of legal fees and expenses in any legal proceeding. Barnett is required to guarantee these indemnification obligations for a period of three years after the Merger.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon the receipt by Barnett of a letter from Arthur Andersen LLP, Barnett's independent public accountants, to the effect that the Merger qualifies for pooling-of-interests accounting treatment, unless Barnett or Community Bank shall have elected the payment of Cash Consideration in lieu of Barnett Common Stock in accordance with the Merger Agreement. Barnett and Community Bank have agreed to use their best efforts to cause the Merger to qualify for the pooling-of-interests treatment by Barnett.

     Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Barnett and Community Bank will be combined at the effective time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Barnett and Community Bank will be combined on Barnett's consolidated balance sheet and no goodwill or other intangible assets will be created.

     The unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY -- Comparative Unaudited Per Share Information".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     IN THE OPINION OF FOLEY & LARDNER, COUNSEL TO COMMUNITY BANK, THE FOLLOWING DISCUSSION SETS FORTH THE MATERIAL FEDERAL INCOME TAX

CONSEQUENCES OF THE MERGER TO COMMUNITY BANK AND ITS SHAREHOLDERS TO THE EXTENT THAT NEITHER BARNETT NOR COMMUNITY BANK ELECT THE PAYMENT OF THE CASH CONSIDERATION PURSUANT TO THE MERGER AGREEMENT. NEVERTHELESS, THIS DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, MAY NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN SHAREHOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (INCLUDING, WITHOUT LIMITATION, INSURANCE COMPANIES, DEALERS IN SECURITIES, CERTAIN RETIREMENT PLANS, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS, FOREIGN PERSONS OR SHAREHOLDERS WHO ACQUIRED THEIR COMMUNITY BANK COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION). EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS OR THE TAX CONSEQUENCES OF THE MERGER IF THE MERGER IS EFFECTED FOR THE CASH CONSIDERATION. CONSEQUENTLY, EACH COMMUNITY BANK SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

     Neither Barnett nor Community Bank has requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger.

     As a condition to the consummation of the Merger in exchange for Barnett Common Stock, Community Bank shall have received an opinion from Foley & Lardner, its counsel, concerning certain federal income tax consequences, based upon certain customary representations set forth therein. Based in part on such representations and assuming that neither Barnett nor Community Bank elect the payment of the Cash Consideration in lieu of Barnett Common Stock pursuant to the Merger Agreement, Foley & Lardner will issue an opinion that the material federal income tax consequences expected to result from the Merger, under currently applicable law, are as follows:

           (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) of the Code by reason of the operation of Section 368(a)(2)(E) of the Code;

          (ii) No gain or loss will be recognized by Community Bank as a result of the Merger;

          (iii) No gain or loss will be recognized by the shareholders of Community Bank who exchange all their Community Bank Common Stock solely for Barnett Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Barnett Common Stock);

          (iv) The tax basis of the Barnett Common Stock received by shareholders who exchange all of their Community Bank Common Stock solely for Barnett Common Stock in the Merger will be the same as the tax basis of the Community Bank Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

          (v) The holding period of the Barnett Common Stock in the hands of the Community Bank shareholders will, in each case, include the holding period of the shares of Community Bank Common Stock surrendered in exchange therefor, provided that the Community Bank Common Stock was, in each instance, held as a capital asset in the hands of the Community Bank shareholders on the effective date of the Merger.

     Community Bank shareholders who exercise dissenters' rights and receive cash consideration for the Community Bank Common Stock should recognize gain or loss equal to the difference between the amount of cash consideration they receive and the adjusted basis in the Community Bank Common Stock for which an election to dissent is made. The tax rules governing the treatment of dissenting shareholders, however, is extremely complex and may differ from shareholder to shareholder and, accordingly, Community Bank shareholders who exercise dissenters' rights are urged to consult with their own tax advisors regarding the specific tax consequences of such an election to such shareholder. Moreover, in the event that either Barnett or Community Bank elects the payment of the Cash Consideration in lieu of Barnett Common Stock pursuant to the Merger Agreement, Community Bank shareholders should recognize gain or loss equal to the difference between the amount of cash consideration received and the adjusted basis in their Community Bank Common Stock.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO ALL SHAREHOLDERS OF COMMUNITY BANK, INCLUDING THOSE WHO ACQUIRED COMMUNITY BANK COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGES COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. IN VIEW OF THIS AND THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH COMMUNITY BANK SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

RESALE OF BARNETT COMMON STOCK

     The shares of Barnett Common Stock issuable to shareholders of Community Bank upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Community Bank as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Community Bank at the time of the Special Meeting. Accordingly, "affiliates" generally will include directors and executive officers of Community Bank. Barnett Common Stock received by those shareholders of Community Bank who are deemed to be "affiliates" of Community Bank may be resold without registration as provided for by Rules 144 or 145, or as otherwise permitted, under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of Barnett Common Stock received by affiliates of Community Bank, or by certain of their family members or related interests.

     Community Bank has agreed to use its best efforts to cause each holder of Community Bank Common Stock deemed to be an affiliate of such company to enter into an agreement providing that such affiliate will not sell, pledge, transfer or otherwise dispose of the shares of Barnett Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

STOCK EXCHANGE LISTING

     The Merger Agreement provides for the filing of, and Barnett has filed (or will file), a listing application with the NYSE covering the shares of Barnett Common Stock issuable pursuant to the Merger. It is a condition to the consummation of the Merger that such shares of Barnett Common Stock be authorized for listing on the NYSE effective upon official notice of issuance.

SHAREHOLDER INVESTMENT AND EMPLOYEE STOCK PURCHASE PLANS

     Barnett has a Shareholder Investment Plan, which provides, for those shareholders and customers who elect to participate, that dividends on shares of Barnett Common Stock will be reinvested in additional shares of Barnett Common Stock without paying brokerage commissions. The Shareholder Investment Plan also allows automatic monthly deductions from a Barnett checking, NOW or money market account to purchase Barnett Common Stock. Barnett also has an Employee Stock Purchase Plan pursuant to which employees may purchase shares of Barnett
Common Stock through automatic payroll deductions.   Participants in the
Employee Stock Purchase Plan may also participate in the Shareholder Investment Plan. Each of the plans also permits participants to invest, through optional cash payments within certain dollar limitations, in additional shares of Barnett Common Stock. It is anticipated that after the effective time of the Merger, Barnett will continue its Shareholder Investment and Employee Stock Purchase Plans. Customers and shareholders of Community Bank who receive Barnett Common Stock in the Merger will have the right to participate in the Shareholder Investment Plan after the Effective Time of the Merger.

     The Merger Agreement permits Community Bank to continue to issue Community Bank Common Stock pursuant to stock options outstanding prior to the date of the Merger Agreement. After the date of the Merger Agreement, Community Bank may not issue any further options to acquire Community Bank Common Stock until the effective time of the Merger.

EXPENSES

     The Merger Agreement provides that Barnett and Community Bank   will each
pay its own expenses in connection with the Merger and the transactions contemplated thereby, except that Barnett and Community Bank will bear equally the expenses of preparing, printing and filing the registration statement and any proxy solicitation expenses, including mailing.

DIVIDENDS

     The Merger Agreement provides that, after the date of its execution, Community Bank may not declare or pay any dividends or other distributions with respect to its capital stock.

DESCRIPTION OF BARNETT CAPITAL STOCK

GENERAL

     The authorized capital stock of Barnett consists of 200,000,000 shares of Common Stock, par value $2.00 per share, and 20,000,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock"). As of June 30, 1995, there were issued and outstanding 96,465,227 shares of Common Stock, 2,000,000 shares of Barnett's Series A $4.50 Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), 12,289 shares of Barnett's Series B $2.50 Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), and 2,300,000 shares of Barnett's Series C $4.00 Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"). In addition, Barnett has authorized Junior Participating Preferred Stock, $0.10 par value (the "Junior Participating Preferred Stock"), for issuance upon the exercise of certain rights described below.

     Since Barnett is a holding company, the right of Barnett, and hence the right of creditors and shareholders of Barnett, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Barnett itself as a creditor of the subsidiary may be recognized. The principal source of Barnett's revenues is dividends from its subsidiaries. See "REGULATORY MATTERS" for a discussion of restrictions on the subsidiary banks' ability to pay dividends to Barnett.

     The following summary does not purport to be complete and is subject to in all respects, and qualified in its entirety by, the applicable provisions of the Florida Business Corporation Act, Barnett's Amended and Restated Articles of Incorporation, as amended (the "Articles"), including the Certificates of Designation describing the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Junior Participating Preferred Stock, the Bylaws of Barnett (the "Bylaws") and the Rights Agreement (as defined below). The Articles, the Bylaws and the Rights Agreement are incorporated by reference in this Proxy Statement-Prospectus.

COMMON STOCK

     The holders of the Barnett Common Stock are entitled to receive dividends from funds legally available therefore when, as, and if declared by Barnett's Board of Directors, and are entitled upon liquidation to receive pro rata the net assets of Barnett after satisfaction in full of the prior rights of creditors of Barnett and holders of any Preferred Stock. The principal source of funds for payment of dividends by Barnett is dividends paid by Barnett's subsidiaries.

     The holders of Barnett Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The holders of Barnett Common Stock do not have cumulative voting rights, any preferential, subscriptive or preemptive rights with respect to any securities of Barnett, or any conversion rights. The Barnett Common Stock is not subject to redemption. The outstanding shares of Barnett Common Stock are fully paid and nonassessable.

     The Articles were amended in April 1985 to add a "fair price provision" that would require the vote of the holders of at least 80 percent of the voting power of the then outstanding shares of capital stock of Barnett entitled to vote generally in an election of directors (the "Voting Stock") for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving Barnett or its subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10 percent of the Voting Stock), unless the "fair price" and other procedural requirements of the amendment are met, or unless approved by a majority of directors who are not affiliated with the acquiring party. At the same time, the Articles were amended (and conforming amendments were made to the Bylaws) (i) to provide for classification of Barnett's Board of Directors into three classes, (ii) to require the vote of 80 percent of the directors then in office to fill any vacancies in Barnett's Board of Directors and any newly created directorships and (iii) to permit the removal of directors only for cause and only by the affirmative vote of holders of 80 percent of the Voting Stock. Each of the foregoing provisions may only be amended or repealed by the affirmative vote of the holders of 80 percent of the Voting Stock. Furthermore, the Articles require the affirmative vote of at least a majority of the Voting Stock in order to authorize Barnett to directly or indirectly acquire the equity securities of a person who has owned five percent of the class of securities being acquired for a period of less than two years. The Voting Stock beneficially owned by such a five percent holder is excluded from such vote. The affirmative vote is not necessary if the acquisition of such person's securities is part of a tender or exchange offer made by Barnett on the same terms to all holders of such securities.

     First Chicago Trust Company of New York is the transfer agent and registrar for the Barnett Common Stock.

RIGHTS TO PURCHASE JUNIOR PARTICIPATING PREFERRED STOCK

     On February 21, 1990, Barnett's Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Barnett Common Stock to shareholders of record at the close of business on March 12, 1990. Barnett's Board of Directors declared such dividend distribution in the belief that it was desirable and in the best interests of Barnett and its shareholders that steps be taken to preserve for Barnett's shareholders the long-term value of Barnett in the event of a potential takeover or other action which appears to Barnett's Board of Directors to be coercive, unfair or inadequate. Each Right entitles the registered holder to purchase from Barnett a unit consisting of one one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock at a purchase price of $125.00 per Unit, subject to adjustment. The description and terms of the Rights are summarized below and are set forth in a Rights Agreement (the "Rights Agreement"), between Barnett and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). As long as the Rights are attached to the Barnett Common Stock and in certain other circumstances specified in the Rights Agreement, one Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be deemed to be delivered with each share of Barnett Common Stock issued or transferred by Barnett in the future. The following summaries do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Rights Agreement, including the definitions therein of certain terms used in this Proxy Statement-Prospectus.

     Initially, the Rights are attached to all Barnett Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Barnett Common Stock and a "Distribution Date" will occur upon the earlier of the close of business on the tenth day following (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Barnett Common Stock or voting securities representing 20% or more of the voting power of Barnett, (ii) the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Barnett Common Stock or such voting power of Barnett then outstanding or (iii) the determination by a majority of the members of Barnett's Board of Directors who are not officers of Barnett that with respect to any person who, alone or with affiliates or associates, has become the beneficial owner of 10% or more of the outstanding shares of Barnett Common Stock or voting power of Barnett then outstanding, (a) such beneficial ownership is intended to cause Barnett to provide such person with short-term financial gain by repurchasing his Barnett Common Stock or voting power under circumstances where such Barnett directors determine that such repurchase would not be in the best long-term interests of Barnett or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or certain business prospects or relationships of Barnett. (Any person whose beneficial ownership satisfies the conditions of (a) or (b) above is referred to herein and in the Rights Agreement as an "Adverse Person").

     Until the Distribution Date, the Rights will be transferred with and only with Barnett Common Stock certificates. Barnett is not required to issue fractions of shares of Junior Participating Preferred Stock or Barnett Common Stock upon exercise of the rights.

     The Rights are not exercisable until after the Distribution Date and will expire at the close of business on March 11, 2000, unless earlier redeemed by Barnett in accordance with the Rights Agreement.

     In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Barnett Common Stock or voting power (except pursuant to an offer for all outstanding shares of Barnett Common Stock and all other voting securities which the independent and disinterested directors of Barnett determine to be fair to and otherwise in the best interests of Barnett and its shareholders) or (ii) any person is determined to be an Adverse Person (either (i) or (ii) being a "Flip-in Event"), each holder of a Right (with the exception of an Adverse or Acquiring Person) will thereafter have the right to receive, upon exercise, Barnett Common Stock having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of a Flip-in Event until such time as the Rights are no longer redeemable by Barnett as set forth below.

     In the event of certain business combinations involving Barnett, each holder of a Right may receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.
These certain business combinations involving Barnett and the Flip-in Events are referred to together as the "Triggering Events."

     The purchase price payable, and the number of Units of Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution that would result from certain forms of distributions to holders of such Junior Participating Preferred Stock.

     At any time until the earlier of (i) the close of business on the tenth day following the public announcement by Barnett or an Acquiring person that the Acquiring Person has become such, (ii) the declaration by Barnett's Board of Directors that a person is an Adverse Person, or (iii) March 11, 2000, Barnett may redeem the Rights in whole, but not in part, at a price of $.01 per Right. At any time after the occurrence of a Flip-in Event, Barnett's Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person or an Adverse Person) in whole or in part, at an exchange ratio of one share of Barnett Common Stock, or equivalent equity security, per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Barnett, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders of Barnett or to Barnett, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Barnett Common Stock (or other consideration) or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by Barnett's Board of Directors prior to the Distribution Date. After the Distribution Date, only certain limited provisions of the Rights Agreement may be amended by the Board of Directors.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Barnett in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any offer for all outstanding shares of Barnett Common Stock and other voting securities deemed to be fair and otherwise in Barnett's best interests by Barnett's Board of Directors or any merger or other business combination approved by Barnett's Board of Directors.

PREFERRED STOCK

     Under the Articles, Barnett's Board of Directors is authorized without further shareholder action to provide for the issuance of up to 20,000,000 shares of Preferred Stock in one or more series, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors. As of the date of this Proxy Statement-Prospectus, Barnett has three series of Preferred Stock outstanding which rank on parity as to dividend and liquidation rights and have the voting, dividend, liquidation, conversion, redemption and other rights set forth in the following paragraphs. Barnett has also authorized and reserved for issuance shares of Junior Participating Preferred Stock to be issued upon the exercise of the Rights. The Junior Participating Preferred Stock ranks junior to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and senior to the Barnett Common Stock. First Chicago Trust Company of New York is the transfer agent, registrar, dividend disbursing agent and redemption agent for each of the three series of Preferred Stock.

     SERIES A PREFERRED STOCK. Dividends on the Series A Preferred Stock are paid at the annual rate of $4.50 per share and are cumulative. In the event of dissolution, liquidation or winding up of Barnett, holders of the Series A Preferred Stock will be entitled to payment in full of $50.00 per share, plus any accrued and unpaid dividends, prior to any distribution to holders of Barnett Common

Stock. The Series A Preferred Stock does not have any voting rights, except as expressly provided by Florida law, or in the event that the equivalent of six quarterly dividends payable on the Series A Preferred Stock are in arrears, or in the event of certain amendments, alterations or repeals of the Articles adversely affecting the holders of Series A Preferred Stock.

     Shares of the Series A Preferred Stock are convertible into shares of Barnett Common Stock, at a conversion price of $26.50 per share (assuming a value of $50.00 per share of the Series A Preferred Stock), which is equivalent to approximately 1.8868 shares of Barnett Common Stock for each share of Series A Preferred Stock. The conversion price is subject to adjustment under certain conditions.

     The Series A Preferred Stock is redeemable at the election of Barnett at a declining premium in the sixth through tenth years after issuance and is redeemable at par anytime thereafter. The Board of Directors of Barnett has authorized the redemption of the Series A Preferred Stock at the discretion of Barnett's management and in accordance with its terms.

     At June 30, 1995, there were 2,000,000 shares of Series A Preferred Stock issued and outstanding.

     SERIES B PREFERRED STOCK. Dividends on the Series B Preferred Stock are paid at the annual rate of $2.50 per share and are cumulative. In the event of dissolution, liquidation or winding up of Barnett, holders of the Series B Preferred Stock will be entitled to payment in full of $25.00 per share, plus any accrued and unpaid dividends, prior to any distribution to holders of Barnett Common Stock. The Series B Preferred Stock does not have any voting rights, except as provided by Florida law or in the event that any dividends on the Series B Preferred Stock are in arrears. If such dividends are in arrears, holders of Series B Preferred Stock will vote together with holders of Barnett Common Stock, and each holder of Series B Preferred Stock will be entitled to the number of votes equal to the number of whole shares of Barnett Common Stock into which his shares of Series B Preferred Stock are then convertible.

     Shares of Series B Preferred Stock are convertible into shares of Barnett Common Stock at any time at a rate of 2.5988 shares of Barnett Common Stock for each share of Series B Preferred Stock. The conversion rate is subject to adjustment under certain conditions.

     The Series B Preferred Stock is redeemable in the eleventh year after issuance, at the election of Barnett, at a price per share equal to the sum of:
(a) $25.00; (b) any accrued and unpaid dividends; and (c) a declining premium in the eleventh through fifteenth years after issuance. Barnett is obligated to purchase shares of Series B Preferred Stock, beginning in the sixteenth year following issuance, at the election of the holder at a price of $25.00 per share, plus any accrued and unpaid dividends.

     At June 30, 1995, there were 12,289 shares of Series B Preferred Stock issued and outstanding.

     SERIES C PREFERRED STOCK. Dividends on the Series C Preferred Stock are paid at the annual rate of $4.00 per share and are cumulative. In the event of dissolution, liquidation or winding up of Barnett, holders of the Series C Preferred Stock will be entitled to payment in full of $50.00 per share, plus any accrued and unpaid dividends, prior to any distribution to holders of Barnett Common Stock. The Series C Preferred Stock does not have any voting rights, except as expressly provided by Florida law, or in the event that (i) the equivalent of six quarterly dividends payable on the Series C Preferred Stock are in arrears, (ii) the Articles are amended, altered or repealed in a manner which adversely affects the holders of Series C Preferred Stock, or
(iii) shares of any class of stock ranking prior to the Series C Preferred Stock, as to dividends or upon liquidation, or of any obligation or security convertible into any right to purchase any such prior shares, are created, authorized or issued.

     Shares of the Series C Preferred Stock are convertible into shares of Barnett Common Stock, at a conversion price of $39.50 per share (assuming a value of $50.00 per share of the Series C Preferred Stock), which is equivalent to approximately 1.2658 shares of Barnett Common Stock for each share of Series C Preferred Stock. The conversion price is subject to adjustment under certain conditions.

     The Series C Preferred Stock is redeemable at the election of Barnett at a declining premium in the sixth through tenth years after issuance and is redeemable at par any time thereafter. In the event that any quarterly dividend payable on the Series C Preferred Stock is in arrears and until all such dividends in arrears are paid or declared and set apart for payment, Barnett may not redeem any shares of Series C Preferred Stock unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed or acquire any shares of Series C Preferred Stock except in a purchase offer made on the same terms to all holders for the purchase of all outstanding shares of Series C Preferred Stock. The Board of Directors of Barnett has authorized the redemption of the Series C Preferred Stock at the discretion of Barnett's management and in accordance with its terms.

     At June 30, 1995, there were 2,300,000 shares of Series C Preferred Stock issued and outstanding.

DISSENTERS' RIGHTS

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURE TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF SECTION
658.44 OF THE FLORIDA BANKING CODE THE FULL TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX C. SINCE THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE PROVISIONS OF THESE LAWS, SHAREHOLDERS WHO MIGHT DESIRE TO EXERCISE

SUCH RIGHTS SHOULD REVIEW SUCH LAWS CAREFULLY, TIMELY CONSULT THEIR OWN LEGAL ADVISOR AND STRICTLY FOLLOW THE PROVISIONS OF FLORIDA LAW.

     Only Community Bank shareholders of record at the close of business on [SEPTEMBER 8, 1995], will have the right to vote on the Merger. Shareholders who would like to exercise their dissenters' rights under Florida law to demand that Community Bank pay them in cash the fair value of their shares as of the effective date of the Merger in lieu of receiving Barnett Common Stock (such a shareholder being hereinafter referred to as a "Dissenting Shareholder") must (i) vote their shares against approval of the Merger Agreement; or (ii) deliver written notification to Community Bank that such shareholders dissent from the Merger Agreement at or prior to the Special Meeting. Such a Dissenting Shareholder can neither vote in favor of approval of the Merger Agreement by proxy or in person nor deliver a signed but unmarked proxy unless such proxy is revoked prior to the vote on the Merger. The Dissenting Shareholder may dissent as to less than all the shares then registered in his name.

     PURSUANT TO THE ABOVE, ANY DISSENTING SHAREHOLDER SHOULD SEND A WRITTEN OBJECTION TO THE MERGER AGREEMENT, AS SET FORTH ABOVE, TO COMMUNITY BANK AT THE FOLLOWING ADDRESS: 2450 PERIWINKLE WAY, SANIBEL ISLAND, FL 33957.

     Holders of Community Bank Common Stock who intend to exercise their dissenters' rights should bear in mind that the fair value of their shares of Community Bank Common Stock, for dissenters' rights purposes, could be determined to be more than, the same as, or less than, the consideration they would receive pursuant to the Merger.

     On or promptly after the effective date of the Merger, Barnett may fix an amount which it considers to be not more than the fair market value of Community Bank Common Stock and, if Barnett fixes such amount, shall offer to pay to each Dissenting Shareholder such amount for the shares held by the Dissenting Shareholder. Dissenting Shareholders who accept such offer shall be entitled to receive the amount so offered in cash upon surrendering the stock certificate as to which they dissented at any time within 30 days after the effective date of the Merger. Dissenting Shareholders who do not accept such offer shall be entitled to receive in cash for their shares of Community Bank Common Stock an amount determined as of the effective date of the Merger by three appraisers. One appraiser shall be selected by Dissenting Shareholders owning at least two-thirds of shares held by Dissenting Shareholders, one appraiser shall be selected by the Board of Directors of Community Bank and the third appraiser shall be selected by the first two appraisers so chosen. The value agreed upon by any two appraisers shall control and be final and binding on all parties.
If, within 90 days from the effective date of the Merger, one or more of the appraisers is not selected as provided above for any reason or such appraisers fail to determine the value of the Dissenting Shareholders, the Florida Department of Banking and Finance shall cause an appraisal of shares which will be final and binding on all parties. The expenses of any such appraisal shall be paid by Community Bank. The owners of such shares the value of which are to be determined by appraisal shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Each of Barnett and Community Bank is a Florida corporation subject to the provisions of the Florida Business Corporation Act. Shareholders of Community Bank, whose rights are governed by Community Bank's Articles of Incorporation and Bylaws, will, upon consummation of the Merger, become shareholders of Barnett. The rights of such shareholders as shareholders of Barnett will then be governed by the Amended and Restated Articles of Incorporation of Barnett and the Bylaws of Barnett.

     Except as set forth below, there are no material differences between the rights of a Community Bank under Community Bank's Articles of Incorporation and Bylaws, on the one hand, and the rights of a Barnett shareholder under the Amended and Restated Articles of Incorporation and Bylaws of Barnett on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, FLORIDA LAW AND THE ARTICLES OF INCORPORATION AND BYLAWS OF EACH OF BARNETT AND COMMUNITY BANK.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     BARNETT. The Board of Directors of Barnett consists of fourteen members, unless otherwise determined by resolution adopted by the vote of at least 80% of the entire Board of Directors. Barnett's Board of Directors is divided into three classes, and directors are elected to serve three-year terms. However, except as otherwise required by law, whenever the holders of a series of Preferred Stock shall have the right, voting as a class, to elect one or more directors, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created may be filled in the manner specified by such series of Preferred Stock.


     COMMUNITY BANK.   The Articles of Incorporation of Community Bank provide
that the number of directors shall not be fewer than five (5). The Bylaws provide that the Board of Directors shall consist of ten (10) directors elected annually by the shareholders. The number of directors may be changed by amendment to the Bylaws. In the election of directors, each shareholder of Community Bank has the right to cumulate his or her votes, giving one candidate as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes among as many candidates for director as the shareholder shall choose. Vacancies occurring on the Board of Directors shall be filled by a majority of the members of the board to serve until the next annual meeting of shareholders or a special meeting of shareholders called for the purpose of filling such vacancy.

REMOVAL OF DIRECTORS

     BARNETT. Directors of Barnett may be removed at any time, but only for cause and only by the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of 80% or more of the voting power of all the then outstanding shares of Barnett's capital stock entitled to vote on the election of directors, voting together as a single class. However, except as otherwise required by law, the foregoing does not apply to directors elected by holders of Preferred Stock.

     COMMUNITY BANK. A director of Community Bank may be removed, with or without cause, by the shareholders; provided, however that a director may not be removed if votes sufficient to elect him or her under cumulative voting are voted against his or her removal. A director may be removed at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

SHAREHOLDER NOMINATIONS

     BARNETT AND COMMUNITY BANK. Neither Barnett nor Community Bank have provisions in their respective Articles of Incorporation or Bylaws regarding the ability of shareholders to nominate individuals for election to the Board of Directors.

CONFLICT OF INTEREST TRANSACTIONS

     BARNETT AND COMMUNITY BANK. The Articles of Incorporation and Bylaws of neither Barnett nor Community Bank contain provisions governing transactions between the respective corporation and interested directors and officers. Under Florida law, transactions involving a Florida corporation and an interested director or officer of that corporation are permitted if: (i) the fact of the relationship or interest is disclosed or known to the Board of Directors or a committee of the Board which authorizes, approves or ratifies the transaction by a vote or consent sufficient for that purpose without counting the votes or consents of the interested director(s); (ii) the fact of the relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (iii) the transaction is fair and reasonable to the corporation at the time the Board, committee or shareholders authorize, approve or ratify the transaction or contract. Florida law permits a Florida corporation to loan money, guarantee obligations or otherwise assist an officer or director whenever, in the Board of Director's judgment, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.

MEETINGS OF SHAREHOLDERS

     BARNETT. Under Barnett's Articles of Incorporation, any acts required or permitted to be taken by the shareholders of Barnett must be effected at a duly called annual or special meeting of shareholders. No actions may be effected by any consent in writing by such shareholders. Special meetings of the shareholders may be called only by Barnett's Chairman or President, or by a majority of the members of the Board of Directors acting with or without a meeting, or by the persons who hold not less than thirty-five percent of shares outstanding and entitled to vote on any proposal to be submitted at such meeting. The Articles of Incorporation also establish certain procedures for giving notice of the meeting to shareholders.

     COMMUNITY BANK. Action required or permitted to be taken by the shareholders of Community Bank may be taken without a meeting, without notice and without a vote if the action is taken by the holder of Community Bank's outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In order to be effective, such action must be evidenced by one or more written consents describing the action taken, dated and signed by the approving shareholders having the requisite number of votes. Special meetings of the shareholders may be called at any time by the Board of Directors, any two or more directors, or by the holders of not less than ten percent (10%) of the stock entitled to vote at the special meeting. The Articles of Incorporation of Community Bank also establish certain procedures for giving notice of the meeting to shareholders.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     BARNETT. Barnett's Articles of Incorporation were amended in April 1985 to add a "fair price provision" that would require the vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Barnett entitled to vote generally in an election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving Barnett or its subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of capital stock of Barnett entitled to vote generally in an election of directors), unless the "fair price" and other procedural requirements of the amendment are met, or unless approved by a majority of directors who are not affiliated with the acquiring party.

     Furthermore, Barnett's Articles of Incorporation require the affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of Barnett entitled to vote generally in an election of directors in order to authorize Barnett to directly or indirectly acquire the equity securities of a person who has owned five percent of the class of securities being acquired for less than a period of two years. The affirmative vote of 80% of the class is not necessary if the acquisition of such person's securities is part of a tender or exchange offer made by Barnett on the same terms to all holders of such securities.

     COMMUNITY BANK. The Articles of Incorporation and Bylaws of Community Bank make no special provisions as to the vote required for authorization of certain actions such as mergers, asset sales, security issuances, recapitalizations, and liquidations.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

     BARNETT. The alteration, amendment, or repeal of Article V (relating to the Board of Directors), Article VII (relating to Business Combinations) and
Article X (relating to special meetings of shareholders) of Barnett's Articles of Incorporation require the affirmative vote of 80% or more of the voting power of the then outstanding shares of capital stock of Barnett entitled to vote generally in an election of directors, voting together as a single class. The Barnett Bylaws may be amended by a majority vote of the Board of Directors at any regular or special meeting.

     COMMUNITY BANK. Amendment of the Articles of Incorporation of Community Bank requires that the amendment be recommended to the shareholders by the Board of Directors and, if a quorum of shareholders exists, approved by votes cast in favor of the amendment exceeding the votes cast opposing the amendment. The Bylaws of Community Bank may be amended or repealed by the Board of Directors, except to the extent that such power is reserved to the shareholders by statute.

PURCHASE RIGHTS PLAN

     BARNETT. Barnett has distributed to each holder of Barnett Common Stock one Right for each outstanding share of Barnett Common Stock. The Rights entitle the shareholder to certain rights in the event of certain transactions involving Barnett. See "-- Description of Barnett Capital Stock; Rights to Purchase Junior Participating Preferred Stock."

     COMMUNITY BANK.  Community Bank has no purchase rights plan.

STATE ANTITAKEOVER STATUTE

     BARNETT AND COMMUNITY BANK. The Articles of Incorporation and Bylaws of neither Barnett nor Community Bank contain provisions to "opt out" of the Florida statute on control share acquisitions.

CONSTITUENCIES

     BARNETT. Barnett's Articles of Incorporation provide that the Board of Directors, when evaluating a proposal (other than a proposal made by Barnett itself) to (i) make a tender or exchange offer for any equity security of Barnett; (ii) merge or consolidate Barnett with another person; or (iii) purchase or otherwise acquire substantially all the property or assets of Barnett, shall, in exercising its business judgment in determining the best interests of Barnett and its shareholders, give due consideration to several relevant factors. These factors include: (i) the consideration being offered in relation to the current market prices and the current value of Barnett in a freely negotiated transaction and in relation to the Board of Director's estimate of the future value of Barnett as an independent entity; (ii) the social and economic effects on the employees, customers, suppliers, depositors, creditors, and any other constituents and on the communities in which Barnett and its subsidiaries operate or are located; (iii) the desirability of maintaining an independence from any other entity; (iv) the business condition, financial condition and earnings prospects of the acquiring person including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person, and the possible effect of such conditions upon Barnett and its subsidiaries; and (v) the competence, experience, and integrity of the acquiring person and its management.

     COMMUNITY BANK. In discharging his or her duties, a director of Community Bank may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers, the communities and society in which Community Bank operates, and the economy of the state and the nation.

                        VOTE ON CHANGE IN CONTROL PAYMENT

     This section of the Proxy Statement-Prospectus describes the Change in Control Payment, a payment which will be made to Mr. James G. Lowman, Chairman of Community Bank, upon consummation of the Merger.

     Under sections 280G and 4999 of the Code, the payor corporation is prohibited from deducting, and the recipient individual must pay a 20% excise tax on, any so-called "excess parachute payment." A "parachute payment" is generally defined to mean:

          (a)  a payment in the nature of compensation;

          (b) which is paid to certain officers, shareholders or highly-compensated employees of a corporation;

          (c) which is contingent on a change in ownership of the corporation; provided that

          (d) the present value (as of the time of the ownership change) of all such payments made or to be made to the particular individual equals or exceeds three times the individual's "base amount" (i.e., his or her average taxable compensation from the corporation for the five calendar years preceding the year in which the ownership change occurs).

An individual's "parachute payments" are generally treated as "excess parachute payments" to the extent the present value of such payments exceeds the greater of (a) one times the individual's base amount or (b) the amount that is established by clear and convincing evidence to be reasonable compensation for services rendered by the individual prior to the ownership change. Section 280G and proposed Treasury Regulations issued thereunder provide a number of exceptions from the definitions of "parachute payment" and "excess parachute payment."

     Under one of the exceptions, a payment to an individual is not treated as a parachute payment if the following requirements are met:

          (a) immediately before the ownership change, the corporation undergoing the ownership change has no outstanding stock readily tradeable on an established securities market or otherwise;

          (b) the payment was approved by a vote of the persons who owned, immediately before the ownership change, more than 75% of the voting power of the corporation's stock (excluding stock held by persons receiving payments that would be parachute payments if the shareholder approval exception were not met);

          (c) adequate disclosure of the material facts concerning all payments to the individual which, but for the shareholder approval exception, would be parachute payments is made to all shareholders; and

          (d) the shareholder vote determines the individual's right to receive or retain the payment.

     Attempting to apply the golden parachute rules to a particular case is made difficult by a number of factors, including the complexity of the rules, the lack of final Treasury Regulations or other definitive guidance interpreting the rules, and the subjective nature of certain of the rules. Accordingly, it is often difficult to determine whether, and to what extent, payments made to executives in connection with an ownership change may be treated as excess parachute payments.

     Nonetheless, because the Change in Control Payment to be made to James G. Lowman will occur in connection with an ownership change of Community Bank, Mr. Lowman may be treated as having received a parachute payment. Community Bank believes, however, that Community Bank Common Stock is not readily tradeable on an established securities market or otherwise. Accordingly, this Change in Control Payment should not be treated as a parachute payment if the shareholders of Community Bank who own, immediately before the ownership change, more than 75% of the Community Bank Common Stock (excluding stock held by Mr. Lowman) approve the portion of the Change in Control Payment to Mr. Lowman that is in excess of one dollar ($1.00) less than three (3) times Mr. Lowman's average taxable compensation from Community Bank for the five calendar years preceding the year in which the ownership change occurs (the "Excess Change in Control Payment"). The Excess Change in Control Payment has tentatively been calculated as $22,100. If the shareholders of Community Bank do not approve the Change in Control Payment to Mr. Lowman, the Change in Control Payment to Mr. Lowman will be reduced by an amount equal to the Excess Change in Control Payment so the Change in Control Payment is an amount equal to one dollar ($1.00) less than three (3) times Mr. Lowman's average taxable compensation from Community Bank for the five calendar years preceding the year in which the ownership change occurs.

     COMMUNITY BANK'S BOARD OF DIRECTORS (WITH MR. LOWMAN ABSTAINING) RECOMMENDS THAT COMMUNITY BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE CHANGE IN CONTROL PAYMENT TO JAMES G. LOWMAN.

          AMENDMENT OF THE ARTICLES OF INCORPORATION OF COMMUNITY BANK

     This section of the Proxy Statement-Prospectus describes certain amendments to Community Bank's Articles of Incorporation upon consummation of the Merger. Specifically, Barnett has applied to the Florida Department of Banking and Finance, on behalf of Community Bank, for authority to offer trust services at Community Bank following consummation of the Merger. Such trust powers are desirable since the need exists in the Sanibel and Captiva Islands market to offer competitive trust services. Community Bank anticipates offering a variety of trust services to its customers upon approval of the Amendment, including investment advisory services, trusteeships and estate planning and administration. In order to offer trust services, Community Bank is required to amend its Articles of Incorporation to authorize the exercise of trust powers. The Board of Directors of Community Bank has approved the Amendment to the Articles of Incorporation of Community Bank in order to authorize Community Bank to exercise trust powers following the Merger. The text of the Amendment, in the form of the Amended and Restated Articles of Incorporation of Community Bank, is attached hereto as Appendix D. This

Amendment is being submitted to the shareholders of Community Bank for approval pursuant to this Proxy Statement and, in accordance with Florida law, such amendment will be approved if the votes cast at the Special Meeting in favor of the Amendment exceed the votes cast opposing the Amendment. See "The Merger-- Regulatory Approvals".

COMMUNITY BANK'S BOARD OF DIRECTORS RECOMMENDS THAT COMMUNITY BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF COMMUNITY BANK'S ARTICLES OF INCORPORATION AS DESCRIBED ABOVE.

                        INFORMATION ABOUT COMMUNITY BANK

BUSINESS OF COMMUNITY BANK

     Community Bank was organized as a state bank under Florida law in February 1988 to serve the needs of the rapidly growing island communities of Sanibel and Captiva, Florida. Community Bank provides a broad range of retail and commercial banking services, primarily to customers located in the area. Community Bank's main office is located in the heart of the Sanibel business and retail district. Community Bank also has a small branch office on the eastern end of Sanibel Island. Because of the excellent market in which it operates and strict underwriting procedures, Community Bank has a high quality loan portfolio, with no non-accrual loans as of year-end 1994. Most of Community Bank's loans are real estate loans secured by first or second mortgages on residential or commercial property. Community Bank's primary marketing strategy is to offer personalized banking services to members of the community. It holds approximately 45% of deposits in the Sanibel/Captiva market.

     Sanibel and Captiva, the location of premier destination resorts and upscale residential communities, are barrier islands in the Gulf of Mexico connected to the mainland by a three-mile causeway. The permanent year-round population is approximately 6,500, swelling to 22,000 from November to May from tourists and winter residents and to over 12,000 during most of the rest of the year. As a result, Community Bank's deposits vary significantly, from a low of $69.6 million in October 1994, to a high of $79.0 million in April 1994. At December 31, 1994, Community Bank had total deposits of $75.1 million and net loans of $58.3 million.

MARKET AND DIVIDEND INFORMATION REGARDING COMMUNITY BANK COMMON STOCK

     There is not an established trading market in the shares of Community Bank Common Stock. Community Bank is not aware of any transfers of Community Bank Common Stock which have occurred in arm's length transactions in the last two years. In 1993, 1994 and 1995, Community Bank paid dividends per share of Community Bank Common Stock of $3.00, $2.00 and $0.00, respectively, to its shareholders.

PRINCIPAL HOLDERS OF COMMUNITY BANK COMMON STOCK

     No person is known by Community Bank to own beneficially more than 5% of Community Bank's outstanding Common Stock. The following table sets forth as of September 8, 1995, certain information as to shares of Community Bank
Common Stock owned beneficially by each director and by all directors and executive officers of Community Bank as a group:



                                      Amount and Nature
                                        of Beneficial                Percent
              Name                      Ownership(1)               of Class(5)
              ----                    -----------------            -----------
Francis P. Bailey                          17,875                       3.4

Lyman H. Frank                             21,725(2)                    4.2

Mary R. Goss                                5,706                       1.1

Myton W. Ireland                           17,875                       3.4

Stanley E. Johnson, Jr.                    21,120(3)                    4.1

John K. Kontinos                           21,120                       4.1

Thomas R. Louwers                           6,518(4)                    1.3

James G. Lowman                            20,970                       4.0

Jerrold A. Muench                           8,140                       1.6

Allen G. TenBroek                          21,120(5)                    4.1

All directors and executive               165,854                      32.0
officers as a group (12 persons)

-----------------------

(1) Unless otherwise noted, all shares are owned directly with sole voting and dispositive power.

(2) These shares are held jointly with Mr. Frank's wife, Nancy H. Frank, who shares voting and dispositive power with Mr. Frank.

(3) Held by Mr. Johnson and his wife as co-trustees, who share voting and dispositive power.

(4) Held jointly with Mr. Louwers' wife, who shares voting and dispositive power.

(5)  Includes 7,920 shares subject to immediately exercisable stock options.

     As of September 8, 1995, there were 258 holders of record of Community Bank Common Stock.

                 FINANCIAL INFORMATION REGARDING COMMUNITY BANK

COMMUNITY BANK OF THE ISLANDS


BALANCE SHEET  (UNAUDITED)



                                ASSETS                           JUNE 30, 1995
                                ------                           -------------
Cash and due from banks                                          $  3,724,835
Federal funds sold                                                  7,000,000
Securities held to maturity  (fair value $11,879,000)              11,781,980
Loans receivable, net of allowance for loan losses of
  $623,555                                                         60,598,904
Other real estate owned                                                17,486
Accrued interest receivable                                           394,648
Property and equipment, net                                         1,564,014
Other assets                                                          238,952
                                                                 ------------
                                                                 $ 85,320,819
                                                                 ------------
                                                                 ------------

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

Deposits                                                         $ 76,322,785
Other liabilities                                                     635,027
                                                                 ------------

  Total liabilities                                                76,957,812

Stockholders' equity:
  Common stock, $3 par value.  Authorized 600,000 shares;
  issued and outstanding 510,784 shares                             1,532,352
Capital surplus                                                     2,200,270
Undivided profits                                                   4,630,385
                                                                 ------------

Total stockholders' equity                                          8,363,007

                                                                 $ 85,320,819
                                                                 ------------
                                                                 ------------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

COMMUNITY BANK OF THE ISLANDS


STATEMENTS OF INCOME  (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30,



                                                                      Three months                    Six months
                                                                 -------------------------------------------------------
                                                                   1995           1994            1995           1994
                                                                 -------------------------------------------------------
Interest income:
   Interest on loans                                             $1,470,718     $1,071,491     $2,858,772     $2,131,951
   Interest on federal funds sold                                   151,974        142,565        250,305        240,839
   Interest on investment securities and interest-bearing
     deposits                                                       209,498        147,995        420,021        269,961
                                                                 -------------------------------------------------------
      Total interest income                                       1,832,190      1,362,051      3,529,098      2,642,751

Interest on deposits                                                636,655        472,796      1,196,111        926,562
                                                                 -------------------------------------------------------
      Net interest income before provision for loan losses        1,195,535        889,255      2,332,987      1,716,189

Provision for loan losses                                             3,000              -         34,000              -
                                                                 -------------------------------------------------------

   Net interest income                                            1,192,535        889,255      2,298,987      1,716,189

Other income:
   Service charges on deposit accounts                               45,705         42,815         89,694         84,042
   Service charges on merchant credit card accounts                  10,505         15,554         20,310         28,856
   Other                                                             16,654         16,922         36,107         43,293
                                                                 -------------------------------------------------------

      Total other income                                             72,864         75,291        146,111        156,191

Other expenses:
   Compensation                                                     235,775        231,306        476,481        466,200
   Occupancy                                                         43,926         42,386         84,927         82,253
   Equipment                                                         17,934         19,184         38,954         38,953
   Marketing                                                          2,609          1,733          6,742          6,809
   Professional                                                       4,500         21,195          9,000         38,528
   Insurance                                                          6,854          7,623         13,489         14,135
   Data processing services                                          39,767         36,630         79,106         59,378
   Supplies                                                           4,782          9,235         13,138         15,947
   Deposit insurance premiums                                        45,999         43,161         91,997         86,322
   Other                                                             54,819         53,556        109,097         98,592
                                                                 -------------------------------------------------------

      Total other expenses                                          456,965        466,009        922,931        907,117
                                                                 -------------------------------------------------------

      Income before income taxes                                    808,434        498,537      1,522,167        965,263

Income tax expense                                                  304,215        186,435        572,805        350,438
                                                                 -------------------------------------------------------

      Net income                                                 $  504,219     $  312,102     $  949,362     $  614,825
                                                                 -------------------------------------------------------
                                                                 -------------------------------------------------------

Earnings per share                                               $     0.98     $     0.60     $     1.84     $     1.19

AVERAGE NUMBER OF SHARES                                            516,052        516,052        516,052        516,052
                                                                 -------------------------------------------------------
                                                                 -------------------------------------------------------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

COMMUNITY BANK OF THE ISLANDS


STATEMENTS OF STOCKHOLDERS' EQUITY  (UNAUDITED)


                                                                                                         Total
                                                            Common         Capital       Undivided    Stockholders'
                                                             Stock         Surplus        Profits        Equity
                                                           -------------------------------------------------------
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1994

Balance at December 31, 1993                               $1,532,352     $2,200,270     $3,366,338     $7,098,960

Net income                                                                                  614,825        614,825

Cash dividends declared ($2.00 per share)                                                (1,021,568)     (1,021,568)
                                                           --------------------------------------------------------

Balance at June 30, 1994                                   $1,532,352     $2,200,270     $2,959,595      $6,692,217
                                                           --------------------------------------------------------
                                                           --------------------------------------------------------

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1995

Balance at December 31, 1994                               $1,532,352     $2,200,270     $3,681,023      $7,413,645

Net income                                                                                  949,362         949,362
                                                           --------------------------------------------------------

Balance at June 30, 1995                                   $1,532,352     $2,200,270     $4,630,385      $8,363,007
                                                           --------------------------------------------------------
                                                           --------------------------------------------------------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

COMMUNITY BANK OF THE ISLANDS


STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30,


                                                                                   1995          1994
                                                                               -------------------------
Cash flows from operating activities:
  Net income                                                                   $  949,362     $  614,825
  Adjustments to reconcile net income to net cash flows
   from operations:
     Depreciation                                                                  45,864         47,980
     Provision for loan losses                                                     34,000              -
     Deferred income taxes                                                              -        (16,430)
     Net deferred loan origination fees                                           (13,627)         5,575
     Net accretion of discounts and amortization of premiums on
          investment securities                                                   (92,285)        18,702
     Decrease (increase) in accrued interest receivable                            56,048           (155)
     Increase other assets                                                        (19,030)        (9,992)
     Increase in other liabilities                                                 64,401         35,464
     Increase (decrease) in income taxes payable                                  273,925        (13,347)
                                                                               -------------------------

          Net cash provided by operating activities                             1,298,658       682,622
                                                                               -------------------------

Cash flows from investing activities:
     (Increase) decrease in loans, net                                           (2,299,504)   2,661,905
     Capital expenditures                                                            (6,069)      (5,106)
     Purchase of investment securities and interest-bearing deposits             (3,057,884)  (3,931,739)
     Proceeds from maturities and principal repayments of investment
       securities and interest-bearing deposits                                   2,925,000    2,286,133
                                                                               -------------------------

          Net cash (used in) provided by investing activities                    (2,438,457)   1,011,193
                                                                               -------------------------

Cash flows from financing activities:
     (Decrease) increase in demand deposits, NOW and money market
        accounts, and savings accounts                                           (3,753,550)     372,099
     Increase in certificates of deposit                                          4,963,723       65,689
                                                                               -------------------------

          Net cash provided by financing activities                               1,210,173     437,788
                                                                               -------------------------

          Net increase in cash and cash equivalents                                  70,374   2,131,603

Cash and cash equivalents at beginning of period                                 $10,654,461 $12,643,320
                                                                               -------------------------
                                                                               -------------------------

Cash and cash equivalents at end of period                                       $10,724,835 $14,774,923
                                                                               -------------------------
                                                                               -------------------------

Supplemental disclosures of cash flow information:
     Cash paid during the period for interest                                    $ 1,175,728 $   921,374
                                                                               -------------------------
                                                                               -------------------------

     Cash paid during the period for income taxes                                $   298,880 $   380,215
                                                                               -------------------------
                                                                               -------------------------




SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

COMMUNITY BANK OF THE ISLANDS
AVERAGE BALANCES, YIELDS AND RATES
DECEMBER 31,

                                                                   1994                                  1993
                                                    Average                   Average      Average                     Average
                                                    Balance      Interest   Yield or Rate  Balance     Interest     Yield or Rate
                                              ------------------------------------------------------------------------------------
                     ASSETS
Loans (before deduction of unearned income):
   Commercial                                    $6,029,264      $495,082        8.21%      $6,273,967     $489,208     7.80%
   Mortgage                                      48,744,083     3,943,613        8.09%      49,124,946    3,829,756     7.80%
   Consumer                                         746,313        72,958        9.78%         703,932       75,128    10.67%
                                              ------------------------------------------------------------------------------------

      Total loans                                55,519,660     4,511,653        8.13%      56,102,845    4,394,092     7.83%

Federal funds sold                               10,522,671       402,902        3.83%       6,678,836      201,139     3.01%
Securities held to maturity                       9,981,251       632,253        6.33%       8,927,690      591,608     6.63%
                                              ------------------------------------------------------------------------------------
      Total earning assets                       76,023,582    $5,546,808        7.30%      71,709,371    5,186,839     7.23%

Cash and due from banks                           3,333,679                                  3,594,809
Other assets                                      1,563,799                                  1,732,759

                                              --------------                             --------------
      Total assets                              $80,921,060                                $77,036,939
                                              --------------                             --------------
                                              --------------                             --------------

          LIABILITIES AND STOCKHOLDERS' EQUITY

NOW and money market accounts                   $31,995,427      $683,907        2.14%     $31,748,411     $686,492     2.16%
Savings accounts                                  8,722,761       217,100        2.49%       7,136,353      176,832     2.48%
Certificates of deposits                         22,402,125       990,519        4.42%      23,140,102    1,033,720     4.47%
                                              ------------------------------------------------------------------------------------
      Total interest-bearing liabilities         63,120,313    $1,891,526        3.00%      62,024,866    1,897,044     3.06%

Demand deposits                                  10,229,971                                  7,953,245
Other liabilities                                   341,442                                    374,383
Stockholders' equity                              7,229,334                                  6,684,445
                                              --------------                             --------------

      Total liabilities and equity              $80,921,060                                $77,036,939
                                              --------------                             --------------
                                              --------------                             --------------
SPREAD AND NET YIELD

Interest rate spread                                                             4.30%                                  4.17%
Cost of funds supporting earning assets                                          2.49%                                  2.64%
Net yield on earning assets                                    $3,655,282        4.81%               $3,289,795         4.59%
                                                             --------------------------             -------------------------
                                                             --------------------------             ------------------------


------------------------------------------------------------------------
COMMUNITY BANK OF THE ISLANDS
RATIOS
DECEMBER 31,                                             1994       1993
------------------------------------------------------------------------
Return on equity...................................     18.48%     16.95%

Return on assets...................................      1.65%      1.47%

Dividend payout ratio..............................     77.22%    135.14%

Equity to assets...................................      8.93%      8.68%

Earnings per share.................................     $2.59      $2.22

Average number of shares...........................   516,052    509,676
------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS

NOTES TO FINANCIAL STATEMENTS  (UNAUDITED)

1.  GENERAL

     The accounting and reporting policies of Community Bank conform to generally accepted accounting principles and to predominant practices within the banking industry. Community Bank has not changed its accounting and reporting policies from those disclosed in its Financial Statements for the years ended December 31, 1994 and 1993.

     In the opinion of Community Bank's management, all adjustments necessary to fairly present the financial position as of June 30, 1995, the results of operations and cash flows for the periods ended June 30, 1995 and 1994, all of which are of a normal and recurring nature, have been included.


     The results of operations for the three and six-month periods ended June 30, 1995 may not be indicative of operating results for the year ending December 31, 1995.

     In May 1995, Community Bank reached a definitive agreement to be acquired by Barnett Banks, Inc. for $17.2 million in common stock. The transaction is expected to close on or about November 1, 1995.

2. LOANS RECEIVABLE, NET

     Loans at June 30, 1995 are summarized as follows:



                  Commercial loans                          $6,434,552
                  Mortgage loans                            54,179,370
                  Consumer loans                               735,572
                                                      -----------------

                                                            61,349,494
                  Deferred loan fees                          (127,035)
                  Allowance for loan losses                   (623,555)
                                                      -----------------

                                                           $60,598,904
                                                      -----------------
                                                      -----------------



     The following is a summary of the activity in the allowance for loan losses for the six-month period ended June 30, 1995:



                  Balance, beginning of period                $589,360
                  Provision for loan losses                     34,000
                  Charge-offs                                        -
                  Recoveries                                       195
                                                      -----------------
                  Balance, end of period                      $623,555
                                                      -----------------
                                                      -----------------

COMMUNITY BANK OF THE ISLANDS

3.  DEPOSIT ACCOUNTS

     Deposit accounts as of June 30, 1995 are as follows:


                  Demand deposits                          $10,569,478
                  NOW and money market accounts             29,415,746
                  Regular savings accounts                   7,296,870
                  Certificates of deposits                  29,040,691
                                                      -----------------
                                                           $76,322,785
                                                      -----------------
                                                      -----------------

COMMUNITY BANK OF THE ISLANDS



Statements of Financial Condition
December 31, 1994 and 1993
--------------------------------------------------------------------------------

                    ASSETS                                                           1994                     1993
                    ------                                                           ----                     ----

Cash and due from banks                                                        $  3,604,461                3,693,320
Federal funds sold                                                                7,050,000                8,950,000
Securities held to maturity (approximate fair value $11,376,394
     and $7,593,672 in 1994 and 1993, respectively) (note 2)                     11,556,811                7,381,749
Loans receivable, net of allowance for loan losses of $589,360
     and $573,914 in 1994 and 1993, respectively) (note 3)                       58,319,773               56,435,186
Other real estate owned                                                              17,486                   17,486
Accrued interest receivable                                                         450,696                  331,913
Property and equipment, net (note 4)                                              1,603,809                1,667,457
Deferred tax asset (note 6)                                                         174,123                  116,576
Other assets                                                                         45,799                   62,062
                                                                                 ----------               ----------

                                                                               $ 82,822,958               78,655,749
                                                                                 ----------               ----------
                                                                                 ----------               ----------


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (note 5)                                                              $ 75,112,612               71,328,701
Income taxes payable (note 6)                                                        92,873                    2,827
Other liabilities                                                                   203,828                  225,261
                                                                                 ----------               ----------

          Total liabilities                                                      75,409,313               71,556,789
                                                                                 ----------               ----------

Stockholders' equity (notes 8, 9, 10 and 11):
     Common stock, $3 par value. Authorized 600,000 shares;
          issued and outstanding 510,784 and 510,784 in
          1994 and 1993, respectively                                             1,532,352                1,532,352
     Capital surplus                                                              2,200,270                2,200,270
     Undivided profits                                                            3,681,023                3,366,338
                                                                                 ----------               ----------

          Total stockholders' equity                                              7,413,645                7,098,960

Commitments and contingencies (notes 4 and 7)                                    ----------               ----------

                                                                               $ 82,822,958               78,655,749
                                                                                 ----------               ----------
                                                                                 ----------               ----------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Statements of Operations
Years Ended December 31, 1994 and 1993
--------------------------------------------------------------------------------

                                                                                     1994                     1993
                                                                                     ----                     ----

Interest income:
     Interest on loans                                                         $  4,511,653                4,394,092
     Interest on federal funds sold                                                 402,902                  201,139
     Interest on investment securities and interest-bearing deposits                632,253                  591,608
                                                                                -----------               ----------

               Total interest income                                              5,546,808                5,186,839

Interest on deposits (note 5)                                                     1,891,526                1,897,044
                                                                                -----------               ----------

               Net interest income before provision for loan losses               3,655,282                3,289,795

Provision for loan losses (note 3)                                                   15,000                   15,000
                                                                                -----------               ----------

               Net interest income                                                3,640,282                3,274,795
                                                                                -----------               ----------

Other income:
     Service charges on deposit accounts                                            175,925                  166,192
     Service charges on merchant credit card accounts                                41,321                   42,396
     Other                                                                           78,092                   88,844
                                                                                -----------               ----------

               Total other income                                                   295,338                  297,432
                                                                                -----------               ----------

Other expenses:
     Compensation                                                                   967,018                  932,374
     Occupancy (note 4)                                                             161,464                  161,103
     Equipment                                                                       78,180                   79,513
     Marketing                                                                       22,861                   35,115
     Professional                                                                    56,060                   50,015
     Insurance                                                                       28,788                   27,446
     Data processing services                                                       127,770                  126,013
     Supplies                                                                        46,320                   40,924
     Deposit insurance premiums                                                     179,813                  176,124
     Other                                                                          143,555                  155,878
                                                                                -----------               ----------

               Total other expenses                                               1,811,829                1,784,505
                                                                                -----------               ----------

               Income before income taxes and cumulative effect
                 of accounting change                                             2,123,791                1,787,722

Income tax expense (note 6)                                                         787,538                  671,165
                                                                                -----------               ----------

               Income before cumulative effect of accounting change               1,336,253                1,116,557

Cumulative effect of accounting change (note 6)                                      --                       16,706
                                                                                -----------               ----------

               Net income                                                      $  1,336,253                1,133,263
                                                                                -----------               ----------
                                                                                -----------               ----------


                                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Statements of Stockholders' Equity
Years Ended December 31, 1994 and 1993
--------------------------------------------------------------------------------

                                                                                                            Total
                                                            Common         Capital        Undivided      Stockholders'
                                                             Stock         Surplus         Profits          Equity
                                                             -----         -------         -------          ------


Balance at December 31, 1992                             $ 1,319,991      1,621,168      3,765,427        6,706,586

Exercise of stock options
     (70,787 shares) (note 9)                                212,361        579,102          --             791,463

Dividends paid (note 10)                                       --             --        (1,532,352)      (1,532,352)

Net income                                                     --             --         1,133,263        1,133,263
                                                           ---------      ---------      ---------        ---------

Balance at December 31, 1993                               1,532,352      2,200,270      3,366,338        7,098,960

Dividends paid (note 10)                                        --             --       (1,021,568)      (1,021,568)


Net income                                                     --             --         1,336,253        1,336,253
                                                           ---------      ---------      ---------        ---------

Balance at December 31, 1994                             $ 1,532,352      2,200,270      3,681,023        7,413,645
                                                           ---------      ---------      ---------        ---------
                                                           ---------      ---------      ---------        ---------



SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Statements of Cash Flows
Year Ended December 31, 1994 and 1993
--------------------------------------------------------------------------------

                                                                                     1994                     1993
                                                                                     ----                     ----

Cash flows from operating activities:
     Net income                                                                $ 1,336,253                1,133,263
     Adjustments to reconcile net income to net cash flows
          from operations:
               Depreciation                                                         95,300                  100,312
               Provision for loan losses                                            15,000                   15,000
               Deferred income taxes                                               (57,547)                 (19,229)
               Net deferred loan origination fees                                   52,687                   (7,628)
               Net accretion of discounts and amortization of
                 premiums on investment securities                                  28,773                   74,435
               (Increase) decrease in accrued interest receivable                 (118,783)                  89,087
               (Increase) decrease in other assets                                  16,263                  (28,477)
               Increase (decrease) in other liabilities                            (21,433)                  36,706
               Increase (decrease) in income taxes payable                          90,046                  (59,064)
               Gain on sale of other real estate owned                              (2,400)                 (10,406)
               Loss on disposal of property and equipment                              259                     --
                                                                                ----------               ----------

                   Net cash provided by operating activities                     1,434,418                1,323,999
                                                                                ----------               ----------

Cash flows from investing activities:
     Increase in loans, net                                                     (2,025,274)              (1,903,787)
     Capital expenditures                                                          (31,911)                 (14,731)
     Purchase of investment securities and interest-bearing deposits           (11,202,812)              (2,537,579)
     Proceeds from maturities and principal repayments of
          investment securities and interest-bearing deposits                    6,998,977                5,225,868
     Proceeds from sale of other real estate owned                                  75,400                1,179,802
     Capital expenditures on other real estate owned                                  --                   (473,249)
                                                                                ----------               ----------

                   Net cash provided by (used in) investing activities          (6,185,620)               1,476,324
                                                                                ----------               ----------

Cash flows from financing activities:
     Increase in demand deposits, NOW and money market
          accounts, and savings accounts                                         2,045,741                3,076,234
     Increase (decrease) in certificates of deposit                              1,738,170               (2,013,038)
     Cash dividends paid                                                        (1,021,568)              (1,532,352)
     Exercise of stock options                                                        --                    791,463
                                                                                ----------               ----------


                   Net cash provided by financing activities                     2,762,343                  322,307
                                                                                ----------               ----------

                   Net increase (decrease) in cash and cash equivalents         (1,988,859)               3,122,630

Cash and cash equivalents at beginning of year                                  12,643,320                9,520,690
                                                                                ----------               ----------

Cash and cash equivalents at end of year                                      $ 10,654,461               12,643,320
                                                                                ----------               ----------
                                                                                ----------               ----------

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest                                   $  1,887,103                1,910,748
                                                                                ----------               ----------
                                                                                ----------               ----------

     Cash paid during the year for income taxes                               $    738,609                  732,752
                                                                                ----------               ----------
                                                                                ----------               ----------

     Supplemental disclosures of non-cash activities:
          Transfer of loans to other real estate owned                        $     73,000                  503,826
                                                                                ----------               ----------
                                                                                ----------               ----------


                                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS




Notes to Financial Statements
December 31, 1994 and 1993
--------------------------------------------------------------------------------
     (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The following is a description of the basis of presentation and the significant accounting and reporting policies which Community Bank of the Islands (the "Bank") follows in preparing and presenting its financial statements.

          (a)  ACCOUNTING PRINCIPLES

               The financial statements have been prepared in conformity with generally accepted accounting principles.

          (b)  SECURITIES HELD TO MATURITY

               The Bank accounts for investments in debt and equity securities in accordance with Financial Accounting Standard ("FAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires the reporting of certain securities at fair value except for those securities which the Bank has the positive intent and ability to hold to maturity. Securities that management has the intent and the Bank has the ability at the time of purchase or origination to hold until maturity are classified as securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statements of operations.

          (c)  ALLOWANCE FOR LOAN LOSSES

               The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is the amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. While management uses the best information available to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

               Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.


(CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

          (d)  PROPERTY AND EQUIPMENT

               Office property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 31-1/2 years on the Bank's building, ten years for land improvements, and five to twelve years for furniture, fixtures and equipment.

               Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The costs and accumulated depreciation relating to property and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

          (e)  LOAN ORIGINATION AND
                 COMMITMENT FEES

               The Bank accounts for loan fees in accordance with the rules under Financial Accounting Standard No. 91. This standard limits the immediate recognition of loan origination fee income to the amount of incremental direct loan origination costs and the remainder is deferred and amortized over the estimated loan life as an adjustment of yield. This standard had no effect upon the actual amount of fee income received from borrowers or upon the costs associated with the origination of loans, but deals solely with the timing of reporting such fees.

          (f)  OTHER REAL ESTATE OWNED

               Real estate acquired in the settlement of loans is initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value at the date of acquisition. Subsequently, such real estate acquired is carried at the lower of cost or estimated net realizable value. Costs relating to development and improvement of the property are capitalized, whereas those relating to holding the property are charged to operations.

          (g)  INCOME TAXES

               The Bank accounts for income taxes in accordance with Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

               Effective January 1, 1993, the Bank adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 statement of operations.


                                                                     (CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

          (h)  FINANCIAL INSTRUMENTS WITH
                 OFF-BALANCE SHEET RISK

               In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the statement of financial condition. The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

               Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

               Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

          (i)  STATEMENT OF CASH FLOWS

               For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     (2)  SECURITIES HELD TO MATURITY

          The amortized cost and estimated fair values of securities held to maturity as of December 31, 1994 are as follows:

                                                                           GROSS        GROSS
                                                       AMORTIZED        UNREALIZED   UNREALIZED        FAIR
                  DESCRIPTION                            COST              GAINS       LOSSES          VALUE
                  -----------                            ----              -----       ------          -----

          United States Treasury securities           $ 3,705,377             --        (35,692)     3,669,685
          United States government residential
             mortgage securities                        2,130,740          4,017        (69,071)     2,065,686
          United States government agencies             5,175,694          5,262        (76,632)     5,104,324
          Other securities                                545,000             --         (8,301)       536,699
                                                      -----------          -----     ----------     ----------
                                                      $11,556,811          9,279       (189,696)    11,376,394
                                                      -----------          -----     ----------     ----------
                                                      -----------          -----     ----------     ----------


(CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

          The amortized cost and estimated fair values of securities held to maturity as of December 31, 1993 are as follows:

                                                                           GROSS        GROSS
                                                       AMORTIZED        UNREALIZED   UNREALIZED        FAIR
                  DESCRIPTION                            COST              GAINS       LOSSES          VALUE
                  -----------                            ----              -----       ------          -----

          United States Treasury securities            $1,502,964         13,286             --      1,516,250
          United States government residential
             mortgage securities                        1,379,930         58,402             --      1,438,332
          United States government agencies             3,953,855        123,193        (11,650)     4,065,398
          Other securities                                545,000         28,692             --        573,692
                                                       ----------        -------       --------      ---------
                                                       $7,381,749        223,573        (11,650)     7,593,672
                                                       ----------        -------       --------      ---------
                                                       ----------        -------       --------      ---------

          The following table shows the maturity distribution of the securities held to maturity portfolio at amortized cost and fair value at December 31, 1994:

                                                             AMORTIZED        FAIR
                                                               COST           VALUE
                                                             ---------        -----

               Due in one year or less                     $ 4,481,983      4,476,582
               Due after one year through five years         3,944,088      3,857,626
               Due after five years through ten years        1,000,000        976,500
                                                           -----------      ---------

                                                             9,426,071      9,310,708
               Mortgage-backed securities                    2,130,740      2,065,686
                                                           -----------      ---------

                                                           $11,556,811     11,376,394
                                                           -----------      ---------
                                                           -----------      ---------

          There were no sales of debt securities during 1994 or 1993.

          Securities held to maturity with a carrying amount of approximately $1.4 million and $1.5 million at December 31, 1994 and 1993, respectively, were pledged to secure certain deposit accounts.


                                                                     (CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

     (3)  LOANS RECEIVABLE, NET

          Loans at December 31, 1994 and 1993 are summarized as follows:


                                                               1994           1993
                                                               ----           ----

               Commercial loans                            $ 6,970,944      6,185,052
               Mortgage loans                               51,316,919     50,176,126
               Consumer loans                                  761,933        735,898
                                                           -----------     ----------

                                                            59,049,796     57,097,076
               Deferred loans fees                            (140,663)       (87,976)
               Allowance for loan losses                      (589,360)      (573,914)
                                                           -----------     ----------

                                                           $58,319,773     56,435,186
                                                           -----------     ----------
                                                           -----------     ----------

The following is a summary of the activity in the allowance for loan losses:

                                                                1994            1993
                                                                ----            ----

               Balance, beginning of year                     $573,914        558,914
               Provision for loan losses                        15,000         15,000
               Charge-offs                                          --             --
               Recoveries                                          446             --
                                                              --------        -------

               Balance, end of year                           $589,360        573,914
                                                              --------        -------
                                                              --------        -------

          At December 31, 1994 and 1993, the Bank was servicing loans for the benefit of others amounting to approximately $987,000 and $1,009,000, respectively.

          The aggregate amount of loans and lines of credit outstanding to the Bank's executive officers, directors and associates at December 31, 1994 and 1993 was approximately $4,489,000 and $5,863,000, respectively.

          At December 31, 1994 and 1993, there were no loans on which the accrual of interest was discontinued or reduced.

          The Bank has defined its primary market area as Sanibel and Captiva Islands, and the majority of commercial and mortgage loans are granted to customers residing in this area. Generally, commercial loans are secured by real estate, and mortgage loans are secured by either first or second mortgages on residential or commercial property. As of December 31, 1994, substantially all of the Bank's loan portfolio was secured.


(CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

     (4)  PROPERTY AND EQUIPMENT, NET

          A summary of property and equipment at December 31, 1994 and 1993 follows:

                                                                1994            1993
                                                                ----            ----

               Land                                         $  779,087        779,087
               Land improvements                               121,275        121,275
               Building                                        780,867        780,867
               Furniture, fixtures and equipment               435,316        427,638
               Leasehold improvements                           46,428         46,428
                                                            ----------      ---------

                                                             2,162,973      2,155,295
                   Less accumulated depreciation              (559,164)      (487,838)
                                                            ----------      ---------

                                                            $1,603,809      1,667,457
                                                            ----------      ---------
                                                            ----------      ---------

     The Bank has entered into an agreement to lease its branch office. Future minimum lease payments under this noncancelable operating lease as of December 31, 1994 are as follows:

                YEARS ENDING
                DECEMBER 31,
                ------------


                    1995                             $ 9,990
                    1996                              11,024
                    1997                              11,024
                    1998                               8,268
                                                     -------

                                                     $40,306
                                                     -------
                                                     -------

          Total rental expense in 1994 and 1993 under this lease was approximately $9,646 and $9,600, respectively.

     (5)  DEPOSIT ACCOUNTS

          Deposit accounts as of December 31, 1994 and 1993 are as follows:

                                                                1994            1993
                                                                ----            ----

               Demand deposits                             $10,824,350      9,014,920
               NOW and money market accounts                33,160,721     32,050,372
               Regular savings accounts                      7,050,573      7,924,611
               Certificates of deposit                      24,076,968     22,338,798
                                                           -----------     ----------

                                                           $75,112,612     71,328,701
                                                           -----------     ----------
                                                           -----------     ----------


                                                                     (CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

          Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates totaled $9,461,018 and $8,555,990 as of December 31, 1994 and 1993,
          respectively. Interest on certificates of deposit of $100,000 or more for 1994 and 1993 was approximately $402,000 and $393,000, respectively.

     (6)  INCOME TAXES

          As discussed in note 1, the Bank adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was $16,706, determined as of January 1, 1993, and is reported separately in the statement of operations for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

          The provision for income taxes for 1994 and 1993 consists of the following:

                                                          CURRENT        DEFERRED        TOTAL
                                                          -------        --------        -----

               Year ended December 31, 1994:
                   Federal                               $744,974        (51,996)       692,978
                   State                                  100,111         (5,551)        94,560
                                                         --------        -------        -------

                                                         $845,085        (57,547)       787,538
                                                         --------        -------        -------
                                                         --------        -------        -------

               Year ended December 31, 1993:
                   Federal                               $580,603         (2,280)       578,323
                   State                                   93,085           (243)        92,842
                                                         --------        -------        -------

                                                         $673,688         (2,523)       671,165
                                                         --------        -------        -------
                                                         --------        -------        -------

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below.

                                                                          1994           1993
                                                                          ----           ----

               Deferred tax assets:
                   Loans receivable, due to allowance for loan losses   $153,191        141,734
                   Deferred loan fees                                     52,931         39,178
                   Other                                                     788          4,531
                                                                        --------        -------

                       Total deferred tax assets                         206,910        185,443

                   Less valuation allowance                                   --             --
                                                                        --------        -------

                       Net deferred tax assets                           206,910        185,443
                                                                        --------        -------


(CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                          1994           1993
                                                                          ----           ----

               Deferred tax liabilities:
                   Property and equipment, due to differences in
                       depreciation methods and useful lives            $(18,845)       (42,505)
                   Cash to accrual conversions                           (13,942)       (26,362)
                                                                        --------        -------

                       Total deferred tax liabilities                    (32,787)       (68,867)
                                                                        --------        -------

                       Net deferred tax asset                           $174,123        116,576
                                                                        --------        -------
                                                                        --------        -------

          The Bank believes that it has paid sufficient taxes in prior carryback years which will enable it to recover the net deferred tax asset, and therefore, no valuation allowance, as defined by Statement 109, is required at December 31, 1994 or 1993.

          Income tax expense of the Bank differs from the amount computed by applying the federal income tax rate of 34 percent to income before income taxes because of the following:


                                                                           1994           1993
                                                                           ----           ----

               Income tax expense at statutory federal rate                34.0%          34.0%
               State income taxes, net of federal income
                   tax benefits                                             2.9            3.0
               Other, net                                                    .2             .5
                                                                           ----           ----

                                                                           37.1%          37.5%
                                                                           ----           ----
                                                                           ----           ----

     (7)  COMMITMENTS AND CONTINGENCIES

          In the normal course of business, various commitments and contingent liabilities are outstanding, such as commitments to extend credit and standby letters of credit, which are not reflected in the financial statements. No losses are anticipated as a result of these transactions.

          At December 31, 1994 and 1993, the Bank had commitments to customers of approximately $378,000 and $276,000 for standby letters of credit, respectively, $2,078,000 and $3,399,000 available on approved lines of credit, respectively, and $4,906,000 and $1,294,000 for unfunded loan commitments, respectively.


                                                                     (CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

     (8)  REGULATORY MATTERS (UNAUDITED)

          The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

          The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

          The following table summarizes the capital thresholds for each prompt corrective action capital categories. An institution's capital category is based on whether it meets the threshold for all three capital ratios within the category.

                                                                            TIER 1             TOTAL
                                                         LEVERAGE         RISK-BASED        RISK-BASED
                         CATEGORIES                        RATIO             RATIO             RATIO
                         ----------                        -----             -----             -----

               "Well capitalized"                      5% or higher      6% or higher     10% or higher
               "Adequately capitalized"                4% or higher      4% or higher      8% or higher
               "Under capitalized"                     less than 4%      less than 4%     less than 8%
               "Significantly undercapitalized"        less than 3%      less than 3%     less than 6%
               "Critically undercapitalized"           An institution is considered "critically undercapitalized"
                                                       if its ratio of tangible equity to total assets is 2% or less.


          At December 31, 1994, the Bank's total leverage ratio was 9.0%, Tier 1 risk-based ratio was 16.3%, and total risk-based ratio was 17.6%. Management believes the Bank is in the "well capitalized" category.


(CONTINUED)
--------------------------------------------------------------------------------

COMMUNITY BANK OF THE ISLANDS



Notes to Financial Statements
--------------------------------------------------------------------------------

     (9)  STOCK OPTION PLAN

          The Bank's stock option plan was approved at the annual meeting of stockholders on April 19, 1989. Under the terms of the plan, 88,000 shares of authorized common stock of the Bank were reserved for issuance. The plan provides for the grant of incentive as well as compensatory stock options to directors, officers, and employees at an option price at least equal to the fair market value of such shares on the date the option is granted. Options granted under the plan are exercisable for a term no longer than ten years, are not transferable other than by will, and terminate within a period of time following termination of employment with the Bank.

          On December 31, 1994, 7,920 options were outstanding. No stock options have been granted in 1994 or 1993. No stock options were exercised during 1994. Total stock options of 70,787 were exercised during 1993 resulting in proceeds of $791,463. The options outstanding range in price from $9.89 to $11.84 per share.

     (10) DIVIDENDS

          During 1994, the Board of Directors of the Bank declared a $2.00 per share, or $1,021,568, cash dividend to all shareholders of record as of June 20, 1994, which was distributed on July 1, 1994. The Board of Directors of the Bank declared a $3.00 per share, or $1,532,352, cash dividend to all shareholders of record as of April 21, 1993, which was distributed on May 3, 1993.

     (11) BOOK VALUE OF COMMON STOCK (UNAUDITED)

          The following table sets forth the book value per share of the Bank's common stock by quarter:


                                             1994            1993
                                             ----            ----

                    March 31                $14.49          15.89
                    June 30                  13.10          12.80
                    September 30             13.72          13.34
                    December 31              14.51          13.89
                                             -----          -----
                                             -----          -----


                                                                     (CONTINUED)
--------------------------------------------------------------------------------

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Community Bank of the Islands:

We have audited the accompanying statements of financial condition of Community Bank of the Islands as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of the Islands as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP


Tampa, Florida
January 20, 1995

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY BANK

     The following discussion should be read in conjunction with the financial statements of Community Bank and related notes appearing elsewhere in this Proxy Statement-Prospectus.

GENERAL

     Community Bank's primary business is commercial banking which consists of attracting deposits from the general public and applying these funds to the origination of commercial, consumer and real estate loans. Community Bank's profitability depends largely on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., deposits and borrowings). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned and paid on these balances. Net interest income is dependent upon Community Bank's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand. Additionally, and to a lesser extent, Community Bank's profitability is affected by such factors as the level of other income and expenses, the provision for loan losses and the effective tax rate. Other income consists primarily of fees derived from Community
Bank's retail operations as well as income from the sale of loans and other investments. Other expenses consist of compensation and benefits, deposit insurance premiums paid to the FDIC and other operating expenses.

SUMMARY

     Net income for the second quarter of 1995 of $504,219 increased 62% from net income of $312,102 in the second quarter of 1994. This increase primarily reflects a 122 basis point increase in the net yield on interest-earning assets. Net income in the first half of 1995 was $949,362, 54% higher from $614,825 for the same period in 1994.

     Net income of $1,336,253 for the year ended December 31, 1994 increased 18% from 1993 net income of $1,133,263. This increase primarily reflects a 22 basis point increase in the net yield on interest-earning assets from 1993 to 1994.

NET INTEREST INCOME

     Net interest income, the primary source of net income at Community Bank, is affected by changes in volume and rates earned or paid on interest-earning assets and interest-bearing deposits. During the second quarter of 1995, net interest income of $1,195,535 increased 34% from $889,255 generated in the same period in 1994, primarily reflecting a 104 basis point increase in the interest rate spread. Net interest income for the first half of 1995 increased 36% over the same period in 1994 reflecting a 109 basis point increase in the interest rate spread.


COMMUNITY BANK OF THE ISLANDS

TABLE  1  CHANGE IN NET INTEREST INCOME


-----------------------------------------------------------------------------------------------------------------------------
                                                                  1994                                  1993
                                                  ------------------------------------    -----------------------------------
                                                               CHANGE FROM                          CHANGE FROM
                                                                 PREVIOUS                             PREVIOUS
                                                               YEAR DUE TO:                         YEAR DUE TO:
                                                  ------------------------------------    -----------------------------------
                                                                               TOTAL                                  TOTAL
DOLLARS IN THOUSANDS                                VOLUME      RATE (1)       CHANGE      VOLUME       RATE (1)      CHANGE
-----------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans......................................... $  (44.2)     $  161.8     $  117.6     $  378.9     $ (570.7)    $ (191.8)
   Securities....................................     69.8         (29.2)        40.6       (123.6)      (120.0)      (243.6)
   Federal funds sold............................    115.8          86.0        201.8         39.0        (38.9)         0.1
-----------------------------------------------------------------------------------------------------------------------------
             Total interest income...............    141.4         218.6        360.0        294.3       (729.6)      (435.3)
-----------------------------------------------------------------------------------------------------------------------------

Interest expense:
   NOW and Money Market accounts.................      0.1          (2.7)        (2.6)       105.0       (244.2)      (139.2)
   Savings.......................................     39.3           1.0         40.3         22.6        (53.8)       (31.2)
   Certificates of deposit.......................    (33.0)        (10.2)       (43.2)      (134.1)      (251.3)      (385.4)
-----------------------------------------------------------------------------------------------------------------------------
             Total interest-bearing deposits.....      6.4         (11.9)        (5.5)        (6.5)      (549.3)      (555.8)
-----------------------------------------------------------------------------------------------------------------------------
Federal funds purchased..........................       --            --           --         (0.1)          --         (0.1)
-----------------------------------------------------------------------------------------------------------------------------
             Total interest expense..............      6.4         (11.9)        (5.5)        (6.6)      (549.3)      (555.9)
-----------------------------------------------------------------------------------------------------------------------------

             Net interest income................. $  135.0      $  230.5     $  365.5     $  300.9     $ (180.3)    $  120.6
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes changes in interest income and expense not due soley to volume or rate changes.


-------------------------------------------------------------------------------


     Interest income increased 35% from the second quarter of 1994 to the second quarter of 1995, due to a 14% increase in average loans combined with an increase in the average rate earned on loans from 7.88% to 9.50%. Year-to-date interest income as of June 30, 1995 increased 34% from the first six months of 1994 due to 12% loan growth and a 155 basis point increase in the average loan rates. These variances primarily reflect increases in the federal reserve rate as approximately 90% of Community Bank's loans in 1994 were adjustable rate loans which reprice at least annually.

     Interest expense on deposits increased 35% in the second quarter of 1995 from the second quarter of 1994, primarily due to a 27% increase in average certificates of deposits compounded by a 144 basis point increase in average rates paid on these deposits from 4.28% in the second quarter of 1994 to 5.72% in the second quarter of 1995. Likewise, year-to-date interest expense at June 30, 1995 increased 29% over the same period in 1994, due to a 21% increase in average certificates of deposits combined with an increase in the rates paid on these deposits from 4.28% to 5.47%.


     Net interest income in 1994 increased 11% from 1993, reflecting a 13 basis point increase in the interest rate spread and a 6% increase in average earning assets. The net yield on earning assets grew to 4.81% in 1994 from 4.59% in 1993.

     Interest income in 1994 grew 7% from 1993, primarily due to a 30 basis point increase in the average yield earned on such loans from 7.83% to 8.13% as well as an increase in average federal funds sold and securities balances.
 This average yield increase primarily reflects increased mortgage interest rates as 90% of Community Bank's loans in 1994 were adjustable rate loans which reprice at least annually.

     Interest expense during 1994 declined slightly from 1993 due to a favorable change in deposit mix.


NON-INTEREST EXPENSE

     The overhead ratio, the ratio of non-interest expense to total revenues, declined to 36.0% in the second quarter of 1995 from 48.3% in the second quarter of 1994. The year-to-date overhead ratio at June 30, 1995 of 37.2% declined from 48.5% for the same period in 1994. These favorable variances were due to higher revenues, as described above.

     The overhead ratio also decreased for the year ended December 31, 1994 to 45.9% from 49.8% in 1993. This decline reflects the increase in net interest income described above, offset slightly by a 2% increase in non-interest expenses from 1993 to 1994.

ASSET-LIABILITY MANAGEMENT

     Community Bank's business consists primarily of deposit gathering and lending activities. Accordingly, Community Bank's results of operations are affected by its ability to manage interest rate risk effectively and maximize net interest income. Community Bank continuously monitors its exposure to changing interest rates.

     One measure of Community Bank's interest rate sensitivity is its interest rate sensitivity gap, or the difference between assets and liabilities scheduled to mature or reprice within a specified timeframe. As of June 30, 1995, Community Bank had a short-term negative gap, which is an excess of liabilites over assets maturing or repricing within a given time period. This negative gap has left Community Bank's earnings vulnerable to periods of rising interest rates, in that during such periods the interest expense paid on liabilities will generally increase more rapidly than the interest income earned on assets. Conversely, in a falling interest rate environment, the total expense paid on liabilities will generally decrease more rapidly than the decrease in interest income earned on assets.


     The interest rate sensitivity gap does not measure all potential changes in net interest income due to changes in market rates. The timing of rate changes is very important. Experience has shown that due to competition, changes in deposit rates do not always mirror changes in the national market rates that serve as an index for most rate sensitive assets. Another factor that will have a significant impact on the estimate of loan volume repricing is the expected levels of prepayments on loans in a given rate environment.

     Community Bank's assets/liabilities strategy is to reduce its negative gap by diversifying the loan portfolio into higher yielding commercial and consumer loans which are more interest rate sensitive than long-term residential mortgage loans. On the liability side, Community Bank seeks to add demand deposit accounts while reducing interest rate sensitive certificates of deposit. The strategy met with limited success during 1994. Although Community Bank succeeded in greater diversification of its portfolio as commercial and consumer loans increased 12% compared to mortgage loan growth of 2% in 1994 from 1993, it was not as successful on the liability side as certificates of deposit increased 8% while demand deposit accounts increased only 4% in 1994 from 1993. As a result, at December 31, 1994, Community Bank had a six-month negative gap of 18% and a one year positive gap of 13%. At June 30, 1995, Community Bank had a six month negative gap of 3% and a one year positive gap of 16%.


EARNING ASSETS

     LOANS. Average loans grew $7,527,448 or 14%, from the second quarter of 1994 to the second quarter of 1995. This growth was primarily driven by a $6,587,484 increase in mortgage loans. Commercial loans increased by $978,141, while installment loans decreased slightly.

     Annual average loans decreased 1% from 1993 to 1994. This decrease reflects lower commercial and mortgage loan balances, offset in part by higher consumer installment loan balances.

     ASSET QUALITY AND NON-PERFORMING LOANS.   Community Bank has established
an allowance for loan losses through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

     During the second quarter of 1995, $3,000 was charged to provision expense. The provision in the first half of 1995 was $34,000. No provision was recorded during the first half of 1994. Provision expense was $15,000 during each of the years ended December 31, 1994 and 1993. There were no significant charge-offs or recoveries during 1993, 1994 or the second quarters of 1994 and 1995. The reserve for loan losses was $623,555 and $574,360 as of June 30, 1995 and 1994, respectively. The reserve was $589,360 and $573,914 as of December 31, 1994 and 1993, respectively.


     At June 30, 1995 and December 31, 1994, there were no non-accrual loans 90 days past due. Other real estate owned stood at $17,486 at June 30, 1995 and December 31, 1994.

COMMUNITY BANK OF THE ISLANDS


TABLE 2  LOAN MATURITY
                                                            LOANS MATURING OVER
                                                               ONE YEAR WITH:
                                                       ------------------------
                                             Total         Fixed       Floating
DECEMBER 31 - DOLLARS IN THOUSANDS           loans         rates          rates
                  1994
Within one year......................     $  55,638
Over one year to five years..........         3,379    $   3,064      $     315
After five years.....................            33           33
                                         --------------------------------------
     Total...........................     $  59,050    $   3,097      $     315
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  1993
Within one year......................     $  53,203
Over one year to five years..........         3,894    $   3,461      $     433
After five years.....................            --           --             --
                                         --------------------------------------
     Total...........................     $  57,097    $   3,461      $     433
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


     INVESTMENT SECURITIES. Community Bank invests primarily in high-quality, short-term debt securities. Unrealized losses on debt securities are considered to be temporary. Community Bank plans to hold all of its investment securities until maturity.

     Investment securities at June 30, 1995 were $11,781,980, up only $225,169 from $11,556,811 at December 31, 1994, as monies from increased deposit balances were used primarily to fund loans and to purchase federal funds sold.

     Investment securities increased from $7,381,749 at December 31, 1993 to $11,556,811 at December 31, 1994, reflecting increased funds from deposits and sales of federal funds sold, offset in part by funding of new loans.

COMMUNITY BANK OF THE ISLANDS

TABLE 3  MATURITY OF INVESTMENT SECURITIES HELD TO MATURITY


DECEMBER 31 ,                                                     1994                                         1993
                                              -----------------------------------------   ----------------------------------------
                                                AMORTIZED           FAIR       YEAR-END       AMORTIZED          FAIR    YEAR-END
                                                    COST            VALUE        YIELD            COST           VALUE      YIELD
                                              -----------------------------------------   ----------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury. . . . . . . . . . . . . . .    $  3,705,377     $  3,669,685       4.76 %  $  1,502,964        1,516,250      4.88%
Mortgage-backed securities . . . . . . . .       2,130,740        2,065,686       7.58       1,379,930        1,438,332      6.93
U.S. Government agencies . . . . . . . . .       5,175,694        5,104,324       7.42       3,953,855        4,065,398      7.45
Other Securities . . . . . . . . . . . . .         545,000          536,699       5.00         545,000          573,692      5.00
----------------------------------------------------------------------------------------------------------------------------------
    Total securities . . . . . . . . . . .    $ 11,556,811     $ 11,376,394      6.33 %   $  7,381,749     $  7,593,672      6.63%
----------------------------------------------------------------------------------------------------------------------------------


DEPOSITS

     Average deposits for the second quarter of 1995 were $80,337,565, up from $76,360,620 for the same period of the prior year. This increase was primarily due to certificate of deposit balances which increased $5,910,541 as customers responded to higher interest rates offered on these deposits in 1995, offset by a decrease of $2,822,180 in NOW, money market and savings accounts.

     Average deposits for the year ended December 31, 1994 were $73,350,284 up from $69,978,111 in 1993, primarily reflecting growth in demand deposits as average rates paid on interest-bearing deposits generally decreased from 1993 to 1994.




COMMUNITY BANK OF THE ISLANDS

TABLE 4  MATURITY OF CDs OVER $100,000


DECEMBER 31 - DOLLARS IN THOUSANDS            BALANCE          PERCENT
1994
Three months or less.......................   $    4,491          48%
Over three to 12 months....................        2,660          28
More than 12 months........................        2,310          24
----------------------------------------------------------------------
          Total............................   $    9,461         100%
----------------------------------------------------------------------
----------------------------------------------------------------------
1993
Three months or less.......................   $    3,025          35%
Over three to 12 months....................        2,801          33
More than 12 months........................        2,730          32
----------------------------------------------------------------------
          Total............................   $    8,556         100%
----------------------------------------------------------------------
----------------------------------------------------------------------

LIQUIDITY

     Liquidity refers to the ability of a bank to meet its cash-flow requirements, operating needs, and the borrowing needs and withdrawal requirements of customers on a timely basis. A bank may achieve its desired liquidity objectives from management of assets and liabilities, and from funds provided through operations. The high concentration of its mortgage loans provides a contingent source of liquidity through securitization programs that exist today.

     Cash provided by operating activities was $1,298,658 and $682,622 during the six-month periods ended June 30, 1995 and 1994, respectively. During 1994 and 1993, $1,434,418 and $1,323,999, respectively, was generated by operating activities, primarily net interest income.

     Community Bank believes that the level of liquidity is sufficient to meet current and future liquidity needs.

CAPITAL

     The increase in stockholders' equity from $7,413,645 at December 31, 1994 to $8,363,007 at June 30, 1995 represents net income for the period ended June 30, 1995. During 1994, net income added $1,336,253 to stockholders' equity while $1,021,568 of dividends paid reduced equity. Stockholders' equity to total assets was 9.8% and 9.0% at June 30, 1995 and December 31, 1994, respectively.

     As a member of the Federal Deposit Insurance Corporation ("FDIC"), Community Bank is subject to certain capital level requirements. The rules require a bank to have a minimum total risk-based capital ratio of 8.00%, with at least half of total capital in the form of Tier I capital. The minimum leverage ratio, defined as Tier I capital divided by quarterly average assets, is 4%. See note 8 to Community Bank financial statements.

     At June 30, 1995 and December 31, 1994, Community Bank significantly exceeded all of these ratios and, in conjunction with regulatory guidelines, was considered "well capitalized" by management.

                               REGULATORY MATTERS

GENERAL

     As a bank holding company, Barnett is subject to regulation and supervision by the Federal Reserve Board under the BHC Act. The various bank subsidiaries of Barnett are subject to regulation and supervision by the state banking authorities of the states in which they are organized (in the case of state chartered banks), the Federal Reserve Board (in the case of state chartered banks that are members of the Federal Reserve System), the Office of the Comptroller of the Currency (the "OCC") (in the case of national banks), and the FDIC.

     Barnett's nonbanking activities are also supervised by the Federal Reserve Board. In addition, Barnett Banks Insurance, Inc. is subject to insurance laws and regulations of the Florida Department of Insurance. The activities of Barnett Securities, Inc. are governed by the Commission, the National Association of Securities Dealers (the "NASD"), state securities laws and the Federal Reserve Board.

     Barnett's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Barnett and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Barnett or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Barnett and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     Under Federal Reserve Board policy, Barnett is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where Barnett might not do so absent such policy. In addition, any capital loans by Barnett to any of the subsidiary banks would also be subordinate in right of payment to deposits and to certain other obligations of such subsidiary bank, including any liabilities of such bank to the FDIC under the "cross-guarantee" provisions described below.

     As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), after December 31, 1994, the FDIC may not take any action that would have the effect of increasing the losses to a deposit insurance fund by protecting depositors for more than the insured portion of deposits (generally, $100,000) or creditors other than depositors. The FDIC is also authorized by FDICIA to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment after the declaration of insolvency. Such a payment would constitute full payment and disposition of the FDIC's obligations to claimants. The rate of such final settlement payments is to be a percentage rate determined by the FDIC reflecting an average of the FDIC's receivership recovery experience.

     As a result of the provisions of law described above, in the event of the insolvency of a subsidiary bank, the FDIC could limit or prohibit dividends payable to Barnett by such Subsidiary and the Debt Securities could be treated differently from, and holders of Debt Securities could receive significantly less than holders of, deposit obligations of such a subsidiary.

FEDERAL DEPOSITOR PREFERENCE LEGISLATION

     On August 10, 1993, the Federal Deposit Insurance Act was amended to provide that in the event of the liquidation or other resolution of an insured depository institution occurring on or after such date, the claims of depositors of such institution (including claims by the FDIC as subrogee of insured depositors) are entitled to priority in payment over the claims of any other senior or general creditors of the institution, including any obligations to shareholders of such depository institution in their capacity as such.

DIVIDENDS

     The principal source of funds for Barnett is dividends paid to it by its subsidiaries. Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to Barnett. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net income, as defined by the OCC, for that year to date combined with its retained net income for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. A similar provision is imposed on Florida state banks by the Florida Banking Code and on Georgia state banks by the Financial Institutions Code of Georgia. In addition, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand. Under these provisions, Barnett's subsidiary banks could have declared, as of June 30, 1995, aggregate dividends of approximately $162 million. The payment of dividends by subsidiary banks is affected by various factors, such as the maintenance of adequate capital for such subsidiary banks as described more fully below. The Federal Reserve Board, the OCC and the FDIC have indicated that as a general matter dividends should be paid by banks only to the extent of earnings from continuing operations.


CAPITAL

     The Federal Reserve Board's risk-based capital guidelines for state member banks and bank holding companies were fully phased in at the end of 1992. Under those guidelines, the minimum ratio of total capital to risk-weighted assets is 8%. At least half of the total capital is to be comprised of common equity, retained earnings and qualifying perpetual preferred stock, after subtracting goodwill and other intangibles (with certain limited exceptions), as described below ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of perpetual debt, mandatorily convertible debt securities, a limited amount of subordinated debt, term preferred stock and a limited amount of loan loss reserves. Barnett's national banking subsidiaries are subject to similar capital requirements adopted by the OCC. In addition, the Federal Reserve Board requires a minimum leverage ratio

(Tier 1 capital to total average assets, excluding goodwill and other ineligible intangibles) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. The rule indicates that the minimum leverage ratio should be at least 1-2% higher for bank holding companies that do not have the highest rating or that are undertaking major expansion programs. The OCC has adopted substantially identical minimum leverage ratio requirements. On June 30, 1995, Barnett had a Tier 1 risk-based capital ratio of 8.72% and a total risk-based capital ratio of 11.26%. At that date, Barnett had a leverage ratio of 6.31%.

     Under the Federal Reserve Board's guidelines, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of PMSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of PMSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines) or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than PMSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment) generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies.

     On September 14, 1993, the Federal Reserve Board, the FDIC and the OCC issued a joint notice of proposed rulemaking, soliciting comments on a proposal to revise their risk-based capital standards to take account of interest rate risk. The notices propose alternative approaches for determining the additional amount of capital, if any, that may be required to compensate for interest rate risk. The first approach would reduce a depository institution's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach would assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. Barnett cannot assess at this point the impact, if any, that such proposals would have on its capital ratios.

FDICIA

     The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted in December 1991 ("FDICIA"), specifies, among other things, the following capital standard categories for depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions depending on the category in which an institution is classified. Each of the federal banking agencies has issued final uniform regulations that became effective December 19, 1992, which, among other things, define the capital levels described above. Under the final regulations, a bank is considered "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMEL rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%; and
(C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%. The applicable federal regulatory agency for a bank that is "well capitalized" may reclassify it as "adequately capitalized," or subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower capital category, if it determines that the bank is in an unsafe or unsound condition or deems the bank to be engaged in an unsafe or unsound practice and not to have corrected the deficiency. As of June 30, 1995, each of Barnett's subsidiary banks met the definition of a "well capitalized" institution.

     "Undercapitalized" depository institutions, among other things, are subject to growth limitations, are prohibited, with certain exceptions, from making capital distributions, are limited in their ability to obtain funding from a Federal Reserve Bank and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan and provide appropriate assurances of performance. If a depository institution fails to submit an acceptable plan, including if the holding company refuses or is unable to make the guarantee described in the previous sentence, it is treated as if it is "significantly undercapitalized." Failure to submit or implement an acceptable capital plan also is grounds for the appointment of a conservator or a receiver. "Significantly undercapitalized" depository institutions may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions, among other things, are prohibited from making any payments of principal and interest on subordinated debt, and are subject to the appointment of a receiver or conservator.

     Under FDICIA, the FDIC is permitted to provide financial assistance to an insured bank before appointment of a conservator or receiver only if (i) such assistance would be the least costly method of meeting the FDIC's insurance obligations, (ii) grounds for appointment of a conservator or a receiver exist or are likely to exist, (iii) it is unlikely that the bank can meet all capital standards without assistance and (iv) the bank's management has been competent, has complied with applicable laws, regulations, rules and supervisory directives and has not engaged in any insider dealing, speculative practice or other abusive activity.

     FDICIA also contains a variety of other provisions that may affect the operations of Barnett including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch. FDICIA also contains a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not "well capitalized" or are "adequately capitalized" and have not received a waiver from the FDIC.

     FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution.

     The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. The provisions of FDICIA are implemented through regulations issued by the various federal banking agencies. Although certain of those regulations were adopted in final form in 1994, others remain in proposed form. Accordingly, the effect of FDICIA on Barnett is not yet fully ascertainable.

INTERSTATE BANKING LEGISLATION

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. The law provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies will be eliminated effective as of September 29, 1995. The law will also permit interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date. Barnett anticipates that the effect of the new law will be to increase competition within the markets in which it now operates, although Barnett cannot predict the extent to which competition will increase in such markets or the timing of such increase.

ANTICOMPETITIVE EFFECTS OF THE MERGER

     It is possible that the Federal Reserve Board or the United States Department of Justice may request that Barnett or Community Bank divest certain operations in order to alleviate what such agency believes would otherwise be an adverse competitive effect. Although Barnett and Community Bank regard a request for divestiture as unlikely, neither can predict whether such divestitures will be required, or if required, what the aggregate amount of any such divestitures may be. The application to the Federal Reserve Board has not proposed any such divestiture.

                                     EXPERTS

     The audited consolidated financial statements of Barnett incorporated by reference in the Proxy Statement-Prospectus incorporated in this Form S-4 Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Price Waterhouse LLP, independent certified public accountants and are incorporated by reference herein on reliance upon the authority of said firms as experts in giving said reports.

     The financial statements of Community Bank as of December 31, 1994 and 1993, and for each of the years then ended, have been included herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Representatives of KPMG Peat Marwick LLP are expected to be available at the Community Bank Special Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                  LEGAL OPINION

     The validity of the shares of Barnett Common Stock to be issued to the shareholders of Community Bank pursuant to the Merger will be passed upon by Mahoney Adams & Criser, P.A. (a professional corporation, Jacksonville, Florida), counsel for Barnett. Marshall M. Criser, a director of Barnett, is a member of the firm of Mahoney Adams & Criser, P.A.

                                   APPENDIX A

-------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                             AND RELATED DOCUMENTS

                                  BY AND AMONG

                               BARNETT BANKS, INC.,

                                  PHANTOM BANK

                                       and

                          COMMUNITY BANK OF THE ISLANDS

                            Dated as of May 30, 1995

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Document                                                                     Tab
--------                                                                     ---

Agreement and Plan of Merger, by and among
     Barnett Banks, Inc., Phantom Bank and
     Community Bank of the Islands, dated
     as of May 30, 1995. . . . . . . . . . . . . . . . . . . . . . . . . .    1

Bank Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . .    2

Parent Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . .    3

Form of Affiliate Letter . . . . . . . . . . . . . . . . . . . . . . . . .    4

-------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               BARNETT BANKS, INC.,

                                  PHANTOM BANK

                                       and

                          COMMUNITY BANK OF THE ISLANDS

                            Dated as of May 30, 1995

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                    ARTICLE I
                                   THE MERGER

1.1.   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2.   Effective Time; Effects of the Merger . . . . . . . . . . . . . . . .   2
1.3.   Conversion of Bank Common Stock . . . . . . . . . . . . . . . . . . .   2
1.4.   Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.5.   Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.6.   Conversion of Phantom Bank Common Stock . . . . . . . . . . . . . . .   8
1.7.   Articles of Incorporation, By-laws. . . . . . . . . . . . . . . . . .   8
1.8.   Directors and Executive Officers. . . . . . . . . . . . . . . . . . .   8

                                   ARTICLE II
                               EXCHANGE OF SHARES

2.1.   Parent to Make Shares Available . . . . . . . . . . . . . . . . . . .   9
2.2.   Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BANK

3.1.   Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . .  14
3.2.   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
3.3.   Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . .  16
3.4.   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . .  18
3.5.   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
3.6.   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .  20
3.7.   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.8.   Absence of Certain Changes or Events. . . . . . . . . . . . . . . . .  22
3.9.   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.10.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.11.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
3.12.  Bank Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
3.13.  Compliance with Applicable Law. . . . . . . . . . . . . . . . . . . .  28
3.14.  Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.15.  Agreements with Regulatory Agencies . . . . . . . . . . . . . . . . .  30
3.16.  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . .  31
3.17.  State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . .  31
3.18.  Call Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

4.1.   Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . .  32
4.2.   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
4.3.   Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . .  35

4.4.   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . .  38
4.5.   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .  38
4.6.   Absence of Certain Changes or Events. . . . . . . . . . . . . . . . .  40
4.7.   SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
4.8.   Parent Information. . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.   Covenants of the Bank . . . . . . . . . . . . . . . . . . . . . . . .  42
5.2.   Covenants of Parent . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1.   Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  50
6.2.   Access to Information . . . . . . . . . . . . . . . . . . . . . . . .  51
6.3.   Stockholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . .  54
6.4.   Legal Conditions to Merger. . . . . . . . . . . . . . . . . . . . . .  54
6.5.   Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
6.6.   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . .  56
6.7.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
6.8.   Advice of Changes . . . . . . . . . . . . . . . . . . . . . . . . . .  57
6.9.   Certain Revaluations, Changes and Adjustments . . . . . . . . . . . .  58

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

7.1.   Conditions to Each Party's Obligation To Effect the Merger. . . . . .  59
7.2.   Conditions to Obligations of Parent and Phantom Bank. . . . . . . . .  60
7.3.   Conditions to Obligations of the Bank . . . . . . . . . . . . . . . .  63

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

8.1.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
8.2.   Effect of Termination; Expenses . . . . . . . . . . . . . . . . . . .  70
8.3.   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
8.4.   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
9.2.   Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . .  73

9.3.   Nonsurvival of Representations, Warranties and Agreements . . . . . .  73
9.4.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
9.5.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
9.6.   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
9.7.   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
9.8.   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  76
9.9.   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
9.10.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
9.11.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
9.12.  Assignment; No Third Party Beneficiaries. . . . . . . . . . . . . . .  77

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of May 30, 1995, by and among Barnett Banks, Inc., a Florida corporation ("Parent"), a corporation to be orga-nized under the laws of the State of Florida as a wholly owned subsidiary of Parent ("Phantom Bank") and Community Bank of the Islands, a corporation orga-nized under the laws of the State of Florida (the "Bank"). The Bank's main office is located at 2450 Periwinkle Way, Sanibel, Florida and has one branch office located at 1037 Periwinkle Way, Sanibel, Florida. Phantom Bank, upon its formation, will be located at 2450 Periwinkle Way, Sanibel, Florida. As of March 31, 1995, the Bank has capital surplus of $3,732,622 and undivided profits of $4,126,165.


                                    ARTICLE I

                                   THE MERGER

          1.1. THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Florida Banking Code (the "FBC"), at the Effective Time (as defined in Section 1.2 hereof),
Phantom Bank shall merge with and into the Bank (the "Merger").   The Bank shall
be the surviving corporation (hereinafter sometimes called the "Surviving Corpo-ration") in the Merger, and shall continue its existence as a corporation under the laws of the State of Florida. The name of the Surviving Corporation shall be Community Bank of the Islands. Upon consum-mation of the Merger, the separate existence of Phantom Bank shall terminate.

               (b) The main office of the Surviving Corporation shall be located at 2450 Periwinkle Way, Sanibel, Florida, and the Surviving Corporation shall have one branch office located at 1037 Periwinkle Way, Sanibel, Florida. The Surviving Corporation shall have trust powers.

          1.2. EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be issued by the Department of Banking and Finance of the State of Florida (the "Department") in accordance with the provisions of Section
658.45 of the FBC. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger, PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, the Effective Time shall not occur prior to November 1, 1995. At and after the Effective Time, the Merger shall have the effects set forth in Section
658.45 of the FBC.

          1.3.  CONVERSION OF BANK COMMON STOCK.

               (a) At the Effective Time, subject to Section 1.3(b) and Section 2.2(e) hereof, each share of the common stock, par value $3.00 per share, of the Bank (the "Bank Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as such term is defined in Section 1.3(c) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Ratio") of the common stock, par value $2.00 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith), determined by dividing $33.16 by the Average Closing Price (as defined below); PROVIDED, HOWEVER, that
(I) if the Average Closing Price is equal to or greater than $51.00, the Ex-change Ratio shall be .6502 (the "Minimum Exchange Ratio") and (II) subject to the provisions of the next sentence, if the Average Closing Price is equal to or less than $43.00 (the "Minimum Price"), the Exchange Ratio shall be .7712 (the "Maximum Exchange Ratio"). If the Average Closing Price is less than the Minimum Price, the Bank may elect, by action of its Board of Directors within two business days following the Valuation Period, to forego the right of the Bank's stockholders to receive Parent Common Stock in the Merger, and, in lieu thereof, each share of Bank

Common Stock otherwise exchangeable into Parent Common Stock pursuant to this
Section 1.3(a) shall instead be converted into and exchangeable for the right to receive $33.16 in cash (the "Cash Consideration"), without any interest thereon. At the close of business on the last day of the Valuation Period, Parent shall notify the Bank of the Average Closing Price. As used herein, the term "Average Closing Price" means the average closing sales price per share of Parent Common Stock on the New York Stock Exchange ("NYSE") (as reported by THE WALL STREET JOURNAL) for the 20 consecutive NYSE trading days (the "Valuation Period") ending on the fifth business day prior to the date which is scheduled to be the Closing Date. All of the shares of Bank Common Stock converted into Parent Common Stock (or cash) pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certifi-cate (each a "Certificate") previously representing any such shares of Bank Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares, or the Cash Consideration (such shares of Parent Common Stock and cash in lieu of fractional shares, or Cash Consideration, as appropriate, the "Merger Consideration"), into which the shares of Bank Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Bank Common Stock shall be exchanged for Merger Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Parent should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio, the Minimum Exchange Ratio, the Maximum Exchange Ratio and the Minimum Price shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

               (b)  Notwithstanding anything to the contrary contained in
Section 1.3(a) hereof, if at any time prior to the Closing Date, Parent reasonably determines that the transaction contemplated hereby may not, for any good faith reason (including without limitation as a result of actions taken by Parent or any of its affiliates prior to, on or subsequent to the date of this Agreement) qualify as a pooling of interests under generally accepted accounting principles ("GAAP"), Parent may at its option elect to pay to the holders of Bank Common Stock the Cash Consideration in lieu of the consideration otherwise provided for in Section 1.3(a) hereof.

               (c) Notwithstanding anything in this Agreement to the contrary, shares of Bank Common Stock which are outstanding immediately prior to the Effective

Time and which are held by any stockholder who either shall have voted such shares against the Merger or shall have delivered to the Bank, at or prior to the meeting of its stockholders for the purpose of voting on the Merger, a writ-ten notice of such stockholder's intent to dissent from the Merger with respect to such shares ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Parent Common Stock and cash in lieu of fractional shares, but, instead, the holders thereof shall be entitled to payment of the value of such Dissenting Shares in accordance with the provisions of Section 658.44 of the FBC.

          1.4. STOCK OPTIONS. (a) At the Effective Time, each option granted by the Bank to purchase shares of Bank Common Stock pursuant to any stock option plan or plans of the Bank (collectively, the "Bank Stock Plan") which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise be subject to the terms of the Bank Stock Plan):

               (i) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Bank Common Stock subject to the original op-tion and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be roun-ded down to the nearest share; and

               (ii) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Bank Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

          The duration and other terms of the new option shall be the same as the original option, except that all references to the Bank shall be deemed to be references to Parent.

               (b) Prior to the Effective Time and assuming compliance by Parent with its obligations under this Section 1.4, if requested by Parent, the Bank shall obtain the consent of each holder of Bank Options to ensure that fol-lowing the Effective Time no holder of Bank Options shall have any right to acquire any equity securities of the Bank.

          1.5. PARENT COMMON STOCK. The shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the

Merger and at the Effective Time, such shares shall remain issued and outstand-ing.

          1.6. CONVERSION OF PHANTOM BANK COMMON STOCK. At the Effective Time, each of the _______ shares of common stock, par value $___ per share, of Phantom Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of Parent, become and be converted into one share of common stock, par value $___ per share, of the Bank.

          1.7. ARTICLES OF INCORPORATION, BY-LAWS. At the Effective Time, the Articles of Incorporation and By-laws of the Bank, as in effect at the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corpo-ration. The Articles of Incorporation of the Surviving Corporation are attached hereto as Exhibit 1.7.

          1.8. DIRECTORS AND EXECUTIVE OFFICERS. The directors and executive officers of the Bank immediately prior to the Effective Time shall be the direc-tors and executive officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The names and addresses of each such director and executive officer are set forth on Exhibit 1.8 hereto.


                                   ARTICLE II

                               EXCHANGE OF SHARES

          2.1. PARENT TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the "Exchange Agent"), selected by Parent and reasonably satisfactory to the Bank, for the benefit of the hold-ers of Certificates, for exchange in accordance with this Article II, appropriate Merger Consideration (such cash and/or certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.3 and paid pursuant to Section 2.2(a) in exchange for out-standing shares of Bank Common Stock.

          2.2. EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Bank Common Stock represented by such Certificate shall have been converted pursuant to this Agreement. Upon surren-der of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

               (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After such surrender, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate. No holder of an unsur-rendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his Bank Common Stock shall have been converted.

               (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not pay-able.

               (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

               (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to voting rights or to any other rights of a share-holder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Bank who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash deter-mined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.3 hereof.

               (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Bank for six months after the Effective Time shall be paid to Parent. Any stockholders of the Bank who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their Merger Consideration deliverable in respect of each share of Bank Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if the value of such Certificate is in excess of $5,000, the posting by such person of a bond in an amount equal to such value as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

          The Bank hereby represents and warrants to Parent and Phantom Bank as follows:

          3.1. CORPORATE ORGANIZATION. The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Florida. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualifica-tion necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Bank. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection there-with have been paid when due by the Bank. The Bank has no Subsidiaries. As used in this Agreement, the term (i) "Material Adverse Effect" means, with re-spect to Parent, the Bank or Phantom Bank, as the case may be, a material ad-verse effect on the business, properties, assets, liabilities, results of opera-tions or financial condition of such party and its Subsidiaries, if any, taken as a whole, other than any such effect attributable to or resulting from any change in law, rule, regulation, GAAP or regulatory ac-counting principles, which in each case affects banking institutions or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banking insti-tutions or their holding companies generally and (ii) "Subsidiary" when used with respect to any party means any corporation, partnership or other organi-zation, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.


          3.2. CAPITALIZATION. The authorized capital stock of the Bank consists of 600,000 shares of Bank Common Stock and no shares of preferred stock. As of the date of this Agreement, there are (x) 510,784 shares of Bank Common Stock issued and outstanding and no shares of Bank Common Stock held in the Bank's treasury and (y) no shares of Bank Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 7,920 shares of Bank Common Stock reserved for issuance pursuant to the Bank Option Plans and described in Section 3.2 of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Bank Disclosure Schedule"). All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2 of the Bank Disclosure Schedule, the Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or preferred stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity securi-ty of the Bank. The names of the optionees, the date of each option to purchase Bank Common Stock granted, the number of shares of Bank Common Stock subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the applicable Bank Option Plan are set forth in Section 3.2 of the Bank Disclosure Schedule.

          3.3. AUTHORITY; NO VIOLATION. (a) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by not less than a majority of the entire Board of Directors of the Bank. The Board of Directors of the Bank has directed that this Agreement and the transactions contemplated hereby be submitted to the Bank's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Bank's stockholders, no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authoriza-tion, execution and delivery by Parent and Phantom Bank) constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Except as set forth in Section 3.3(b) of the Bank Disclosure Schedule, neither the execution and delivery of this Agreement by the Bank nor the consummation by the Bank of the transactions contemplated hereby nor compli-ance by the Bank with any of the terms or provisions hereof will (i) violate any provision of the Articles of Incorporation or By-laws of the Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termi-nation or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encum-brance upon any of the properties or assets of the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank is a party, or by which it or any of its properties or assets may be bound or af-fected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Bank.

          3.4. CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applica-tions and notices, (b) the filing of applications with the FDIC or the Federal Reserve

Board as Parent deems necessary or appropriate, under the Bank Merger Act and approval of such applications, (c) the filing of an application with the Depart-ment (the "State Banking Approval"), (d) the approval of this Agreement by the requisite vote of the stockholders of the Bank, (e) the filing of the Certif-icate of Merger with the Department pursuant to the FBC and (f) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Bank Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Bank of this Agreement and the consummation by the Bank of the Merger and the other transactions contemplated hereby.

          3.5. REPORTS. The Bank has timely filed all material reports, regis-trations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with (i) the FDIC, (ii) the Department and (iii) any other self-regulatory organization ("SRO"), and all other material reports and statements required to be filed by it since December 31, 1991, including, without limitation, any report or state-ment required to be filed pursuant to the laws, rules or regulations of the United

States, the FDIC, the Department or any SRO, and has paid all fees and assess-ments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Bank, except as set forth in Section 3.5 of the Bank Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of the Bank, investigation into the business or operations of the Bank since Decem-ber 31, 1991. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Bank.

          3.6. FINANCIAL STATEMENTS. The Bank has previously delivered to Parent copies of (a) the statements of financial condition of the Bank as of December 31 for the fiscal years 1993 and 1994, and the related statements of operations, stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to the Bank, and
(b) the unaudited statements of financial condition of the Bank as of March 31, 1995 and March 31, 1994 and the related unaudited statements of operations for the three month periods then ended. The December 31, 1994 balance sheet of the Bank (including the related notes, where applicable) fairly presents the financial position of the Bank as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements of the Bank to be included in the S-4 (as defined in Section 3.12) will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of the Bank for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applica-ble) comply, and the financial statements of the Bank to be included in the S-4 will comply, in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been, and the financial statements of the Bank to be included in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods in-volved. The books and records of the Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          3.7. BROKER'S FEES. Neither the Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contem-plated by this Agreement, except that the Bank has engaged, and will pay a fee or commission to, Allen C. Ewing & Co. in accordance with the terms of a letter agreement between Allen C. Ewing & Co. and the Bank, a true, complete and cor-rect copy of which has been previously delivered by the Bank to Parent.

          3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. 1. Since December 31, 1994, except as disclosed in the Bank's financial statements as of and for the three month period ended March 31, 1995 (copies of which were previously delivered to Parent) (i) the Bank has not incurred any material liability, except in the ordinary course of business consistent with past practice, and
(ii) no event, circumstance or condition has occurred or has failed to occur which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Bank.

               (b) Since December 31, 1994, the Bank has carried on its busi-ness in the ordinary course consistent with past practice.

               (c) Except as set forth in Section 3.8(c) of the Bank Disclosure Schedule, since December 31, 1994, the Bank has not increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1994 as previously disclosed to Parent in writing.

          3.9. LEGAL PROCEEDINGS. Except as set forth in Section 3.9 of the Bank Disclosure Schedule, the Bank is not a party to any, and there are no pending or, to the best of the Bank's knowledge, threatened, legal, administra-tive, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Bank or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Bank. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Bank or any of the assets of the Bank which has had, or could reasonably be ex-pected to have, a Material Adverse Effect on the Bank.

          3.10. TAXES. (a) Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, the Bank has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) re-quired to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete and (ii) paid in full or have made adequate provision for on the financial statements of the Bank (in accordance with GAAP) all Taxes (as hereinafter defined) and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of the Bank except for statutory liens for current Taxes not yet due. Except as set forth in Sec-tion 3.10(a) of the Bank Disclosure Schedule, the Bank has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of the Bank have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdic-tions set forth on Section 3.10(a) of the Bank Disclosure Schedule. Except as set forth in Section 3.10(a) of the Bank Disclosure Schedule, the Bank (i) is not a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code; (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); and (iii) has not filed a consent pursuant to Section 341(f) of the Code.

          (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          3.11. EMPLOYEES. (a) Section 3.11(a) of the Bank Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by the Bank or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Bank would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Bank or any ERISA Affiliate.

               (b) The Bank has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

               (c) Except as set forth in Section 3.11(c) of the Bank Disclo-sure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) no Plan is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), (iii) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Bank or any ERISA Affiliate beyond their retirement or other termination of service, (iv) neither the Bank nor any ERISA Affiliate has engaged in a transaction in connection with which the Bank or any

ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (v) there are no pending, or, to the best knowledge of the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (vi) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of the Bank or any ERISA Affiliate to severance pay, termination pay or any other payment, except as ex-pressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

          3.12. BANK INFORMATION. The information relating to the Bank to be contained in the proxy statement of the Bank relating to the meeting of the Bank's stockholders to be held in connection with the transactions contemplated hereby (the "Proxy Statement") and in the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          3.13. COMPLIANCE WITH APPLICABLE LAW. The Bank holds, and has at all times held, all material licenses, franchises, permits and authorizations neces-sary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Bank, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Bank, and the Bank has no knowledge of, and has received no notice of, any material violations of any of the above.

          3.14 CERTAIN CONTRACTS. (a) Except as set forth in Section 3.14(a) of the Bank Disclosure Schedule, the Bank is not a party to or bound by any con-tract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment

(whether of severance pay or otherwise) becoming due from Parent, the Bank, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which is a contract or agreement not termi-nable on 60 days or less notice involving the payment of more than $50,000 per annum, (iv) which materially restricts the conduct of any line of business by the Bank or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Bank Disclosure Schedule, is referred to herein as a "Bank Contract". The Bank has previously delivered to Parent true and correct copies of each Bank Contract.

               (b) Except as set forth in Section 3.14(b) of the Bank Disclosure Schedule, (i) each Bank Contract is valid and binding and in full force and effect, (ii) the Bank has in all material respects performed all obli-gations required to be performed by it to date under each Bank Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Ad-verse Effect on the Bank, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Bank under any such Bank Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Bank and (iv) no other party to such Bank Contract is, to the best knowledge of the Bank, in default in any respect thereunder.

          3.15.  AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in
Section 3.15 of the Bank Disclosure Schedule, the Bank is not subject to any cease-and-desist or other order issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with, is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive by, is not a recipient of any extraordinary supervisory letter from, and has not adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Bank Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit poli-cies, its management or its business, nor has the Bank been advised by any Gov-ernmental Entity that it is considering issuing or requesting any Regulatory Agreement.

          3.16.  UNDISCLOSED LIABILITIES.  Except (a) as set forth in Section
3.16 of the Bank Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the balance sheet of the Bank as of December 31, 1994 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1994 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Bank, the Bank has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

          3.17. STATE TAKEOVER LAWS. The Bank has taken all such actions so that the provisions of Section 607.0901 of the Florida Business Corporation Act (the "FBCA") will not apply to this Agreement or any of the transactions contem-plated hereby, and no other state takeover law imposes requirements on such Agreement or transactions which have not been satisfied.

          3.18 CALL REPORTS. The Bank has previously delivered to Parent copies of its Consolidated Reports of Condition and Income for the fiscal year ended December

31, 1994 and for the three-month period ended March 31, 1995 and, prior to the Closing will have delivered to Parent all such reports for subsequent periods simultaneously with the filing by the Bank of such reports with the FDIC (col-lectively, the "Call Reports"). The financial information contained in the Call Reports fairly presents (or will fairly present) the financial position of the Bank as of the respective dates therein set forth (in the case of balance sheet information) and the results of the operations of the Bank for the respective fiscal periods (in the case of income statement information).



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

          Parent hereby represents and warrants to the Bank as follows:

          4.1. CORPORATE ORGANIZATION. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act.

               (b) Each of Parent's Subsidiaries that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incor-poration. Each Significant Subsidiary of Parent has the corporate power and au-thority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

          4.2. CAPITALIZATION. As of the date of this Agreement, the autho-rized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.10 per share ("Parent Preferred Stock"). As of March 31, 1995, there were 97,127,142 shares of Parent Common Stock and 4,312,289 shares of Parent Preferred Stock issued and outstanding, of which 2,000,000 shares have been designated as Series A Preferred Stock, 12,289 shares have been designated as Series B Preferred Stock and 2,300,000 shares have been designated as Series C Preferred Stock. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 3,150,864 shares of Parent Common Stock were reserved for issuance pursuant to Parent's Shareholder Investment Plan, Employee Stock Purchase Plan, BEST Plan, Management Plan and Retirement Plan and described in Section 4.2 of the Disclo-sure Schedule which is being delivered by Parent to the Bank herewith (the "Parent Disclosure Schedule"), 8,998,711 shares of Parent Common Stock were re-served for issuance upon the exercise of stock options pursuant to the Parent 1989 Long Term Incentive Plan (the "Parent Stock Plan"), 750,000 shares of Parent Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 21, 1990, between Parent and The Bank of New York, as Rights Agent (the "Parent Shareholder Rights Agreement"), and 6,717,066 shares of Common Stock were re-served for issuance upon conversion of issued and out-standing shares of Parent Preferred Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly autho-rized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2 of the Parent Disclosure Schedule and the Parent Share-holder Rights Agreement, Parent does not have and is not bound by any out-standing subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          4.3. AUTHORITY; NO VIOLATION. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agree-ment and the consummation of the transactions contemplated hereby have been duly and validly approved by not less than a majority of the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authoriza-tion, execution and delivery by the Bank) constitutes a valid and binding obli-gation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether ap-plied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Except as set forth in Section 4.3(c) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Phantom Bank, nor the consummation by Parent or Phantom Bank of the transactions contemplated hereby, nor compliance by Parent or Phantom Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, or the articles of incorpora-tion or by-laws or similar governing documents of Phantom Bank or any of Parent's Significant Subsidiaries or (ii) assuming that the consents and approv-als referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Phantom Bank or any of Parent's Significant Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Phantom Bank or any of Parent's Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Phantom Bank or any of Parent's Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, con-flicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

          4.4. CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the filing of applications with the FDIC or the Federal Reserve Board as Parent deems necessary or appropriate, under the Bank Merger Act and approval of such applications, (c) the State Banking Approval and the approval of the formation of Phantom Bank by the Department, (d) the filing with the SEC of the S-4, (e) the filing of the Certificate of Merger with the Department, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (g) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Phantom Bank of this Agreement and the consummation by Parent and Phantom Bank of the transactions contemplated hereby.

          4.5. FINANCIAL STATEMENTS. Parent has previously delivered to the Bank copies of (a) the consolidated statements of financial condition of Parent and its

Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated statement of financial condition of Parent and its Subsidiaries as of March 31, 1995 and March 31, 1994 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1995 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated statement of financial condition of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods in-volved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in Section 4.6 of the Parent Disclosure Schedule, or as disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (a true, complete and correct copy of which has previously been delivered to the
Bank), since December 31, 1994, no event, circumstance or condition has occurred or has failed to occur which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Parent.

          4.7. SEC REPORTS. Parent has previously made available to the Bank an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1991 by Parent with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Parent Reports") and
(b) communication mailed by Parent to its shareholders since January 1, 1991, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          4.8. PARENT INFORMATION. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Bank) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1 COVENANTS OF THE BANK. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Bank shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice. The Bank will use its best efforts to (x) preserve its business organization intact, (y) keep available to itself and Parent the present services of the employees of the Bank and (z) preserve for itself and Parent the goodwill of the customers of the Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Bank Disclosure Sched-ule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Bank shall not:

               (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

               (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Bank;

               (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Bank Common Stock pursuant to stock options or similar rights to acquire Bank Common Stock granted pursuant to the Bank Stock Plans and outstand-ing prior to the date of this Agreement, in each case in accordance with their present terms;

               (d) amend its Articles of Incorporation, By-laws or other similar governing documents;

               (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "take-over proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Bank, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; PROVIDED, HOWEVER, that the Bank may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Bank's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations previ-ously conducted with any parties other than Parent with respect to any of the foregoing. The Bank will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). The Bank will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Bank, and the Bank will inform Parent immediately in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Bank other than the transactions contemplated or permitted by this Agreement;

               (f) make any capital expenditures other than expenses which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually and $50,000 in the aggregate;

               (g)  enter into any new line of business;

               (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Bank, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

               (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

               (j) change its methods of accounting in effect at December 31, 1994, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Bank's independent auditors;

               (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Bank and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

               (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

               (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

               (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

               (o) commit any act or omission which constitutes a material breach or default by the Bank under any Regulatory Agreement or under any material contract or material license to which the Bank is a party or by which it or its properties is bound;

               (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

               (q) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Bank is a party or by which the Bank or its properties is bound;

               (r) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of the Bank's deposits; or

               (s)  agree to do any of the foregoing.

          5.2. COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Bank, and except as set forth on Section 5.2 of the Parent Disclosure Sched-ule, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law, PROVIDED, HOWEVER, that nothing contained herein shall preclude Parent or any of its affiliates from taking in good faith any action which would preclude the Merger from qualifying as a pooling of interests or a tax-free reorganization under Section 368 of the Code if Parent elects to pay Cash Consideration pursuant to Section 1.3 hereof.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          6.1. REGULATORY MATTERS. (a) Unless Parent shall elect to pay Cash Consideration pursuant to Section 1.3 hereof, the Bank and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Bank and Parent shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Bank shall thereafter mail the Proxy Statement to its stockholders. Unless Parent shall elect to pay Cash Consider-ation pursuant to Section 1.3 hereof, Parent shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Bank shall furnish all information concerning the Bank and the holders of Bank Common Stock as may be reasonably requested in connection with any such action.

               (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and

Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (it being understood that any amend-ments to the S-4 or a resolicitation of proxies as consequence of a subsequent proposed merger, stock purchase or similar acquisition by Parent or any of its Subsidiaries shall not violate this covenant). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

               (c) Parent and the Bank shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Bank or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          6.2. ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Bank shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its proper-ties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Bank shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of applicable Federal or state banking laws (other than reports or documents which the Bank is not permitted to disclose under applicable law) and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Bank's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) All information furnished by the Bank to Parent or its representatives pursuant hereto shall be treated as the sole property of the Bank and, if the Merger shall not occur, Parent and its representatives shall return to the Bank all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Parent shall, and shall use its best efforts to cause its representatives to, keep confiden-tial all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in Parent's possession prior to the disclosure thereof by the Bank; (y) was then generally known to the public; or (z) was disclosed to Parent by a third party not known by Parent to be bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Parent is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Bank to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Parent may disclose such information to such tribunal or governmental body or agency without liability hereunder.

          (c) No investigation by Parent or its representatives shall affect the representations, warranties, covenants or agreements of the Bank set forth herein.

          6.3. STOCKHOLDER MEETING. The Bank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Bank will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its respective stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

          6.4. LEGAL CONDITIONS TO MERGER. Each of Parent and the Bank shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Bank or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (it being understood that the Bank shall be responsible for obtaining all such consents, authorizations, orders or approvals from such parties with whom it is in contractual privity), and to comply with the terms and conditions of such consent, authorization, order or approval; PROVIDED, HOWEVER, that neither Parent nor the Bank shall be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval constitutes, or is likely, in the reasonable opinion of Parent, to result in the imposition of, a Burdensome Condition.

          6.5. AFFILIATES. The Bank shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of the Bank to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by the Bank to approve this Agreement, a written agreement, in the form of Exhibit 6.5 hereto.

          6.6.  EMPLOYEE BENEFIT PLANS

          Parent agrees to use its best efforts to provide to all eligible employees of the Bank who remain employees of the Surviving Corporation following the Effective Time ("Continuing Employees") employee welfare and pension benefits substantially equivalent (in the aggregate) to those uniformly provided to employees of Parent and its Subsidiaries from time to time, PRO-VIDED, HOWEVER, that Parent shall not be required to give credit to any such Continuing Employees in respect of past service with the Bank prior to the Effective Time for any purposes under any employee benefit plan or arrangement of Parent, except for purposes of eligibility and participation (but not for purposes of vesting or benefit accrual) in Parent's 401(k), pension and flexible benefits plans and for purposes of determining vacation benefits under Parent's vacation plan. Parent shall use its best efforts to ensure that any Continuing Employees and their eligible dependents who have coverage under the Bank's existing medical plan will not be subject to any pre-existing condition re-quirement under Parent's medical insurance plan, except to the extent that such Continuing Employees and eligible dependents are currently subject to any such pre-existing condition.

          6.7. INDEMNIFICATION. (a) Following the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Bank (each, an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under Florida law and by the Articles of Incorporation and Bylaws of the Bank as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit. Parent shall guarantee the obligations of the Surviving Corporation under this Section 6.7(a) for a period of three (3) years following the Effective Time. Thereafter, the Surviving Corporation shall be solely liable for such obligations.

               (b) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          6.8. ADVICE OF CHANGES. Parent and the Bank shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or de-scribed in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Bank or Parent, as the case may be, with the respective covenants and agree-ments of such parties contained herein.

          6.9. CERTAIN REVALUATIONS, CHANGES AND ADJUSTMENTS. Prior to the Effective Time, the Bank shall, consistent with GAAP, make such additional ac-counting entries, accruals and adjustments as may be requested by Parent to conform the Bank's accounting practices and methods to those of Parent (as such practices and methods are to be applied to the Bank from and after the Closing
Date) and Parent's plan with respect to the conduct of the Bank's business following the Merger and otherwise to reflect Merger-related expenses and costs incurred by the Bank.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

          7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Bank Common Stock entitled to vote there-on.
               (b) NYSE LISTING. Unless Parent or the Bank shall have elected pursuant to Section 1.3 for the Merger Consideration to consist entirely of cash, the shares of Parent Common Stock which shall be issued to the stock-holders of the Bank upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

               (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (d) S-4. Unless Parent or the Bank shall have elected pursuant to Section 1.3 for the Merger Consideration to consist entirely of cash, the S-4 shall have become effective under the Securities Act and no stop order suspend-ing the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consumma-tion of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND PHANTOM BANK. The obli-gations of Parent and Phantom Bank to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following condi-tions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition contained in this Section 7.2(a), no effect shall be given to any exception in such represen-tations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, HOWEVER, that, for purposes of this Section 7.2(a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, repre-sent a material adverse change from the business, properties, assets, liabili-ties, financial condition or results of operations of the Bank as represented in the manner contemplated by this Section 7.2(a). Parent shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer and the Chief Financial Officer of the Bank to the foregoing effect.

               (b) PERFORMANCE OF OBLIGATIONS OF THE BANK. The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer and the Chief Financial Officer of the Bank to such effect.

               (c) CONSENTS UNDER AGREEMENTS. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable, in the reasonable good faith judgment of Parent, the consum-mation of the Merger.

               (d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

               (e) POOLING OF INTERESTS. Unless Parent or the Bank shall have elected pursuant to Section 1.3 for the Merger Consideration to consist entirely of cash, Parent shall have received a letter from Arthur Andersen LLP, addressed to Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

               (f) NO BURDENSOME CONDITION. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Parent, the Bank, the Surviving Corporation or any of their respective Subsidiaries that Parent, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable in the reasonable good faith judgment of Parent the consummation of the Merger (a "Burdensome Condition").

          (g) NON-COMPETE AGREEMENTS. Prior to the Effective Time, the directors of the Bank and Nancy Frank shall have entered into non-compete agree-ments in form and substance satisfactory to Parent prohibiting such individuals from competing with the Surviving Corporation on Sanibel Island and Captiva Island for a period of three years following the Effective Time.

          7.3. CONDITIONS TO OBLIGATIONS OF THE BANK. The obligation of the Bank to effect the Merger is also subject to the satisfaction or waiver by the Bank at or prior to the Effective Time of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition contained in this Section 7.3(a), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, HOWEVER, that, for purposes of this Section 7.3(a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, properties, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole as represented in the manner contemplated by this Section 7.3(a) and PROVIDED FURTHER, HOWEVER, that if Parent or the Bank shall elect pursuant to Section 1.3 for the Merger Consideration to consist entirely of cash, for purposes of this Section 7.3(a) Parent shall be deemed not to have made the representations and warranties contained in Sections 4.2, 4.5, 4.6, 4.7 and 4.8 hereof. The Bank shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer (or other appropriate executive officers reasonably satisfactory to the Bank) of Parent to the forego-ing effect.
               (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Bank shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer (or other appropriate executive officers reasonably satisfactory to the Bank) of Parent to such effect.

               (c) CONSENTS UNDER AGREEMENTS. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby), shall have been obtained.

               (d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

               (e) FEDERAL TAX OPINION. Unless Parent or the Bank shall have elected pursuant to Section 1.3 for the Merger Consideration to consist entirely of cash, the Bank shall have received an opinion of the Bank's Counsel, in form and substance reasonably satisfactory to the Bank, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorgani-zation within the meaning of Section 368(a) of the Code and that accordingly for federal income tax purposes:
               (i) No gain or loss will be recognized by the Bank as a result of the Merger;

               (ii) No gain or loss will be recognized by the share-holders of the Bank who exchange all of their Bank Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

               (iii) The aggregate tax basis of the Parent Common Stock received by shareholders who exchange all of their Bank Common Stock solely for Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Bank Common Stock surren-dered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Bank's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, the Bank and others, including certain shareholders of the Bank.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

          8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Bank:

               (a) by mutual consent of the Bank and Parent in a written instrument, which consent in the case of the Bank shall require a determination to do so by a vote of a majority of the members of the Bank's entire Board of Directors;

               (b) by either Parent or the Bank upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

               (c) by either Parent or the Bank if the Merger shall not have been consummated on or before January 31, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

               (d) by either Parent or the Bank (provided that the Bank shall not be in material breach of any of its obligations under Section 6.3) if any approval of the stockholders of the Bank required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

               (e) by either Parent or the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such repre-sentation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Bank) or
Section 7.3(a) (in the case of a breach of representation or warranty by Parent);
               (f) by either Parent or the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days fol-lowing receipt by the breaching party of written notice of such breach from the other party hereto; or

               (g) by Parent, if the Board of Directors of the Bank does not publicly recommend in the Proxy Statement that the Bank's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Bank shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent.

          8.2. EFFECT OF TERMINATION; EXPENSES. In the event of termination of this Agreement by either Parent or the Bank as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except

(i) Section 6.2(b) and Sections 8.2 and 9.4 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          8.3. AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Bank; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the Bank's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Bank stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or condi-tions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          9.1. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the first or last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Parent unless another time, date or place is agreed to in writing by the parties hereto, PROVIDED, HOWEVER, that the Closing Date shall not be a date earlier than November 1, 1995.

          9.2. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, subject to the Bank's consent, which consent shall not be unreasonably withheld, prior to the Effective Time, Parent shall be enti-tled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not subject any of the stockholders of the Bank to materially adverse tax conse-quences or change the amount of consideration to be received by such stockhold-ers (in each case, other than in a manner which causes Parent to pay Cash Consideration in accordance with the terms of this Agreement), (ii) be capable of consummation in as timely a manner as the structure contemplated herein and
(iii) not otherwise be prejudicial to the interests of the stockholders of the Bank. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

          9.3. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

          9.4. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Bank, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Parent and the Bank, and PROVIDED, FURTHER, HOWEVER, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement, and PROVIDED FURTHER, HOWEVER, that in the event that, following the public announcement of a takeover proposal (as defined in Section 5.1(e) hereof),(x) the Bank's stockholders fail to approve the Merger at a duly held meeting of such stockholders or at any adjournment or postponement thereof or (y) the Bank fails to duly hold a meeting of its stockholders for the purpose of voting on the Merger, then the Bank will promptly reimburse Parent and its Subsidiaries for all out-of-pocket costs and expenses incurred by Parent or any of its Subsidiaries in connection with entering into this

Agreement and carrying out any and all acts contemplated hereunder.

          9.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent, to:

                    Barnett Banks, Inc.
                    50 North Laura Street
                    Jacksonville, Florida  32202
                    Attn:  Hinton F. Nobles, Jr.

                    with a copy to:

                    Skadden, Arps Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York 10022
                    Attn:  Fred B. White, III, Esq.

       and

               (b)  if to the Bank, to:

                    Community Bank of the Islands
                    2450 Periwinkle Way
                    Sanibel, Florida  33957-3207
                    Attn:  Lyman H. Frank, III

                    with a copy to:

                    Foley & Lardner
                    200 Laura St.
                    Jacksonville, Florida  32202
                    Attn:  Luther F. Sadler, Jr., Esq.

          9.6. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 30, 1995.

          9.7. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.8. ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          9.9. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law.

          9.10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          9.11. PUBLICITY. Except as otherwise required by law, so long as this Agreement is in effect, the Bank shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Parent, which consent shall not be unreasonably withheld.

          9.12. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agree-ment nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          IN WITNESS WHEREOF, Parent, Phantom Bank and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        BARNETT BANKS, INC.

                                        By  /s/ Hinton F. Nobles, Jr.
                                          -------------------------------------
                                          Name:  Hinton F. Nobles, Jr.
                                          Title: Executive Vice President


Attest:

 /s/ Catherine C. Cosby
---------------------------
Name: Catherine C. Cosby



                                        PHANTOM BANK

                                        By /s/ Hinton F. Nobles, Jr.
                                          -------------------------------------
                                          Name:  Hinton F. Nobles, Jr.
                                          Title: Executive Vice President

Attest:

 /s/ Catherine C. Cosby
---------------------------
Name: Catherine C. Cosby

                                        COMMUNITY BANK OF THE ISLANDS


                                        By /s/ Lyman H. Frank, III
                                          -------------------------------------
                                          Name:  Lyman H. Frank, III
                                          Title: President & CEO
Attest:

/s/ Belinda Ohmer
---------------------------
Name: Belinda Ohmer
      Vice President & Cashier

                                  APPENDIX B

                       [ALLEN C. EWING & CO. LETTERHEAD]



July 25, 1995



Board of Directors
Community Bank of the Islands
2450 Periwinkle Way
Sanibel, Florida  33957-3207



Gentlemen:



You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Community Bank of the Islands ("Bank") of Sanibel, Florida, of the consideration to be paid to the shareholders of the Bank by Barnett Banks, Inc. ("Barnett") of Jacksonville, Florida. Allen C. Ewing & Co. ("Ewing") is a regional investment banking firm that has specialized in the research, trading, and provision of corporate finance services to the banking and thrift industries in Florida. Senior members and the author of this opinion have had extensive experience in providing a wide variety of services involving banking institutions for over twenty-five years.



Pursuant to the Agreement and Plan of Reorganization ("Merger Agreement") dated May 30, 1995, Barnett will offer to acquire all of the outstanding shares of the Bank by exchanging Barnett shares for shares of the Bank in accordance with the Exchange Ratio as defined in the Merger Agreement. As a result of the proposed transaction, the Bank will be merged with a subsidiary of Barnett and its shares will cease to exist.



In performing our analysis, we have, among other things:



1. Reviewed the terms of the Merger Agreement.



2. Reviewed the Call Reports for the years ended December 31, 1992, December 31, 1993, December 31, 1994, as well as the Call Report for the period ended March 31, 1995, and the annual audited financial statements prepared by KPMG Peat Marwick for the years ended 1992, 1993, and 1994



3. Reviewed the list of non-accrual loans and REO as of March 31, 1995.



4. Analyzed the financial condition of the Bank as to asset quality, earnings, capital adequacy, etc. and the market value and quality of the Bank's securities investments.

Board of Directors
Page Two
July 25, 1995




5. Discussed with management the operations and future prospects of the Company.



6. Examined the number and nature of competitive banking institutions in the Bank's marketing area.



7. Compared the Bank's financial condition and operating results to other banking institutions operating in Florida.



8. Compared the pricing ratios of the proposed Barnett transaction with recent acquisitions of companies of similar size in Florida.



In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Bank and upon representations and warranties in the Merger Agreement and have not conducted any independent verification of such information or performed any independent appraisal of the Bank's assets.



This fairness opinion is supported by the information and analysis contained in the evaluation and analysis report which has been prepared by Ewing and will be delivered to the Board of Directors of the Bank. The report contains a discussion and analysis of the Bank, a discussion of the conditions in the Florida banking industry, and a market pricing comparison with a selected group of banking transactions which we deem to be comparable to the proposed transaction.



Based upon this analysis and our knowledge of and experience in the valuation of Florida banks, it is our opinion that the consideration proposed to be paid by Barnett for the shares of Common Stock of the Bank is fair, from a financial point of view, to the shareholders of the Bank.



Ewing's opinion is directed to the Board of Directors and does not constitute a recommendation to any Bank stockholder as to how such stockholder should vote at the stockholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not in any manner address, the Bank's underlying business decision to effect the acquisition.



Very truly yours,



ALLEN C. EWING & CO.



By: /s/ Benjamin C. Bishop, Jr.
    -----------------------------------
      Benjamin C. Bishop, Jr.

                                  APPENDIX C

  658.44  APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS--



  (1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:



  (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and



  (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in
s. 607.0704.



Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.



  (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting, or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

  (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;



  (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or



  (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.



Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).



  (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.



  (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.



  (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.



  (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.



  (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.



  (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.



  (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                   APPENDIX D

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                          COMMUNITY BANK OF THE ISLANDS


                                    ARTICLE I

     The name of the Corporation shall be COMMUNITY BANK OF THE ISLANDS and its initial place of business shall be at 2450 Periwinkle Way in the City of Sanibel, in the County of Lee and the State of Florida.

                                   ARTICLE II

     The general nature of the business to be transacted by this Corporation shall be that of a general commercial banking business with trust powers and with all the rights, powers and privileges granted and conferred by the banking laws of the State of Florida regulating the organization, powers and management of Florida banking corporations.

                                   ARTICLE III

     The total number of shares authorized to be issued by the Corporation shall be Six Hundred Thousand (600,000). Such shares shall be of a single class and shall have a par value of Three Dollars ($3.00) per share. The Corporation shall begin business with at least Nine Hundred Thousand Dollars ($900,000.00) in paid-in common capital stock to be divided into Three Hundred Thousand (300,000) shares. The amount of surplus with which the Corporation will begin business will not be less than Nine Hundred Thousand

Dollars ($900,000.00), and the amount of undivided profits will be not less than One Million Two Hundred Thirteen Thousand Five Hundred Dollars ($1,213,500.00), all of which (capital stock, surplus and undivided profits) shall be paid in cash.

                                   ARTICLE IV

     The term for which said Corporation shall exist shall be perpetual unless terminated pursuant to the Florida Banking Code.

                                    ARTICLE V

     The business and affairs of this corporation shall be managed and conducted by a board of not less than five directors who shall be elected by the shareholders at their annual meeting to be held on such day in January, February, March or April of each year as is specified in the bylaws of the corporation, or at a special meeting; provided that a majority of the full board of directors may, at any time during the year following the annual meeting of shareholders in which such action has been authorized, increase the number of directors by not more than two and appoint persons to fill the resulting vacancies. The board of directors shall elect a president, who shall be a director, and one or more vice presidents and a cashier and such other officers as may be designated by the bylaws of the corporation.

                                   ARTICLE VI


     The business of this corporation shall be conducted by the following named directors:


NAME                                         STREET ADDRESS
----                                         --------------
Francis P. Bailey, Jr.                       1225 Kittiwake
                                             Sanibel, Florida  33957

Lyman H. Frank, III                          1752 Jewel Box Drive
                                             Sanibel, Florida  33957

Mary R. Goss                                 3869 West Gulf Drive
                                             Sanibel, Florida  33957

Myton W. Ireland                             632 Lighthouse Way
                                             Sanibel, Florida  33957

Stanley E. Johnson, Jr.                      5260 S. Landings Drive, #1109
                                             Fort Myers, Florida  33907

John K. Kontinos                             3706 West Gulf Drive
                                             Sanibel, Florida  33957

Thomas R. Louwers                            1195 Sandcastle
                                             Sanibel, Florida  33957

James G. Lowman                              971 Black Skimmer Way
                                             Sanibel, Florida  33957

Jerrold A. Muench                            665 Anchor Drive
                                             Sanibel, Florida  33957

Allen G. Ten Broek                           1272 Isabel Drive
                                             Sanibel, Florida  33957


                                   ARTICLE VII

     No holder of shares of any class of the capital stock of the corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the corporation, convertible into stock of the corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

                                  ARTICLE VIII

     Bylaws of this corporation may be adopted, amended or repealed by the board of directors or the shareholders except that any bylaw adopted by the shareholders shall not be amended or repealed by the board of directors if the shareholders specifically so provide.

                                   ARTICLE IX

     The corporation shall indemnify its directors and officers to the full extent permitted by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Articles of Incorporation, as amended, and the Bylaws of Barnett require the indemnification of directors and officers to the fullest extent permitted by law.

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

     Subsection (3) provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Subsection (4) provides that any indemnification under subsection (1) or
(2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection
(1) or (2) of Section 607.0850. Such determination shall be made:

          (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c)  by independent legal counsel:

               (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph
          (b); or

               (2)  if no quorum of directors can be obtained under paragraph
          (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Under subsection (6), expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Subsection (7) states that indemnification and advancement of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Subsection (9) permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

     Subsection (12) permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

     As allowed by Section 607.0850(12), Barnett Banks, Inc. maintains liability insurance covering directors and officers.

ITEM 21.  EXHIBITS.

     The exhibits listed on the Exhibit Index on page II-7 of this Registration Statement have been previously filed, are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on the 1st day of September, 1995.


                                        BARNETT BANKS, INC. (Registrant)



                                        By:                  *
                                           ------------------------------------
                                           Charles E. Rice, Chairman and
                                           Chief Executive Officer


                                        By: /s/ PATRICK J. MCCANN
                                           ------------------------------------
                                           Patrick J. McCann
                                           Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                             Title                      Date
---------                             -----                      ----


                 *                    Director                September 1, 1995
------------------------------
Walter H. Alford



                 *                    Director                September 1, 1995
------------------------------
Rita Bornstein



                 *                    Director                September 1, 1995
------------------------------
James L. Broadhead



                 *                    Director                September 1, 1995
------------------------------
Alvin R. Carpenter



                 *                    Director                September 1, 1995
------------------------------
Marshall M. Criser



                 *                    Director                September 1, 1995
------------------------------
Jack B. Critchfield



                 *                    Director                September 1, 1995
------------------------------
Remedios Diaz-Oliver



                 *                    President               September 1, 1995
------------------------------        Chief Operating
Allen L. Lastinger, Jr.               Officer and Director



/s/ Patrick J. McCann                 Controller              September 1, 1995
------------------------------        (Principal Accounting
Patrick J. McCann                     Officer)

Signature                             Title                      Date
---------                             -----                      ----


                 *                    Director                September 1, 1995
------------------------------
Clarence V. McKee



                                      Director                September 1, 1995
------------------------------
Thompson L. Rankin



                 *                    Chief Financial         September 1, 1995
------------------------------        Officer (Principal
Charles W. Newman                     Financial Officer)



                 *                    Chairman, Chief         September 1, 1995
------------------------------        Executive Officer
Charles E. Rice                       and Director
                                      (Principal Executive
                                      Officer)



                 *                    Director                September 1, 1995
------------------------------
Frederick H. Schultz



                 *                    Director                September 1, 1995
------------------------------
Stewart Turley



                 *                    Director                September 1, 1995
------------------------------
John A. Williams



/s/ Patrick J. McCann
------------------------------
Patrick J. McCann
Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                 PAGINATION/
EXHIBIT     EXHIBIT                                              NUMBERING
NUMBER      DESIGNATION                                          SYSTEM
-------     -----------                                          -----------

 (2)        Agreement and Plan of Merger dated May 30, 1995, by  Appendix A
            and among Barnett Banks, Inc., Phantom Bank (now     to Proxy
            known as Interim Bank of the Islands) and Community  Statement-
            Bank of the Islands.                                 Prospectus

 (3)(a)     Amended and Restated Articles of Incorporation of    (incorporated
            Barnett Banks, Inc.                                  by reference
                                                                 to Barnett's
                                                                 Registration
                                                                 Statement on
                                                                 Form S-3, No.
                                                                 33-59246).

 (3)(b)     Bylaws of Barnett Banks, Inc.                        (incorporated
                                                                 by reference
                                                                 to Exhibit
                                                                 (3)(b) to
                                                                 Barnett's
                                                                 Annual Report
                                                                 on Form 10-K
                                                                 for the year
                                                                 ended
                                                                 December 31,
                                                                 1994).

 (4)(a)     Rights Agreement.                                    (incorporated
                                                                 by reference
                                                                 to Exhibit
                                                                 (4)(c) to
                                                                 Barnett's
                                                                 Registration
                                                                 Statement on
                                                                 Form S-3, No.
                                                                 33-36307).

 (5) Opinion of Mahoney Adams & Criser, P.A. as to the legality of shares.


 (8) Opinion of Foley and Lardner, as to certain federal income tax matters.


 (23)(a) Consent of Arthur Andersen LLP (relating to financial statements of Barnett Banks, Inc.)


 (23)(b) Consent of Price Waterhouse LLP (relating to Financial Statements of Barnett Banks, Inc).


 (23)(c)    Consent of Mahoney Adams & Criser, P.A., counsel to
            Barnett Banks, Inc. (included in Exhibit (5)).


 (23)(d) Consent of KPMG Peat Marwick LLP (relating to financial statements of Community Bank of the Islands)

 (23)(e)    Consent of Foley & Lardner, counsel to Community
            Bank of the Islands (included in Exhibit (8)).


 (23)(f)    Consent of Allen C. Ewing & Co. (Opinion included as
            Appendix B to Proxy Statement-Prospectus).

 (24)*      Powers of Attorney.

------------------------------
* Previously filed